EXHIBIT 10.5
SENIOR SECURED REVOLVING CREDIT AGREEMENT
DATED AS OF MAY 1, 2006
by and among
REPUBLIC PROPERTY LIMITED PARTNERSHIP,
AS BORROWER,
REPUBLIC PROPERTY TRUST,
AS A GUARANTOR,
KEYBANK NATIONAL ASSOCIATION,
THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT
and
OTHER LENDERS THAT MAY BECOME
PARTIES TO THIS AGREEMENT,
KEYBANK NATIONAL ASSOCIATION,
AS AGENT,
KEYBANC CAPITAL MARKETS,
AS SOLE LEAD ARRANGER AND SOLE BOOK MANAGER,
SUNTRUST BANK,
AS SYNDICATION AGENT
AND
CHARTER ONE BANK, N.A.,
AS DOCUMENTATION AGENT

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v

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EXHIBITS AND SCHEDULES

Exhibit A	FORM OF REVOLVING CREDIT NOTE

Exhibit B	FORM OF SWING LOAN NOTE

Exhibit C	FORM OF ASSIGNMENT OF LEASES AND RENTS

Exhibit D	FORM OF JOINDER AGREEMENT

Exhibit E	FORM OF INDEMNITY AGREEMENT REGARDING HAZARDOUS MATERIALS

Exhibit F	FORM OF MORTGAGE

Exhibit G	FORM OF REQUEST FOR REVOLVING CREDIT LOAN

Exhibit H	FORM OF LETTER OF CREDIT REQUEST

Exhibit I	FORM OF BORROWING BASE CERTIFICATE

Exhibit J	FORM OF COMPLIANCE CERTIFICATE

Exhibit K	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Exhibit L	FORM OF LETTER OF CREDIT APPLICATION

Schedule 1	LENDERS AND COMMITMENTS

Schedule 1.2	ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS

Schedule 6.3	LIST OF ALL ENCUMBRANCES ON ASSETS

Schedule 6.5	NO MATERIAL CHANGES

Schedule 6.7	PENDING LITIGATION

Schedule 6.15	CERTAIN TRANSACTIONS

Schedule 6.20	ENVIRONMENTAL RELEASES

Schedule 6.20(d)	REQUIRED ENVIRONMENTAL ACTIONS

Schedule 6.21(a)	BORROWER SUBSIDIARIES

Schedule 6.21(b)	UNCONSOLIDATED AFFILIATES OF THE BORROWER AND ITS SUBSIDIARIES

Schedule 6.22	MONETARY DEFAULTS UNDER LEASES SET FORTH IN RENT ROLL

Schedule 6.23	MANAGEMENT MATERIAL AGREEMENTS

Schedule 6.25	LOAN AGREEMENTS

Schedule 7.19	RPB ASSETS

Schedule 34	TERMINATED LOAN DOCUMENTS

SENIOR SECURED REVOLVING CREDIT AGREEMENT
     THIS SENIOR SECURED REVOLVING CREDIT AGREEMENT (this “Agreement”) is made as of the 1st day of May, 2006, by and among REPUBLIC PROPERTY LIMITED PARTNERSHIP, a Delaware limited partnership (“Borrower”), REPUBLIC PROPERTY TRUST, a Maryland real estate investment trust (“RPB”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto pursuant to §18 (together with KeyBank, the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, as Agent for the Lenders (the “Agent”), and KEYBANC CAPITAL MARKETS, as Sole Lead Arranger and Sole Book Manager.
RECITALS
     WHEREAS, Borrower has requested that the Lenders provide a revolving credit facility to Borrower; and
     WHEREAS, the Agent and the Lenders are willing to provide such revolving credit facility to Borrower on and subject to the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:
§1. DEFINITIONS AND RULES OF INTERPRETATION.
          §1.0 Definitions. The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:
          Additional Commitment Request Notice. See §2.10(a).
          Additional Guarantor. Each additional Subsidiary of Borrower which becomes a Guarantor pursuant to §5.5.
          Adjusted Consolidated EBITDA. On any date of determination, the sum of (a) the Consolidated EBITDA for the two (2) fiscal quarters most recently ended less (b) the Capital Improvement Reserve for such period.
          Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote twenty percent (20%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing twenty percent (20%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.
          Agent. KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.
          Agent’s Head Office. The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.
          Agent’s Special Counsel. McKenna Long & Aldridge LLP or such other counsel as selected by Agent.
          Agreement. This Senior Secured Revolving Credit Agreement, including the Schedules and Exhibits hereto.
          Agreement Regarding Fees. See §4.2.
          Applicable Margin. On any date, the Applicable Margin set forth below based on the ratio of the Consolidated Total Indebtedness of Borrower to the Gross Asset Value of Borrower:

		Revolving
		Credit
		LIBOR Rate	Base Rate
Pricing Level	Ratio	Loans	Loans
Pricing Level 1	Less than or equal to 50%	1.15%	0.00%

Pricing Level 2	Greater than 50% but less than or equal to 55%	1.25%	0.00%

Pricing Level 3	Greater than 55% but less than or equal to 60%	1.40%	0.00%

Pricing Level 4	Greater than 60% but less than or equal to 65%	1.55%	0.25%

Pricing Level 5	Greater than 65%	1.90%	0.50%
The initial Applicable Margin shall be at Pricing Level 2. The Applicable Margin shall not be adjusted based upon such ratio, if at all, until the first (1st) day of the first (1st) month following the delivery by RPB to the Agent of the Compliance Certificate at the end of a calendar quarter. In the event that RPB shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin shall be at Pricing Level 5 until such failure is cured within any applicable cure period, in which event the Applicable Margin shall adjust, if necessary, on the first (1st) day of the first (1st) month following receipt of such Compliance Certificate.
          Appraisal. An MAI appraisal of the value of a parcel of Real Estate, determined on an “as-is” market value basis, performed by an independent appraiser selected by the Agent who is not an employee of the Borrower, the Guarantors or any of their Subsidiaries, the Agent or a Lender, the form and substance of such appraisal and the identity of the appraiser to be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Lenders and otherwise acceptable to the Agent.
          Appraised Value. The “as-is” market value of a parcel of Mortgaged Property as reflected in the then-most recent Appraisal of such Mortgaged Property, obtained pursuant to §2.11, §5.2 or §10.13; subject, however, to such reasonable adjustments to the value determined thereby as may be required by the appraisal department of the Agent in its good faith business judgment based on criteria and factors then generally used and considered by the Agent in determining the value of similar properties, which review shall be conducted prior to acceptance of such Appraisal by the Agent.
          Arranger. KeyBanc Capital Markets or any successor.
          Assignment and Acceptance Agreement. See §18.1.
          Assignment of Leases and Rents. Each of the assignments of leases and rents from the Borrower or a Subsidiary Guarantor to the Agent, as it may be modified or amended, pursuant to which there shall be assigned to the Agent for the benefit of the Lenders a security interest in the interest of the Borrower or such Subsidiary Guarantor as lessor with respect to all Leases of all or any part of each Mortgaged Property, each such assignment entered into after the date hereof to be substantially in the form of Exhibit C annexed hereto, with such changes thereto as Agent may require as a result of state law or practice.
          Assignment of Loan Documents. The Assignment and Acceptance dated of even date herewith from Goldman Sachs Mortgage Company to Agent.
          Authorized Officer. Any of the following Persons: Michael Green, Mark R. Keller and Gary R. Siegel, and such other Persons as Borrower shall designate in a written notice to Agent.
          Balance Sheet Date. December 31, 2005.
          Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.
          Base Rate. The greater of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate” or (b) one half of one percent (0.5%) above the Federal Funds Effective Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.
          Base Rate Loans. Collectively, the Revolving Credit Base Rate Loans and the Swing Loans.
          Borrower. As defined in the preamble hereto.
          Borrowing Base. The Borrowing Base for Eligible Real Estate owned by the Borrower or any Subsidiary Guarantor included in the Mortgaged Property shall be the amount which is sixty-five percent (65%) of the sum of the Appraised Values of each Mortgaged Property as most recently determined under §2.11(e), §5.2 or §10.13.
          Breakage Costs. The cost to any Lender of re-employing funds bearing interest at LIBOR (calculated based on the change in LIBOR) for the balance of an applicable Interest Period (actual or requested), incurred (or reasonably expected to be incurred) in connection with (i) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (ii) the conversion of a Revolving Credit LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which Borrower has elected a Revolving Credit LIBOR Rate Loan.
          Building. With respect to each Mortgaged Property or parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.
          Business Day. Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of Revolving Credit LIBOR Rate Loans, which also is a LIBOR Business Day.
          Capital Improvement Reserve. For any period and with respect to any improved Real Estate, an amount equal to (a) $0.30 multiplied by the Net Rentable Area in such Real Estate, multiplied by (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365. If the term Capital Improvement Reserve is used without reference to any specific Real Estate, then the amount shall be determined on an aggregate basis with respect to all Real Estate of the Borrower, Guarantors and their Subsidiaries and a proportionate share of all Real Estate of all Unconsolidated Affiliates.
          Capitalization Rate. For Real Estate located in the District of Columbia, seven percent (7.00%); for all other Real Estate, seven and three-quarters percent (7.75%).
          Capitalized Lease. A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.
          Cash Equivalents. As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having, (A) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $100,000,000.00; provided, however, that funds up to $5,000,000.00 may be deposited in EagleBank, Maryland, notwithstanding that it may not satisfy (A) and (B) above provided that EagleBank, Maryland is rated “well capitalized”, (iii) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (iv) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s.
          CERCLA. See §6.20.
          Change of Control. A Change of Control shall exist upon the occurrence of any of the following:
          (a) any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of RPB equal to at least twenty percent (20%) (or with respect to Richard Kramer and Steven Grigg and their Affiliates, an aggregate of at least forty percent (40%));
          (b) as of any date a majority of the Board of Directors or Trustees (the “Board”) of RPB consists of individuals who were not either (i) directors or trustees of RPB as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Corporate Governance and Nominating Committee of RPB, which is comprised solely of independent directors, as required by the New York Stock Exchange, and approved by a majority of the Board of RPB, which majority consisted of individuals described in clause (b)(i) above, or (iii) selected or nominated to become directors or trustees by the Corporate Governance and Nominating Committee of RPB and approved by a majority of the Board of RPB, which majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii), above (excluding, in the case of both clause (ii) and (iii) above, any individual whose initial nomination for, or assumption of office as, a member of the Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors or trustees by any Person or group other than a solicitation for the election of one or more directors or trustees by or on behalf of the Board); or
          (c) the Borrower or RPB consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by §8.4); or
          (d) RPB fails to own, directly, at least fifty-one percent (51%) of the economic, voting and beneficial interests in Borrower; or

          (e) RPB shall fail to be the sole general partner of Borrower, shall fail to own such general partnership interest in Borrower free of any lien, encumbrance or other adverse claim, or shall fail to control the management and policies of Borrower; or
          (f) Borrower fails to own directly or indirectly, free of any lien, encumbrance or other adverse claim, at least one hundred percent (100%) of the economic, voting and beneficial interest of each Subsidiary Guarantor (unless such Subsidiary Guarantor or the Mortgaged Property owned by such Subsidiary Guarantor is sold or otherwise disposed of in accordance with the terms of the Loan Documents); or
          (g) Mark R. Keller shall cease to be the Chief Executive Officer of RPB and a competent and experienced successor Chief Executive Officer shall not be reasonably approved by the Majority Lenders within six (6) months of such event.
          Closing Date. The first date on which all of the conditions set forth in §10 and §11 have been satisfied.
          Code. The Internal Revenue Code of 1986, as amended.
          Collateral. All of the property, rights and interests of the Borrower and each Guarantor which are subject to the security interests, security title, liens and mortgages created by the Security Documents, including, without limitation, the Mortgaged Properties, and the Guaranty.
          Commitment. With respect to each Lender, the amount set forth on Schedule 1 hereto as the amount of such Lender’s Commitment to make or maintain Loans (other than Swing Loans) to the Borrower, to participate in Letters of Credit for the account of the Borrower and to participate in Swing Loans to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.
          Commitment Increase. An increase in the Total Commitment to not more than $250,000,000.00 pursuant to §2.10.
          Commitment Increase Date. See §2.10(a).
          Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender’s percentage of the Total Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.
          Compliance Certificate. See §7.4(c).
          Condemnation Proceeds. All compensation, awards, damages, judgments and proceeds awarded to the Borrower or a Subsidiary Guarantor by reason of any Taking, net of all reasonable and customary amounts actually expended to collect the same.

          Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
          Consolidated EBITDA. With respect to any period, an amount equal to the EBITDA of Borrower and its Subsidiaries for such period determined on a Consolidated basis.
          Consolidated Fixed Charges. For any period, the sum of (a) Consolidated Interest Expense for such period, plus (b) all regularly scheduled principal payments made with respect to Indebtedness of RPB, the Borrower and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, plus (c) all Preferred Distributions paid during such period. Such Person’s Equity Percentage in the Fixed Charges of its Unconsolidated Affiliates shall be included in the determination of Fixed Charges.
          Consolidated Interest Expense. For any period, without duplication, (a) total Interest Expense of RPB, the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP for such period, plus (b) such Person’s Equity Percentage of Interest Expense of its Unconsolidated Affiliates for such period.
          Consolidated Tangible Net Worth. The amount by which Gross Asset Value exceeds Consolidated Total Indebtedness.
          Consolidated Total Indebtedness. All Indebtedness of RPB, the Borrower and its Subsidiaries determined on a consolidated basis and shall include (without duplication), such Person’s Equity Percentage of the Indebtedness of its Unconsolidated Affiliates.
          Construction in Progress. On a consolidated basis for Borrower and its Subsidiaries, the sum of all cash expenditures for land and improvements (including indirect costs internally allocated and development costs) in accordance with GAAP on properties that are under construction or with respect to which construction is reasonably scheduled to commence within twelve (12) months of the relevant determination. For the purposes of calculating Construction in Progress of Borrower and its Subsidiaries with respect to properties under construction of Unconsolidated Affiliates, the Construction in Progress of Borrower and its Subsidiaries shall be the lesser of (a) the Investment of Borrower or its Subsidiary in the applicable Unconsolidated Affiliate or (b) the Borrower’s or such Subsidiary’s pro rata share (based upon the Equity Percentage of such Person in such Unconsolidated Affiliate) of such Unconsolidated Affiliate’s Construction in Progress.
          Contribution Agreement. That certain Contribution Agreement dated of even date herewith among the Borrower, the Guarantors and each Additional Guarantor which may hereafter become a party thereto, as the same may be modified, amended or ratified from time to time.
          Conversion/Continuation Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.
          Debt Offering. The issuance and sale by the Borrower or any Guarantor of any debt securities of the Borrower or such Guarantor.

          Default. See §12.1.
          Default Rate. See §4.12.
          Delinquent Lender. See §14.5(c).
          Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.
          Derivatives Termination Value. In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).
          Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of RPB, the Borrower, or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of RPB, the Borrower or any of their respective Subsidiaries now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of RPB, the Borrower, or any of their respective Subsidiaries now or hereafter outstanding.
          Dollars or $. Dollars in lawful currency of the United States of America.
          Domestic Lending Office. Initially, the office of each Lender designated as such on Schedule 1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

          Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Maturity Date is converted in accordance with §4.1.
          EBITDA. With respect to a Person for any period (without duplication): (a) net income (or loss) of such Person for such period determined on a consolidated basis (prior to any impact of adjustments for minority interests in such Person) in accordance with GAAP, exclusive of the following (but only to the extent included in the determination of such net income (loss)): (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; and (iv) extraordinary or non-recurring gains and losses; plus (b) such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of all intangibles, without duplication, pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001.
          Eligible Real Estate. Real Estate:
          (a) which is wholly-owned in fee (or a ground lease acceptable to the Agent in its reasonable discretion) by the Borrower or a Subsidiary Guarantor;
          (b) which is located within the contiguous 48 States of the continental United States or the District of Columbia, excluding those States which prescribe a “single-action” or similar rule limiting the rights of creditors secured by real property, which exclusion shall apply, without limitation, to the States of California and Washington except to the extent such exclusion is waived in writing by the Required Lenders with respect to a specific parcel of Real Estate;
          (c) which is improved by an income-producing office property;
          (d) as to which all of the representations set forth in §6 of this Agreement concerning Mortgaged Property are true and correct;
          (e) as to which the Agent and the Required Lenders, as applicable, have received and approved all Eligible Real Estate Qualification Documents, or will receive and approve them prior to inclusion of such Real Estate as a Mortgaged Property; and
          (f) as to which, notwithstanding anything to the contrary contained herein, but subject to the last sentence of §5.3(a), the Agent and the Required Lenders have approved for inclusion in the Borrowing Base.
          Eligible Real Estate Qualification Documents. See Schedule 1.2 attached hereto.
          Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by either of the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.
          Environmental Engineer. ATC Associates, Inc., EMG or another firm of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agent in its reasonable discretion.
          Environmental Laws. As defined in the Indemnity Agreements.
          Equity Interests. With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
          Equity Offering. The issuance and sale after the Closing Date by RPB, the Borrower or any Subsidiary of Borrower of any equity securities of such Person.
          Equity Percentage. The aggregate ownership percentage of the Borrower, the other Guarantors or their respective Subsidiaries in each Unconsolidated Affiliate.
          ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.
          ERISA Affiliate. Any Person which is treated as a single employer with the Borrower, the Guarantors or their respective Subsidiaries under §414 of the Code.
          ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.
          Event of Default. See §12.1.
          Federal Funds Effective Rate. For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”
          Funds from Operations. With respect to any Person for any period, an amount equal to the Net Income (or Loss) of such Person for such period, computed in accordance with GAAP, excluding gains (or losses) from extraordinary items or non-recurring gains or losses (but including gains or losses on sales of Real Estate in the ordinary course of business, e.g. build to suits), plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be recalculated to reflect funds from operations on the same basis.
          GAAP. Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles.
          Gross Asset Value. On a consolidated basis for the Borrower and its Subsidiaries, Gross Asset Value shall mean the sum of (without duplication with respect to any Real Estate):
               (i) with respect to any Real Estate owned by the Borrower or any of its Subsidiaries as of the Closing Date (excluding any Real Estate included within clauses (iii) or (v) of this definition), an amount equal to the product of (x) the Net Operating Income attributable to such Real Estate for the period of the two (2) consecutive calendar quarters just ended prior to the date of determination times (y) two (2) (which is the annualization factor) divided by (z) the applicable Capitalization Rate; plus
               (ii) with respect to any Real Estate acquired by the Borrower or any of its Subsidiaries after the Closing Date (excluding any Real Estate included within clauses (iii) or (v) of this definition), the lesser of (x) the acquisition cost of such Real Estate determined in accordance with GAAP and (y) (A) the Net Operating Income attributable to such Real Estate for the period of the two (2) calendar quarters just ended prior to the date of determination times (B) two (2) (which is the annualization factor) divided by (C) 6.50% (which is the capitalization rate) (the calculation pursuant to this clause (ii) shall, with respect to any Real Estate, be performed only once at the time of acquisition of such Real Estate); plus
               (iii) Construction in Progress as of the date of determination, until, as to each parcel of Real Estate included in Construction in Progress, the earlier of (x) the one (1) year anniversary date of the issuance of a temporary or permanent certificate of occupancy (whichever occurs first) for such Real Estate and (y) the first day of the first calendar quarter after such Real Estate achieves eighty-five percent (85%) occupancy by tenants paying rent under executed leases; plus
               (iv) the aggregate amount of all Unrestricted Cash and Cash Equivalents of Borrower and its Subsidiaries as of the date of determination; plus
               (v) the acquisition cost of Land Assets determined in accordance with GAAP.
Gross Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the two (2) calendar quarters most recently ended prior to a date of determination. All income, expense and value associated with Real Estate disposed of during the two (2) calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations. Additionally, without limiting or affecting any other provision hereof, Gross Asset Value shall not include any income or value associated with Real Estate which is not operated or intended to be operated principally as an office property (provided such property may have ancillary supporting retail). Gross Asset Value will be adjusted to include an amount equal to the Borrower’s or any of its Subsidiaries’ pro rata share (based upon such Person’s Equity Percentage in such Unconsolidated Affiliate) of the Gross Asset Value attributable to any Real Estate owned by such Unconsolidated Affiliate.
          Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.
          Guarantors. Collectively, RPB, the Subsidiary Guarantors and each Additional Guarantor, and individually any one of them.
          Guaranty. The Unconditional Guaranty of Payment and Performance dated of even date herewith made by RPB, and the Subsidiary Guarantors in favor of the Agent and the Lenders, as the same may be modified, amended or ratified, such Guaranty to be in form and substance satisfactory to the Agent.
          Hazardous Substances. As defined in the Indemnity Agreements.
          Implied Debt Service. On any date of determination, an amount equal to the annual principal and interest payment sufficient to amortize in full during a thirty (30) year period, a loan in an amount equal to the sum of the aggregate principal balance of Loans and Letters of Credit Liabilities as of such date, calculated using an interest rate equal to one and one half percent (1.5%) plus the greater of (a) the then current annual yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination as determined by the Agent and (b) five percent (5.0%).
          Increase Notice. See §2.10(a).
          Indebtedness. With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than one hundred eighty (180) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligation of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests), (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (h) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (j) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage in such Unconsolidated Affiliates) of any Unconsolidated Affiliate of such Person. “Indebtedness” shall be adjusted to remove any impact of intangibles pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001.
          Indemnity Agreements. Each of the Indemnity Agreements Regarding Hazardous Materials now or hereafter made by the Borrower and Guarantors in favor of the Agent and the Lenders, as the same may be modified, amended or ratified, pursuant to which the Borrower and each Guarantor agree to indemnify the Agent and the Lenders with respect to Hazardous Substances and Environmental Laws, each such agreement entered into after the date hereof to be substantially in the form of Exhibit E annexed hereto.
          Insurance Proceeds. All insurance proceeds, damages and claims and the right thereto under any insurance policies relating to any portion of any Collateral, net of all reasonable and customary amounts actually expended to collect the same.
          Interest Expense. For any period, without duplication, (a) total interest expense incurred (both expensed and capitalized) of the Borrower, the Guarantors and their respective Subsidiaries, including the portion of rents payable under a Capitalized Lease allocable to interest expense in accordance with GAAP (but excluding capitalized interest funded under a construction loan interest reserve account), determined on a consolidated basis in accordance with GAAP for such period, plus (b) the Borrower’s, the Guarantors’ and their respective Subsidiaries’ Equity Percentage of Interest Expense of their Unconsolidated Affiliates for such period.
          Interest Payment Date. As to each Loan, the tenth (10th) day of each calendar month during the term of such Loan.
          Interest Period. With respect to each Revolving Credit LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such Revolving Credit LIBOR Rate Loan and ending one, two, three or six months thereafter (provided, however, until the completion of the syndication of the Loan as determined by Agent, the interest period for any

Revolving Credit LIBOR Rate Loan shall be one month), and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
               (i) if any Interest Period with respect to a Revolving Credit LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London;
               (ii) if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested a conversion of the affected Revolving Credit LIBOR Rate Loan to a Base Rate Loan on the last day of the then current Interest Period with respect thereto;
               (iii) any Interest Period pertaining to a Revolving Credit LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and
               (iv) no Interest Period relating to any Revolving Credit LIBOR Rate Loan shall extend beyond the Maturity Date.
          Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.
          Issuing Lender. KeyBank, in its capacity as the Lender issuing the Letters of Credit and any successor thereto.

          Joinder Agreement. The Joinder Agreement with respect to the Guaranty, Contribution Agreement and Indemnity Agreement to be executed and delivered pursuant to §5.5 by any Additional Guarantor, such Joinder Agreement to be substantially in the form of Exhibit D hereto.
          KeyBank. As defined in the preamble hereto.
          Land Assets. Land with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following twelve (12) months.
          Lease Summaries. Summaries or abstracts of the material terms of the Leases. Such Lease Summaries shall be in form and substance reasonably satisfactory to the Agent.
          Leases. Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate.
          Lenders. KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18).
          Letter of Credit. Any standby letter of credit issued at the request of the Borrower and for the account of the Borrower in accordance with §2.9.
          Letter of Credit Liabilities. At any time and in respect of any Letter of Credit, the sum of (a) the maximum face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan). For purposes of this Agreement, a Lender (other than the Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.9, and the Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Lender acting as the Issuing Lender of their participation interests under such Section.
          Letter of Credit Request. See §2.9(a).
          LIBOR. For any Revolving Credit LIBOR Rate Loan for any Interest Period, the average rate (rounded upwards to the nearest 1/16th) as shown in Dow Jones Markets (formerly Telerate) (Page 3750) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. If Dow Jones Markets no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Loans shall accrue interest at the Base Rate plus the Applicable Margin. For any period during which a Reserve Percentage shall apply, LIBOR with respect to Revolving Credit LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.
          LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.
          LIBOR Lending Office. Initially, the office of each Lender designated as such on Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining Revolving Credit LIBOR Rate Loans.
          Lien. See §8.2.
          Loan Documents. This Agreement, the Notes, the Letter of Credit Request, the Security Documents and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or any Guarantor in connection with the Loans.
          Loan Request. See §2.6.
          Loan and Loans. An individual loan or the aggregate loans (including a Revolving Credit Loan (or Loans) and a Swing Loan (or Loans)), as the case may be, to be made by the Lenders hereunder. All Loans shall be made in Dollars. Amounts drawn under a Letter of Credit shall also be considered Loans as provided in §2.9(f).
          Major Tenant. A tenant of the Borrower or any Subsidiary Guarantor which leases space in a Mortgaged Property pursuant to a Lease which entitles it to occupy 10,000 square feet or more.
          Majority Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is greater than fifty percent (50%) of the Total Commitment; provided that in determining said percentage at any given time, all then existing Delinquent Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Delinquent Lenders.
          Management Agreements. Agreements, whether written or oral, providing for the management of the Mortgaged Properties or any of them.
          Material Adverse Effect. A material adverse effect on (a) the business activities, properties, assets, financial condition or results of operations of RPB, the Borrower and its Subsidiaries considered as a whole, individually or in the aggregate with other events in excess of $10,000,000.00 of value; (b) the ability of Borrower or any Guarantor to perform any of its obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of Agent or the Lenders thereunder.

          Maturity Date. May 1, 2009, as the same may be extended by Borrower as provided in §2.11, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.
          Moody’s. Moody’s Investor Service, Inc.
          Mortgaged Property or Mortgaged Properties. The Eligible Real Estate owned or leased pursuant to a ground lease approved by the Agent, by the Borrower or a Subsidiary Guarantor which is security for the Obligations pursuant to the Mortgages.
          Mortgages. The Mortgages, Deeds to Secure Debt and/or Deeds of Trust from the Borrower or a Subsidiary Guarantor to the Agent for the benefit of the Lenders (or to trustees named therein acting on behalf of the Agent for the benefit of the Lenders), as the same may be modified or amended, pursuant to which the Borrower or a Subsidiary Guarantor has conveyed or granted a mortgage lien upon or a conveyance in fee simple (or of a leasehold, if applicable) of a Mortgaged Property as security for the Obligations, each such mortgage entered into after the date hereof to be substantially in the form of Exhibit F annexed hereto, with such changes thereto as Agent may require as a result of state law or practice.
          Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.
          Net Income (or Loss). With respect to any Person (or any asset of any Person) for any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.
          Net Offering Proceeds. The gross cash proceeds received by RPB, the Borrower or any of its Subsidiaries as a result of an Equity Offering less the customary and reasonable costs, expenses and discounts paid by RPB, Borrower or such Subsidiary in connection therewith.
          Net Operating Income. For any Real Estate and for a given period, an amount equal to the sum of (a) the rents and other revenues for such Real Estate for such period received in the ordinary course of business (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid or accrued and related to the ownership, operation or maintenance of such Real Estate for such period, including, but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Real Estate, but specifically excluding general overhead expenses of the Borrower and its Subsidiaries and any property management fees), minus (c) the Capital Improvement Reserve for such Real Estate as of the end of such period, minus (d) the greater of (i) actual property management expenses of such Real Estate or (ii) an amount equal to three percent (3.0%) of the gross revenues from such Real Estate. For purposes of calculating the Net Operating Income of any Real Estate, if such Real Estate is owned, in whole or in part, by one or more Unconsolidated Affiliates of the Borrower or a Guarantor, such Net Operating Income of such Unconsolidated Affiliates attributable to the Borrower or such Guarantor shall be an amount equal to the Borrower’s or such Guarantor’s Equity Percentage thereof. Net Operating Income shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of all intangibles, without duplication, pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001.
          Net Rentable Area. With respect to any Real Estate, the floor area of any buildings, structures or improvements available for leasing to tenants determined in accordance with the Rent Roll for such Real Estate, the manner of such determination to be reasonably consistent for all Real Estate of the same type unless otherwise approved by the Agent.
          Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the Real Property securing such Non-Recourse Indebtedness, (iii) arise from the presence of Hazardous Substances on the Real Property securing such Non-Recourse Indebtedness; or (iv) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document).
          Non-Recourse Indebtedness. Indebtedness of the Borrower, its Subsidiaries or a Unconsolidated Affiliate which is secured by one or more parcels of Real Estate (other than a Mortgaged Property) or interests therein and which is not a general obligation of the Borrower or such Subsidiary or Unconsolidated Affiliate, the holder of such Indebtedness having recourse solely to the parcels of Real Estate, or interests therein, securing such Indebtedness, the leases thereon and the rents, profits and equity thereof (except for recourse against the general credit of the Borrower or its Subsidiaries or an Unconsolidated Affiliate for any Non-Recourse Exclusions), provided that in calculating the amount of Non-Recourse Indebtedness at any time, the amount of any Non-Recourse Exclusions which are the subject of a claim shall not be included in the Non-Recourse Indebtedness but shall constitute recourse Indebtedness. Non-Recourse Indebtedness shall also include Indebtedness of a Subsidiary of Borrower that is not a Guarantor or of an Unconsolidated Affiliate which is a special purpose entity that is recourse solely to such Subsidiary or Unconsolidated Affiliate, which is not cross-defaulted to other Indebtedness of the Borrower and the Guarantors and which does not constitute Indebtedness of any other Person (other than such Subsidiary or Unconsolidated Affiliate which is the borrower thereunder).
          Notes. Collectively, the Revolving Credit Notes and the Swing Loan Note.
          Notice. See §19.
          Obligations. All indebtedness, obligations and liabilities of the Borrower or any Guarantor to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes or the Letters of Credit, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.
          OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America.
          Off-Balance Sheet Obligations. Liabilities and obligations of RPB, the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which RPB would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of RPB’s report on Form 10-Q or Form 10-K (or their equivalents) which RPB is required to file with the SEC (or any Governmental Authority substituted therefore). As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).
          Original Loan Agreement. The “Loan Agreement”, as defined in the Assignment of Loan Documents.
          Original Note. The “Note”, as defined in the Assignment of Loan Documents.
          Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination. With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.
          Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.
          PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.
          Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.
          Person. Any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.
          Plan Assets. Assets of any employee benefit plan subject to Part 4, Subtitle A, Title I of ERISA.
          Potential Collateral. Any property of the Borrower or a Subsidiary Guarantor which is not at the time included in the Collateral and which consists of (i) Eligible Real Estate, or (ii) Real Estate which is capable of becoming Eligible Real Estate through the approval of the Required Lenders and the completion and delivery of Eligible Real Estate Qualification Documents.

          Preferred Distributions. For any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by RPB, the Borrower or any of its Subsidiaries. Preferred Distributions shall not include dividends or distributions (a) paid or payable solely in Equity Interests of identical class payable to holders of such class of Equity Interests; (b) paid or payable to the Borrower or any of its Subsidiaries; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
          Preferred Securities. With respect to any Person, Equity Interests in such Person, which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.
          Pricing Level. Such term shall have the meaning established within the definition of Applicable Margin.
          RPB. As defined in the preamble hereto.
          Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower, any Guarantor or any of their respective Subsidiaries, including, without limitation, the Mortgaged Properties.
          Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.
          Register. See §18.2.
          REIT Status. With respect to RPB, its status as a real estate investment trust as defined in §856(a) of the Code.
          Release. See §6.20(c)(iii).
          Rent Roll. A report prepared by the Borrower showing for each Mortgaged Property owned or leased by Borrower or a Subsidiary Guarantor, its occupancy, lease expiration dates, lease rent and other information in substantially the form presented to Agent prior to the date hereof or in such other form as may be reasonably acceptable to the Agent.
          Required Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than sixty-six and 7/10 percent (66.7%) of the Total Commitment; provided that in determining said percentage at any given time, all then existing Delinquent Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Delinquent Lenders.
          Reserve Percentage. For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other federal or state governmental or quasi-governmental authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.
          Revolving Credit Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.
          Revolving Credit LIBOR Rate Loans. Revolving Credit Loans bearing interest calculated by reference to LIBOR.
          Revolving Credit Loan or Loans. An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of $150,000,000.00 (subject to increase as provided in §2.10) to be made by the Lenders hereunder as more particularly described in §2. Amounts drawn under a Letter of Credit shall also be considered Revolving Credit Loans as provided in §2.9(f).
          Revolving Credit Notes. See §2.1(b).
          SEC. The federal Securities and Exchange Commission.
          Security Documents. Collectively, the Guaranty, the Joinder Agreements, the Mortgages, the Assignments of Leases and Rents, the Indemnity Agreements, UCC-1 financing statements and any further collateral assignments to the Agent for the benefit of the Lenders.
          S&P. Standard & Poor’s Ratings Group.
          State. A state of the United States of America and the District of Columbia.
          Subordination, Attornment and Non-Disturbance Agreement. An agreement among the Agent, the Borrower or a Subsidiary Guarantor and a tenant under a Lease pursuant to which such tenant agrees to subordinate its rights under the Lease to the lien or security title of the applicable Mortgage and agrees to recognize the Agent or its successor in interest as landlord under the Lease in the event of a foreclosure under such Mortgage, and the Agent agrees to not disturb the possession of such tenant, such agreement to be in form and substance reasonably satisfactory to Agent.
          Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.
          Subsidiary Guarantors. RPT Presidents Park LLC, Presidents Park I LLC, Presidents Park II LLC, Presidents Park III LLC, RKB Dulles Tech LLC, each a Delaware limited liability company, and any Additional Guarantor that is the direct or indirect owner of a Mortgaged Property.
          Survey. An instrument survey of each parcel of Mortgaged Property prepared by a registered land surveyor which shall show the location of all buildings, structures, easements and utility lines on such property, shall be sufficient to remove the standard survey exception from the Title Policy, shall show that all buildings and structures are within the lot lines of the Mortgaged Property and shall not show any encroachments by others (or to the extent any encroachments are shown, such encroachments shall be acceptable to the Agent in its reasonable discretion), shall show rights of way, adjoining sites, establish building lines and street lines, the distance to and names of the nearest intersecting streets and such other details as the Agent may reasonably require; and shall show whether or not the Mortgaged Property is located in a flood hazard district as established by the Federal Emergency Management Agency or any successor agency or is located in any flood plain, flood hazard or wetland protection district established under federal, state or local law and shall otherwise be in form and substance reasonably satisfactory to the Agent.
          Surveyor Certification. With respect to each parcel of Mortgaged Property, a certificate executed by the surveyor who prepared the Survey with respect thereto, dated as of a recent date and containing such information relating to such parcel as the Agent or the Title Insurance Company may reasonably require, such certificate to be reasonably satisfactory to the Agent in form and substance.
          Swing Loan. See §2.4(a).
          Swing Loan Lender. KeyBank, in its capacity as Swing Loan Lender and any successor thereof.
          Swing Loan Commitment. The sum of $30,000,000.00, as the same may be changed from time to time in accordance with the terms of this Agreement.
          Swing Loan Note. See §2.4(b).
          Taking. The taking or appropriation (including by deed in lieu of condemnation) of any Mortgaged Property, or any part thereof or interest therein, whether permanently or temporarily, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain.
          Title Insurance Company. Lawyers Title Insurance Corporation and/or any other title insurance company or companies approved by the Agent and the Borrower.
          Title Policy. With respect to each parcel of Mortgaged Property, an ALTA standard form title insurance policy (or, if such form is not available, an equivalent, legally promulgated form of mortgagee title insurance policy reasonably acceptable to the Agent) issued by a Title Insurance Company (with such reinsurance as the Agent may reasonably require, any such reinsurance to be with direct access endorsements to the extent available under applicable law) in an amount as the Agent may reasonably require based upon the fair market value of the applicable Mortgaged Property insuring the priority of the Mortgage thereon and that the Borrower or a Subsidiary Guarantor, as applicable, holds marketable fee simple title to or a valid and subsisting leasehold interest in such parcel, subject only to the encumbrances acceptable to Agent in its reasonable discretion and which shall not contain standard exceptions for mechanics liens, persons in occupancy (other than tenants as tenants only under Leases) or matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Agent in its reasonable discretion, and shall contain (a) a revolving credit endorsement and (b) such other endorsements and affirmative insurance as the Agent may reasonably require and is available in the State in which the Real Estate is located, including but not limited to (i) a comprehensive endorsement, (ii) a variable rate of interest endorsement, (iii) a usury endorsement, (iv) a doing business endorsement, (v) an ALTA form 3.1 zoning endorsement, (vi) a “tie-in” endorsement relating to all Title Policies issued by such Title Insurance Company in respect of other Mortgaged Property, (vii) a “first loss” endorsement, and (viii) a utility location endorsement.
          Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time.
          Type. As to any Loan, its nature as a Base Rate Loan or a Revolving Credit LIBOR Rate Loan.
          Unconsolidated Affiliate. In respect of any Person, any other Person in whom such Person holds an Investment, (a) which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, or (b) which is not a Subsidiary of such first Person.
          Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow, reserves or Liens or claims of any kind in favor of any Person.
     §1.2 Rules of Interpretation.
          (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.
          (b) The singular includes the plural and the plural includes the singular.
          (c) A reference to any law includes any amendment or modification of such law.
          (d) A reference to any Person includes its permitted successors and permitted assigns.

          (e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.
          (f) The words “include”, “includes” and “including” are not limiting.
          (g) The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.
          (h) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.
          (i) Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.
          (j) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.
          (k) In the event of any change in generally accepted accounting principles after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Borrower or Agent, the Borrower, the Guarantors, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower and the Guarantors as in effect prior to such accounting change, as determined by the Required Lenders in their good faith judgment. Until such time as such amendment shall have been executed and delivered by the Borrower, Guarantors, the Agent and the Required Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.
§2. THE REVOLVING CREDIT FACILITY.
     §2.1 Revolving Credit Loans.
          (a) Subject to the terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to the Borrower, and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.6, such sums as are requested by the Borrower for the purposes set forth in §2.8 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) such Lender’s Commitment and (ii) such Lender’s Commitment Percentage of the sum of (A) the Borrowing Base minus (B) the sum of (1) the amount of all outstanding Revolving Credit

Loans and Swing Loans and (2) the aggregate amount of Letter of Credit Liabilities; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested), Swing Loans and Letter of Credit Liabilities shall not at any time exceed the Total Commitment or cause a violation of the covenant set forth in §9.1. The Revolving Credit Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of Borrower set forth in §10 and §11 have been satisfied on the date of such request. The Agent may assume that the conditions in §10 and §11 have been satisfied unless it receives prior written notice from a Lender that such conditions have not been satisfied. No Lender shall have any obligation to make Revolving Credit Loans to Borrower in the maximum aggregate principal outstanding balance of more than the principal face amount of its Revolving Credit Note.
          (b) The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (collectively, the “Revolving Credit Notes”), dated of even date with this Agreement (except as otherwise provided in §18.3) and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Lender in the principal amount equal to such Lender’s Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.
     §2.2 Facility Unused Fee. The Borrower agrees to pay to the Agent for the account of the Lenders in accordance with their respective Commitment Percentages a facility unused fee calculated at the rate per annum as set forth below on the average daily amount by which the Total Commitment exceeds the outstanding principal amount of Loans and the face amount of Letters of Credit Outstanding during each calendar quarter or portion thereof commencing on the date hereof and ending on the Maturity Date. The facility unused fee shall be calculated for each day based on the ratio (expressed as a percentage) of (a) the average daily amount of the outstanding principal amount of the Loans and the face amount of Letters of Credit Outstanding during such quarter to (b) the Total Commitment, and if such ratio is less than fifty percent (50%), the facility unused fee shall be payable at the rate of 0.20%, and if such ratio is equal to or greater than fifty percent (50%), the facility unused fee shall be payable at the rate of 0.125%. The facility unused fee shall be payable quarterly in arrears on the tenth (10th) day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Commitments shall be reduced or shall terminate as provided in §2.3, with a final payment on the Maturity Date.

     §2.3 Reduction and Termination of the Commitments. The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce by $5,000,000 or an integral multiple of $1,000,000 in excess thereof (provided that in no event shall the Total Commitment be reduced in such manner to an amount less than $97,500,000.00) or to terminate entirely the unborrowed portion of the Commitments (provided that such termination would not result in the Total Commitment being reduced to an amount less than $97,500,000.00), whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.8; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Revolving Credit Loans, the Outstanding Swing Loans and the Letter of Credit Liabilities would exceed the Commitments of the Lenders as so terminated or reduced. Promptly after receiving any notice from the Borrower delivered pursuant to this §2.3, the Agent will notify the Lenders of the substance thereof. Any reduction of the Commitments shall also result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the maximum amount of Swing Loans and Letters of Credit. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Lenders the full amount of any facility fee under §2.2 then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.
     §2.4 Swing Loan Commitment.
          (a) Subject to the terms and conditions set forth in this Agreement, Swing Loan Lender agrees to lend to the Borrower (the “Swing Loans”), and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the date which is five (5) Business Days prior to the Maturity Date upon notice by the Borrower to the Swing Loan Lender given in accordance with this §2.4, such sums as are requested by the Borrower for the purposes set forth in §2.8 in an aggregate principal amount at any one time outstanding not exceeding the Swing Loan Commitment; provided that in all events (i) no Default or Event of Default shall have occurred and be continuing; (ii) no Lender shall be a Delinquent Lender (provided Swing Loan Lender may, in its sole discretion, be entitled to waive this condition); and (iii) the outstanding principal amount of the Loans (after giving effect to all amounts requested) plus Letter of Credit Liabilities shall not at any time exceed the lesser of (A) the Total Commitment or (B) the Borrowing Base. Swing Loans shall constitute “Loans” for all purposes hereunder. The funding of a Swing Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in §10 and §11 have been satisfied on the date of such funding. The Swing Loan Lender may assume that the conditions in §10 and §11 have been satisfied unless Swing Loan Lender has received written notice from a Lender that such conditions have not been satisfied. Each Swing Loan shall be due and payable within five (5) Business Days of the date such Swing Loan was provided and Borrower hereby agrees (to the extent not repaid as contemplated by §2.4(d) below) to repay each Swing Loan on or before the date that is five (5) Business Days from the date such Swing Loan was provided.
          (b) The Swing Loans shall be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit B hereto (the “Swing Note”), dated the date of this Agreement and completed with appropriate insertions. The Swing Loan Note shall be payable to the order of the Swing Loan Lender in the principal face amount equal to the Swing Loan Commitment and shall be payable as set forth below. The Borrower irrevocably authorizes the Swing Loan Lender to make or cause to be made, at or about the time of the Drawdown Date of any Swing Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Swing Loan Lender’s Record reflecting the making of such Swing Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Swing Loans set forth on the Swing Loan Lender’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Swing Loan Lender, but the failure to record, or any error in so recording, any such amount on the Swing Loan Lender’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Swing Loan Note to make payments of principal of or interest on any Swing Loan Note when due.
          (c) Borrower shall request a Swing Loan by delivering to the Swing Loan Lender a Loan Request executed by an Authorized Officer no later than 11:00 a.m. (Cleveland time) on the requested Drawdown Date specifying the amount of the requested Swing Loan (which shall be in the minimum amount of $1,000,000.00) and providing the wire instructions for the delivery of the Swing Loan proceeds. The Loan Request shall also contain the statements and certifications required by §2.6(i) and (ii). Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept such Swing Loan on the Drawdown Date. Notwithstanding anything herein to the contrary, a Swing Loan shall be a Base Rate Loan. The proceeds of the Swing Loan will be disbursed by wire by the Swing Loan Lender to the Borrower no later than 1:00 p.m. (Cleveland time).
          (d) The Swing Loan Lender shall, within two (2) Business Days after the Drawdown Date with respect to such Swing Loan, request each Lender, including the Swing Loan Lender, to make a Revolving Credit Base Rate Loan pursuant to §2.1 in an amount equal to such Lender’s Commitment Percentage of the amount of the Swing Loan outstanding on the date such notice is given. Borrower hereby irrevocably authorizes and directs the Swing Loan Lender to so act on its behalf, and agrees that any amount advanced to the Agent for the benefit of the Swing Loan Lender pursuant to this §2.4(d) shall be considered a Revolving Credit Base Rate Loan pursuant to §2.1. Unless any of the events described in paragraph (h), (i) or (j) of §12.1 shall have occurred (in which event the procedures of §2.4(e) shall apply), each Lender shall make the proceeds of its Revolving Credit Base Rate Loan available to the Swing Loan Lender for the account of the Swing Loan Lender at the Agent’s Head Office prior to 12:00 noon (Cleveland time) in funds immediately available no later than the third (3rd) Business Day after the date such notice is given just as if the Revolving Credit Lenders were funding directly to the Borrower, so that thereafter such Obligations shall be evidenced by the Revolving Credit Notes. The proceeds of such Revolving Credit Base Rate Loan shall be immediately applied to repay the Swing Loans.
          (e) If for any reason a Swing Loan cannot be refinanced by a Revolving Credit Base Rate Loan pursuant to §2.4(d), each Lender will, on the date such Revolving Credit Loan pursuant to §2.4(d) was to have been made, purchase an undivided participation interest in the Swing Loan in an amount equal to its Commitment Percentage of such Swing Loan. Each Lender will immediately transfer to the Swing Loan Lender in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Lender will deliver to such

Lender a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.
          (f) Whenever at any time after the Swing Loan Lender has received from any Lender such Lender’s participation interest in a Swing Loan, the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it.
          (g) Each Lender’s obligation to fund a Revolving Credit Base Rate Loan as provided in §2.4(d) or to purchase participation interests pursuant to §2.4(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender or the Borrower or Guarantors may have against the Swing Loan Lender, the Borrower or Guarantors or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or Guarantors or any of their respective Subsidiaries; (iv) any breach of this Agreement or any of the other Loan Documents by the Borrower or Guarantors or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Any portions of a Swing Loan not so purchased or converted may be treated by the Agent and Swing Loan Lender as against such Lender as a Revolving Credit Loan which was not funded by the non-purchasing Lender as contemplated by §2.7 and §12.5, and shall have such rights and remedies against such Lender as are set forth in §§ 2.7, 12.5 and 14.5. Each Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Credit Loan made by each Lender under its Commitment.
     §2.5 Interest on Loans.
          (a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or converted to a Revolving Credit LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin.
          (b) Each Revolving Credit LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin.
          (c) The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.
          (d) Base Rate Loans and Revolving Credit LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

     §2.6 Requests for Revolving Credit Loans. Except with respect to the initial Revolving Credit Loan on the Closing Date, the Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit G hereto (or telephonic notice confirmed in writing in the form of Exhibit G hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) by 11:00 a.m. (Cleveland time) one (1) Business Day prior to the proposed Drawdown Date with respect to Revolving Credit Base Rate Loans and two (2) Business Days prior to the proposed Drawdown Date with respect to Revolving Credit LIBOR Rate Loans. Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount of such Revolving Credit Loan, the Type of Revolving Credit Loan, the initial Interest Period (if applicable) for such Revolving Credit Loan and the Drawdown Date. Each such notice shall also contain (i) a general statement as to the purpose for which such advance shall be used (which purpose shall be in accordance with the terms of §2.8) and (ii) a certification by the chief financial officer or chief accounting officer of RPB that the Borrower and the Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of such Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Lenders thereof. Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Lenders on the proposed Drawdown Date. Nothing herein shall prevent the Borrower from seeking recourse against any Lender that fails to advance its proportionate share of a requested Revolving Credit Loan as required by this Agreement. Each Loan Request shall be (a) for a Revolving Credit Base Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof; or (b) for a Revolving Credit LIBOR Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof; provided, however, that there shall be no more than six (6) Revolving Credit LIBOR Rate Loans outstanding at any one time.
     §2.7 Funds for Revolving Credit Loans.
          (a) Not later than 1:00 p.m. (Cleveland time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Lenders will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Revolving Credit Loans which may be disbursed pursuant to §2.1. Upon receipt from each Lender of such amount, and upon receipt of the documents required by §10 and §11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Lenders by crediting such amount to the account of the Borrower maintained at the Agent’s Head Office. The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Revolving Credit Loans, including any additional Revolving Credit Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing. In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority secured position as against the Lender or Lenders so failing or refusing to make available to the Borrower the amount of its or their Commitment Percentage for such Revolving Credit Loans as provided in §12.5.

          (b) Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to Agent such Lender’s Commitment Percentage of a proposed Revolving Credit Loan, Agent may in its discretion assume that such Lender has made such Revolving Credit Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Revolving Credit Loan available to the Borrower, and such Lender shall be liable to the Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Revolving Credit Loan or (ii) from a Lender at the Federal Funds Effective Rate.
     §2.8 Use of Proceeds. The Borrower will use the proceeds of the Loans and the Letters of Credit solely to (a) pay closing costs in connection with this Agreement; (b) to finance Borrower’s direct and indirect investments in Real Estate used or intended to be used as an office property; (c) for general corporate purposes including working capital, and (d) for other legal purposes permitted under Borrower’s organizational documents consistent with the covenants contained herein.
     §2.9 Letters of Credit.
          (a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is ninety (90) days prior to the Maturity Date, the Issuing Lender shall issue such Letters of Credit as the Borrower may request upon the delivery of a written request in the form of Exhibit H hereto (a “Letter of Credit Request”) to the Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Liabilities shall not exceed Thirty Million Dollars ($30,000,000.00), (iii) in no event shall the sum of (A) the Revolving Credit Loans Outstanding, (B) the Swing Loans Outstanding and (C) the amount of Letter of Credit Liabilities (after giving effect to all Letters of Credit requested) exceed the Total Commitment, (iv) in no event shall the outstanding principal amount of the Revolving Credit Loans, Swing Loans and Letters of Credit Liabilities (after giving effect to any requested Letters of Credit) cause a violation of the covenant set forth in §9.1, (v) the conditions set forth in §§10 and 11 shall have been satisfied, (vi) no Lender is a Delinquent Lender (provided Issuing Lender may, in its sole discretion, be entitled to waive this condition), and (vii) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit. The Issuing Lender may assume that the conditions in §10 and §11 have been satisfied unless it receives written notice from a Lender that such conditions have not been satisfied. Each Letter of Credit Request shall be executed by an Authorized Officer of Borrower. The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of Borrower. The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request. The Borrower assumes all risks with respect to the use of the Letters of Credit. Unless the Issuing Lender and the Required Lenders otherwise consent, the term of any

Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending on the date which is sixty (60) days prior to the Maturity Date (but in any event the term shall not extend beyond the Maturity Date). The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Total Commitment as a Loan.
          (b) Each Letter of Credit Request shall be submitted to the Issuing Lender at least five (5) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued. Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement), and (ii) a certification by the chief financial or chief accounting officer of RPB that the Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit. The Borrower shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit L attached hereto) and documents as the Issuing Lender may require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.
          (c) The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to §2.9(b). Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion.
          (d) Upon the issuance of a Letter of Credit, each Revolving Credit Lender shall be deemed to have purchased a participation therein from Issuing Lender in an amount equal to its respective Commitment Percentage of the amount of such Letter of Credit. No Lender’s obligation to participate in a Letter of Credit shall be affected by any other Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.
          (e) Upon the issuance of each Letter of Credit, the Borrower shall pay to the Issuing Lender (i) for its own account, a Letter of Credit fee calculated at the rate of one-eighth of one percent (0.125%) per annum of the amount available to be drawn under such Letter of Credit (which fee shall not be less than $1,500 in any event), and (ii) for the accounts of the Lenders (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin then applicable to Revolving Credit LIBOR Rate Loans on the amount available to be drawn under such Letter of Credit. Such fees shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the first day of each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Commitments shall terminate and on the expiration or return of any Letter of Credit. In addition, the Borrower shall pay to Issuing Lender for its own account within five (5) days of demand of Issuing Lender the standard documentation charges for Letters of Credit issued from time to time by Issuing Lender.

          (f) In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Revolving Credit Base Rate Loan under this Agreement (Borrower being deemed to have requested a Revolving Credit Base Rate Loan on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an outstanding Revolving Credit Base Rate Loan under this Agreement) and the Agent shall promptly notify each Lender by telex, telecopy, telegram, telephone (confirmed in writing) or other similar means of transmission, and each Lender shall promptly and unconditionally pay to the Agent, for the Issuing Lender’s own account, an amount equal to such Lender’s Commitment Percentage of such Letter of Credit (to the extent of the amount drawn). If and to the extent any Lender shall not make such amount available on the Business Day on which such draw is funded, such Lender agrees to pay such amount to the Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Agent, at the Federal Funds Effective Rate until three (3) days after the date on which the Agent gives notice of such draw and at the Federal Funds Effective Rate plus one percent (1.0%) for each day thereafter. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Agent to fund the amount of any drawn Letter of Credit which such Lender was required to fund pursuant to this §2.9(f) until such amount has been funded (as a result of such assignment or otherwise). In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority secured position for such amounts as provided in §12.5. The failure of any Lender to make funds available to the Agent in such amount shall not relieve any other Lender of its obligation hereunder to make funds available to the Agent pursuant to this §2.9(f).
          (g) If after the issuance of a Letter of Credit pursuant to §2.9(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Lender will, on the date such Revolving Credit Loan pursuant to §2.9(f) was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Commitment Percentage of the amount of such Letter of Credit. Each Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.
          (h) Whenever at any time after the Issuing Lender has received from any Lender any such Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.
          (i) The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

          (j) The obligations of the Borrower to the Lenders under this Agreement with respect to Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (ii) the existence of any claim, set-off, defense or any right which the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iii) any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (iv) any breach of any agreement between Borrower and any beneficiary or transferee of any Letter of Credit; (v) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vi) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods, and (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such other circumstances or happenings shall not have been the result of gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.
          (k) Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. Neither Agent, Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Agent or any Lender. None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to Agent, Issuing Lender or the Lenders hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by Agent, Issuing Lender or the other Lenders in good faith will be binding on Borrower and will not put Agent, Issuing Lender or the other

Lenders under any resulting liability to Borrower; provided nothing contained herein shall relieve Issuing Lender for liability to Borrower arising as a result of the gross negligence or willful misconduct of Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.
     §2.10 Increase in Total Commitment.
          (a) Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.10, the Borrower shall have the option at any time and from time to time before the date that is ninety (90) days prior to the Maturity Date (or the extended maturity date if Borrower exercises its extension option pursuant to §2.11) to request an increase in the Total Commitment to not more than $250,000,000.00 by giving written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”), provided that any such individual increase must be in a minimum amount of $25,000,000.00. Upon receipt of any Increase Notice, the Agent shall consult with Arranger and shall notify the Borrower of the amount of facility fees to be paid to any Lenders who provide an additional Commitment in connection with such increase in the Total Commitment (which shall be in addition to the fees to be paid to Arranger pursuant to the Agreement Regarding Fees). If the Borrower agrees to pay the facility fees so determined, then the Agent shall send a notice to all Lenders (the “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Commitment and of the facility fees to be paid with respect thereto. Each Lender who desires to provide an additional Commitment upon such terms shall provide Agent with a written commitment letter specifying the amount of the additional Commitment by which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then the Agent and the Arranger shall allocate the Commitment Increase among the Lenders who provide such commitment letters on such basis as the Agent and the Arranger shall determine in their sole discretion. If the additional Commitments so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Borrower, then the Agent, Arranger or Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be acceptable to Agent, Arranger and Borrower) to become a Lender and provide an additional Commitment. The Agent shall provide all Lenders with a notice setting forth the amount, if any, of the additional Commitment to be provided by each Lender and the revised Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified therein (the “Commitment Increase Date”). In no event shall any Lender be obligated to provide an additional Commitment.
          (b) On any Commitment Increase Date the outstanding principal balance of the Loans shall be reallocated among the Lenders such that after the applicable Commitment Increase Date the outstanding principal amount of Loans owed to each Lender shall be equal to such Lender’s Commitment Percentage (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of all Loans. The participation interests of the Lenders in Swing Loans and Letters of Credit shall be similarly adjusted. On any Commitment Increase Date those Lenders whose Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Lenders whose Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding

Loans. The funds so advanced shall be Revolving Credit Base Rate Loans until converted to Revolving Credit LIBOR Rate Loans which are allocated among all Lenders based on their Commitment Percentages. To the extent such reallocation results in certain Lenders receiving funds which are applied to Revolving Credit LIBOR Rate Loans prior to the last day of the applicable Interest Period, then the Borrower shall pay to the Agent for the account of the affected Lenders the Breakage Costs for each such Lender; provided, however, each Lender agrees to apply any amounts received by them pursuant to this §2.10(b) first to the principal of any Revolving Credit Base Rate Loans held by such Lender and then to the principal of Revolving Credit LIBOR Rate Loans held by such Lender.
          (c) Upon the effective date of each increase in the Total Commitment pursuant to this §2.10 the Agent may unilaterally revise Schedule 1 and the Borrower shall execute and deliver to the Agent new Revolving Credit Notes for each Lender whose Commitment has changed so that the principal amount of such Lender’s Revolving Credit Note shall equal its Commitment. The Agent shall deliver such replacement Revolving Credit Notes to the respective Lenders in exchange for the Revolving Credit Notes replaced thereby which shall be surrendered by such Lenders. Such new Revolving Credit Notes shall provide that they are replacements for the surrendered Revolving Credit Notes and that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of the replaced Revolving Credit Notes. Within five (5) days of issuance of any new Revolving Credit Notes pursuant to this §2.10(c), the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Revolving Credit Notes and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the first disbursement under this Agreement. The surrendered Revolving Credit Notes shall be canceled and returned to the Borrower.
          (d) Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Lenders to increase the Total Commitment pursuant to this §2.10 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Commitment:
               (i) Payment of Activation Fee. The Borrower shall pay (A) to the Agent those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to the Arranger such facility fees as the Lenders who are providing an additional Commitment may require to increase the aggregate Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances. The Arranger shall pay to the Lenders acquiring the increased Commitment certain fees pursuant to their separate agreement; and
               (ii) No Default. On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Commitment is increased, there shall exist no Default or Event of Default; and
               (iii) Representations True. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Commitment is increased, both immediately before and after the Total Commitment is increased; and
               (iv) Additional Documents and Expenses. The Borrower and the Guarantors shall execute and deliver to Agent and the Lenders such additional documents (including, without limitation, amendments to the Security Documents), instruments, certifications and opinions as the Agent may reasonably require in its sole and absolute discretion, including, without limitation, a Compliance Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase, and the Borrower shall pay the cost of any mortgagee’s title insurance policy or any endorsement or update thereto or any updated UCC searches, all recording costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are demanded in connection with such increase; and
               (v) Other. The Borrower shall satisfy such other conditions to such increase as Agent may require in its reasonable discretion.
     §2.11 Extension of Maturity Date. The Borrower shall have the one-time right and option to extend the Maturity Date to May 1, 2010, upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Maturity Date:
          (a) Extension Request. The Borrower shall deliver written notice of such request (the “Extension Request”) to the Agent not later than the date which is ninety (90) days prior to the Maturity Date (as determined without regard to such extension). Any such Extension Request shall be irrevocable and binding on the Borrower.
          (b) Payment of Extension Fee. The Borrower shall pay to the Agent for the pro rata accounts of the Lenders in accordance with their respective Commitments an extension fee in an amount equal to fifteen (15) basis points on the Total Commitment in effect on the Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.
          (c) No Default. On the date the Extension Request is given and on the Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.
          (d) Representations and Warranties. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date the Extension Request is given and on the Maturity Date (as determined without regard to such extension) other than for changes in the ordinary course of business permitted by this Agreement that have not had a Material Adverse Effect.

          (e) Updated Appraisals. Agent at its option shall have obtained at Borrower’s expense new Appraisals or updates to existing Appraisals and determined the current Appraised Values of the Mortgaged Properties.
§3. REPAYMENT OF THE LOANS.
     §3.1 Stated Maturity. The Borrower promises to pay on the Maturity Date and there shall become absolutely due and payable on the Maturity Date all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.
     §3.2 Mandatory Prepayments. If at any time the sum of the aggregate outstanding principal amount of the Revolving Credit Loans, the Swing Loans and the Letter of Credit Liabilities exceeds (a) the Total Commitment or (b) the Borrowing Base, then the Borrower shall, within five (5) Business Days of such occurrence (provided that if the aggregate outstanding principal amount of the Revolving Credit Loans, the Swing Loans and the Letter of Credit Liabilities exceeds the Borrowing Base as a result of a change in the Appraised Value of one or more Mortgaged Properties as a result of an Appraisal obtained pursuant to §5.2(b), then the Borrower shall within five (5) Business Days of receipt of written notice from Agent of such occurrence), pay the amount of such excess to the Agent for the respective accounts of the Lenders, as applicable, for application to the Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.8, except that the amount of any Swing Loans shall be paid solely to the Swing Loan Lender. In the event there shall have occurred a casualty with respect to any Mortgaged Property and the Borrower is required to repay the Loans pursuant to §7.7 or a Taking and the Borrower is required to repay the Loans pursuant to a Mortgage or §7.7, the Borrower shall prepay the Loans concurrently with the date of receipt by the Borrower or the Agent of any Insurance Proceeds or Condemnation Proceeds in respect of such casualty or Taking, as applicable, or as soon thereafter as is reasonably practicable, in the amount required pursuant to the relevant provisions of §7.7 or such Mortgage.
     §3.3 Optional Prepayments. The Borrower shall have the right, at its election, to prepay the outstanding amount of the Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any Revolving Credit LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.8. The Borrower shall give the Agent, no later than 10:00 a.m. (Cleveland time) at least three (3) days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Revolving Credit Loans and the principal amount to be prepaid (provided that any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent). Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.
     §3.4 Partial Prepayments. Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §3.2 and §3.3 shall be applied first to the principal of any Outstanding Swing Loans, then, in the absence of instruction by the Borrower, to the principal of

Revolving Credit Base Rate Loans, and then to the principal of Revolving Credit LIBOR Rate Loans.
     §3.5 Effect of Prepayments. Amounts of the Loans prepaid under §3.2 and §3.3 prior to the Maturity Date may be reborrowed as provided in §2.
§4. CERTAIN GENERAL PROVISIONS.
     §4.1 Conversion Options.
          (a) The Borrower may elect from time to time to convert any of its outstanding Revolving Credit Loans to a Revolving Credit Loan of another Type and such Revolving Credit Loans shall thereafter bear interest as a Revolving Credit Base Rate Loan or a Revolving Credit LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a Revolving Credit LIBOR Rate Loan to a Revolving Credit Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such Revolving Credit LIBOR Rate Loan; (ii) with respect to any such conversion of a Revolving Credit Base Rate Loan to a Revolving Credit LIBOR Rate Loan, the Borrower shall give the Agent at least two (2) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than six (6) Revolving Credit LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a Revolving Credit LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Revolving Credit Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Revolving Credit Base Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $100,000.00 or a Revolving Credit LIBOR Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $250,000.00. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion/Continuation Request relating to the conversion of a Revolving Credit Base Rate Loan to a Revolving Credit LIBOR Rate Loan shall be irrevocable by the Borrower.
          (b) Any Revolving Credit LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1; provided that no Revolving Credit LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Revolving Credit Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.
          (c) In the event that the Borrower does not notify the Agent of its election hereunder with respect to any Revolving Credit LIBOR Rate Loan, such Loan shall be automatically converted to a Revolving Credit Base Rate Loan at the end of the applicable Interest Period.

     §4.2 Closing Fee. The Borrower agrees to pay to KeyBank certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to an Agreement Regarding Fees dated as of even date herewith between the Borrower and KeyBank (the “Agreement Regarding Fees”). All such fees shall be fully earned when paid and nonrefundable under any circumstances.
     §4.3 Agent’s Fee. The Borrower shall pay to the Agent, for the Agent’s own account, an annual Agent’s fee as provided in the Agreement Regarding Fees. The Agent’s fee shall be payable as provided in the Agreement Regarding Fees.
     §4.4 Funds for Payments.
          (a) All payments of principal, interest, facility fees, Letter of Credit fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds. The Agent is hereby authorized to charge the accounts of the Borrower with KeyBank, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders (including the Swing Loan Lender) under the Loan Documents. Subject to the foregoing, all payments made to Agent on behalf of the Lenders, and actually received by Agent, shall be deemed received by the Lenders on the date actually received by Agent.
          (b) All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes (other than income or franchise taxes imposed on any Lender), levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any federal or state jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Lenders (including the Swing Loan Lender) or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under any other Loan Document.
          (c) Each Lender organized under the laws of a jurisdiction outside the United States, if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with such duly executed form(s) or statement(s) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of (i) an income tax treaty between the United States and the country of residence of such Lender, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, indicates the withholding status of such Lender; provided that nothing herein (including without limitation the failure or inability to provide such form or statement) shall relieve the Borrower of its obligations under §4.4(b). In the event that the Borrower shall have delivered the certificates or vouchers described above for any payments made by the Borrower and such Lender receives a refund of any taxes paid by the Borrower pursuant to §4.4(b), such Lender will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided that if at any time thereafter such Lender is required to return such refund, the Borrower shall promptly repay to such Lender the amount of such refund.
          (d) The obligations of the Borrower to the Lenders under this Agreement (and of the Lenders to make payments to the Issuing Lender with respect to Letters of Credit and to the Swing Loan Lender with respect to Swing Loans) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower or any of its Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between Borrower or any of its Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by Issuing Lender to conform to the terms of a Letter of Credit (if, in Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such other circumstances or happenings shall not have been the result of gross negligence or willful misconduct on the part of the Issuing Lender or the Swing Loan Lender, as applicable as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.
     §4.5 Computations. All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year (or a 365 day year in the case of Revolving

Credit Base Rate Loans) and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to Revolving Credit LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.
     §4.6 Suspension of LIBOR Rate Loans. In the event that, prior to the commencement of any Interest Period relating to any Revolving Credit LIBOR Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining Revolving Credit LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders absent manifest error) to the Borrower and the Lenders. In such event (a) any Loan Request with respect to a Revolving Credit LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Revolving Credit Base Rate Loan and (b) each Revolving Credit LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Revolving Credit Base Rate Loan, and the obligations of the Lenders to make Revolving Credit LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders.
     §4.7 Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain Revolving Credit LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Lenders to make Revolving Credit LIBOR Rate Loans shall forthwith be suspended and (b) the Revolving Credit LIBOR Rate Loans then outstanding shall be converted automatically to Revolving Credit Base Rate Loans on the last day of each Interest Period applicable to such Revolving Credit LIBOR Rate Loans or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by Borrower hereunder.
     §4.8 Additional Interest. If any Revolving Credit LIBOR Rate Loan or any portion thereof is repaid or is converted to a Revolving Credit Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such Revolving Credit LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, the Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages (or to the Swing Loan Lender with respect to a Swing Loan), in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. Upon request of Borrower, the applicable Lender shall submit an invoice to Borrower of its

Breakage Costs. Borrower understands, agrees and acknowledges the following: (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a Revolving Credit LIBOR Rate Loan; (ii) LIBOR is used merely as a reference in determining such rate; and (iii) Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs. Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.
     §4.9 Additional Costs, Etc. Notwithstanding anything herein to the contrary, if any present or future applicable federal or state law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any federal or state central bank or other federal or state fiscal, monetary or other authority (whether or not having the force of law), shall:
          (a) subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, a Letter of Credit or the Loans (other than taxes based upon or measured by the gross receipts, income or profits of such Lender or the Agent or its franchise tax), or
          (b) materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or
          (c) impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or
          (d) impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, a Letter of Credit or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:
               (i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans, the Letters of Credit or such Lender’s Commitment, or
               (ii) to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans or the Letters of Credit, or

               (iii) to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, within fifteen (15) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or the Agent.
     §4.10 Capital Adequacy. If after the date hereof any Lender determines that (a) the adoption of or change in any federal or state law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any federal or state governmental authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any federal or state guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans or participate in Letters of Credit hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’ s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower thereof. The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender.
     §4.11 Breakage Costs. Borrower shall pay all Breakage Costs required to be paid by it pursuant to this Agreement and incurred from time to time by any Lender upon demand within fifteen (15) days from receipt of written notice from Agent, or such earlier date as may be required by this Agreement.
     §4.12 Default Interest; Late Charge. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to three percent (3.0%) above the Base Rate (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment), and the fee payable with respect to Letters of Credit shall be increased to a rate equal to three percent (3.0%) above the Letter of Credit fee that would otherwise be applicable to such time, or if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law. In addition, the Borrower shall pay a late charge equal to four percent (4.0%) of any amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the other Loan Documents, which is not paid by the Borrower within ten (10) days of the date when due.

     §4.13 Certificate. A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be conclusive in the absence of manifest error.
     §4.14 Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This Section shall control all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent.
     §4.15 Certain Provisions Relating to Increased Costs and Non-Funding Lenders. If a Lender gives notice of the existence of the circumstances set forth in §4.7 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.9 or §4.10, then, upon request of Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender (a) has given notice of the existence of the circumstances set forth in §4.7 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.9 or §4.10 (each, an “Affected Lender”) or (b) has failed to make available to Agent its pro rata share of any Loan or participation in a Letter of Credit or Swing Loan and such failure has not been cured (a “Non-Funding Lender”), then, within thirty (30) days after such notice or request for payment or compensation or failure to fund, as applicable, Borrower shall have the one-time right as to such Affected Lender or Non-Funding Lender, as applicable, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender or Non-Funding Lender, as applicable, within thirty (30) days of receipt of such notice or failure to fund, as applicable, to elect to cause the Affected Lender or Non-Funding Lender, as applicable, to transfer its Commitment. The

Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender or Non-Funding Lender, as applicable (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s or Non-Funding Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Affected Lender or Non-Funding Lender, as applicable, the Affected Lender’s or Non-Funding Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender or Non-Funding Lender, as applicable, shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s or Non-Funding Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Affected Lender or Non-Funding Lender, as applicable, including principal and all accrued and unpaid interest or fees.
§5. COLLATERAL SECURITY.
     §5.1 Collateral. The Obligations shall be secured by (i) a perfected first priority lien to be held by the Agent for the benefit of the Lenders on the Mortgaged Properties, pursuant to the terms of the Mortgages, (ii) a perfected first priority security interest to be held by the Agent for the benefit of the Lenders in the Leases pursuant to the terms of the Assignments of Leases and Rents and (iii) the Indemnity Agreements and the other Security Documents. The Obligations shall be guaranteed by the Guarantors pursuant to the Guaranty.
     §5.2 Appraisals; Adjusted Value.
          (a) Upon Borrower’s request, which request may not be made more often than one (1) time in any period of 365 days, Agent shall obtain current Appraisals of each of the Mortgaged Properties. Additionally, in the event that Borrower elects to extend the Maturity Date as provided in §2.11, then the Agent may on behalf of the Lenders (either in connection with any such extension or at any time thereafter) obtain current Appraisals of each of the Mortgaged Properties. In any such case, said Appraisals will be ordered by Agent and reviewed and approved by the appraisal department of the Agent, in order to determine the current Appraised Value of the Mortgaged Properties, and the Borrower shall pay to Agent within fifteen (15) Business Days of demand all reasonable costs of such Appraisals.
          (b) Notwithstanding the provisions of §5.2(a), the Agent may, for the purpose of determining the current Appraised Value of the Mortgaged Properties, obtain new Appraisals or an update to existing Appraisals with respect to the Mortgaged Properties, or any of them, as the Agent shall determine (i) at any time that the regulatory requirements of any Lender generally applicable to real estate loans of the category made under this Agreement as reasonably interpreted by such Lender shall require more frequent Appraisals, or (ii) at any time following a Default or Event of Default, or (iii) if the Agent reasonably believes that there has been a material adverse change with respect to any Mortgaged Property including, without limitation, a material change in the market in which any Mortgaged Property is located which may affect the value of such Mortgaged Property. The expense of such Appraisals and/or updates performed pursuant to this §5.2(b) shall be borne by the Borrower and payable to Agent within fifteen (15) days of demand; provided the Borrower shall not be obligated to pay for an Appraisal of a Mortgaged Property obtained pursuant to this §5.2(b) more often than once in any period of twelve (12) months.
          (c) The Borrower acknowledges that the Agent has the right to approve any Appraisal performed pursuant to this Agreement. The Borrower further agrees that the Lenders and Agent do not make any representations or warranties with respect to any such Appraisal and shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or the Borrower’s idea of the value of such property.
     §5.3 Addition of Mortgaged Properties.
          (a) After the Closing Date, the Borrower shall have the right, subject to the consent of the Agent and the Required Lenders (which consent may be withheld in their sole and absolute discretion) and the satisfaction by the Borrower of the conditions set forth in this §5.3, to add Potential Collateral to the Collateral. The Borrower from time to time after the Closing Date may also request that certain Real Estate of one or more Subsidiary Guarantors (collectively, the “Guarantor Collateral”) be included as a Mortgaged Property for the purpose of increasing the Borrowing Base. In the event the Borrower desires to add additional Potential Collateral or Guarantor Collateral as aforesaid, the Borrower shall provide written notice to the Agent of such request (which the Agent shall promptly furnish to the Lenders), together with all documentation and other information required to permit the Agent to determine whether such Real Estate is Eligible Real Estate. Thereafter, the Agent shall have ten (10) Business Days from the date of the receipt of such documentation and other information to advise the Borrower whether the Required Lenders consent to the acceptance of such Guarantor Collateral or Potential Collateral. Notwithstanding the foregoing, no Guarantor Collateral or Potential Collateral shall be included as Collateral unless and until the following conditions precedent shall have been satisfied:
               (i) such Guarantor Collateral or Potential Collateral shall be Eligible Real Estate;
               (ii) the owner of any Guarantor Collateral (and any indirect owner of such Subsidiary Guarantor) shall have executed a Joinder Agreement and satisfied the conditions of §5.5;
               (iii) the Borrower or the owner of the Guarantor Collateral or Potential Collateral, as applicable, shall have executed and delivered to the Agent all Eligible Real Estate Qualification Documents (which may include an assignment of interests with respect to any direct or indirect interests in the owner of such Guarantor Collateral), all of which instruments, documents or agreements shall be in form and substance reasonably satisfactory to the Agent;

               (iv) after giving effect to the inclusion of such Guarantor Collateral or Potential Collateral, each of the representations and warranties made by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which it was made and shall also be true as of the time of the replacement or addition of Mortgaged Properties, with the same effect as if made at and as of that time (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing (including, without limitation, any Default under §9.6), and the Agent shall have received a certificate of the Borrower to such effect; and
               (v) the Agent shall have consented to, and Agent shall have received the prior written consent of the Required Lenders to, the inclusion of such Real Estate as a Mortgaged Property.
     Notwithstanding the foregoing, in the event such Guarantor Collateral or Potential Collateral does not qualify as Eligible Real Estate, so long as the conditions set forth in clauses (ii), (iii) and (iv) of this §5.3 have been satisfied, such Guarantor Collateral or Potential Collateral shall be included as Collateral so long as the Agent shall have received the prior written consent of each of the Lenders to the inclusion of such Real Estate as a Mortgaged Property.
          (b) Borrower may, at its option, obtain preliminary approval of the Required Lenders of Guarantor Collateral or Potential Collateral by delivering to the Agent and each of the Lenders the following with respect to such Guarantor Collateral or Potential Collateral:
               (i) a physical description of the Real Estate;
               (ii) current rent rolls, historic operating statements and operating and capital budgets (if available to Borrower), and projected operating and near-term capital expenditure budgets for such Real Estate reasonably satisfactory to the Required Lenders;
               (iii) a current environmental report, a current engineering report and similar information reasonably satisfactory to the Required Lenders; and
               (iv) a certification to the knowledge of Borrower that such Real Estate will satisfy (or is anticipated to satisfy upon the acceptance of such Real Estate as Collateral) each of the other conditions to the acceptance of Real Estate as Collateral. The Required Lenders shall have ten (10) Business Days following receipt of all of the foregoing items to grant or deny preliminary approval for such proposed Guarantor Collateral or Potential Collateral. If a Lender shall fail to respond within such ten (10) Business Day period, such Lender shall be deemed to have approved such proposed Guarantor Collateral or Potential Collateral. Agent shall notify the Borrower if and when the Required Lenders have granted such preliminary approval. In the event that the Required Lenders grant such preliminary approval, the Borrower shall satisfy the remaining requirements to the acceptance of such Collateral as provided in

§5.3(a). Such Real Estate shall not be included in the Borrowing Base until the requirements of §5.3(a) are satisfied.
     §5.4 Release of Mortgaged Property. Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this §5.4), the Agent shall release a Mortgaged Property from the lien or security title of the Security Documents encumbering the same upon the request of the Borrower subject to and upon the following terms and conditions:
          (a) the Borrower shall deliver to the Agent written notice of its desire to obtain such release no later than ten (10) days prior to the date on which such release is to be effected;
          (b) the Borrower shall submit to the Agent with such request a Compliance Certificate prepared using the financial statements of the Borrower most recently provided or required to be provided to the Agent under §6.4 or §7.4 adjusted in the best good faith estimate of the Borrower to give effect to the proposed release and demonstrating that no Default or Event of Default with respect to the covenants referred to therein shall exist after giving effect to such release;
          (c) all release documents to be executed by the Agent shall be in form and substance reasonably satisfactory to the Agent;
          (d) the Borrower shall pay all reasonable costs and expenses of the Agent in connection with such release, including without limitation, reasonable attorney’s fees;
          (e) the Borrower shall pay to the Agent for the account of the Lenders a release price, which payment shall be applied to reduce the outstanding principal balance of the Loans as provided in §3.4, in an amount equal to the amount necessary to reduce the outstanding principal balance of the Loans so that no violation of the covenant set forth in §9.1 shall occur;
          (f) without limiting or affecting any other provision hereof, any release of a Mortgaged Property will not cause the Borrower to be in violation of the covenants set forth in §9.6.
     §5.5 Additional Guarantors. In the event that Borrower shall request that certain Real Estate of a Subsidiary of Borrower be included as a Mortgaged Property as contemplated by §5.3 and such Real Estate is approved for inclusion as a Mortgaged Property in accordance with the terms hereof, Borrower shall cause each such Subsidiary (and any entity having an interest in such Subsidiary of Borrower) to execute and deliver to Agent a Joinder Agreement, and such Subsidiary (and any such entity) shall become a Guarantor hereunder. Each such Subsidiary shall be specifically authorized, in accordance with its respective organizational documents, to guarantee the Obligations and to execute the Contribution Agreement and such Security Documents as Agent may require. Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to Guarantors to be true and correct with respect to each such Subsidiary. In connection with the delivery of such Guaranty, Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

     §5.6 Release of Certain Subsidiary Guarantors. In the event that all Mortgaged Properties owned by a Subsidiary Guarantor shall have been released as Collateral for the Obligations in accordance with the terms of this Agreement, then such Subsidiary Guarantor shall be released by Agent from liability under the Guaranty. The provisions of this §5.6 shall not apply to any Guarantor which owns a Mortgaged Property or any direct or indirect interest in a Mortgaged Property.
     §5.7 Release of Collateral. Upon the refinancing or repayment of the Obligations in full, then the Agent shall be entitled to release the Collateral from the lien and security interest of the Security Documents and to release the Guarantors.
§6. REPRESENTATIONS AND WARRANTIES.
     The Borrower represents and warrants to the Agent and the Lenders as follows.
     §6.1 Corporate Authority, Etc.
          (a) Incorporation; Good Standing. RPB is a Maryland real estate investment trust duly organized pursuant to a declaration of trust filed with the Maryland Secretary of State, and is validly existing and in good standing under the laws of Maryland. RPB conducts its business in a manner which enables it to qualify as a real estate investment trust under, and to be entitled to the benefits of, §856 of the Code, and has elected to be treated as and is entitled to the benefits of a real estate investment trust thereunder. The Borrower is a Delaware limited partnership duly organized pursuant to its articles of organization filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of Delaware. The Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in the jurisdictions where the Mortgaged Properties owned or leased by it are located and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.
          (b) Subsidiaries. Each of the Guarantors and each of the Subsidiaries of the Borrower and each Guarantor (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where a Mortgaged Property owned or leased by it is located (to the extent required by applicable law) and in each other jurisdiction where a failure to be so qualified could have a Material Adverse Effect.
          (c) Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person other than the liens and encumbrances in favor of Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to Agent.
          (d) Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.
     §6.2 Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained and the filing of the Security Documents in the appropriate records office with respect thereto.
     §6.3 Title to Properties. Except as indicated on Schedule 6.3 hereto, the Borrower and its Subsidiaries own or lease all of the assets reflected in the consolidated balance sheet of Borrower as at the Balance Sheet Date or acquired or leased since that date (except property and assets sold or otherwise disposed of since that date) or other adjustments that are not material in amount, subject to no rights of others, including any mortgages, leases pursuant to which Borrower or any of its Subsidiaries or any of their Affiliates is the lessee, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.
     §6.4 Financial Statements. The Borrower has furnished to Agent: (a) the consolidated balance sheet of RPB and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow for the calendar year then ended certified by the chief financial or accounting officer of RPB, (b) as of the Closing Date, an unaudited statement of Net Operating Income for each of the Mortgaged Properties for the period ending December 31, 2005 reasonably satisfactory in form to the Agent and certified by the chief financial or accounting officer of RPB as fairly presenting the Net Operating Income for such parcels for such periods, and (c) certain other financial information relating to the Borrower, the Guarantors and the Real Estate (including, without limitation, the Mortgaged Properties). Such balance sheet and statements have been prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial condition of RPB and its Subsidiaries as of such dates and the consolidated results of the operations of RPB and its Subsidiaries for such periods. There are no liabilities, contingent or otherwise, of the Borrower, RPB or any of their respective Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto.

     §6.5 No Material Changes. Since the Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4, as applicable, there has occurred no materially adverse change in the financial condition, prospects or business of the Borrower, any Guarantor and their respective Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of the Borrower as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the calendar year then ended, other than changes in the ordinary course of business that have not and could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, operations or business activities of any of the Mortgaged Properties from the condition shown on the statements of income delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business activities, operation or financial condition of such Mortgaged Property.
     §6.6 Franchises, Patents, Copyrights, Etc. The Borrower, the Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. None of the Mortgaged Properties is owned or operated under or by reference to any registered or protected trademark, trade name, service mark or logo.
     §6.7 Litigation. Except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrower threatened against the Borrower, any Guarantor or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, or which if adversely determined could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.7, there are no judgments, final orders or awards outstanding against or affecting the Borrower, any Guarantor, any of their respective Subsidiaries or any Mortgaged Property.
     §6.8 No Material Adverse Contracts, Etc. None of the Borrower, any Guarantor or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. None of the Borrower, any Guarantor or any of their respective Subsidiaries is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.
     §6.9 Compliance with Other Instruments, Laws, Etc. None of the Borrower, the Guarantors or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

     §6.10 Tax Status. Each of the Borrower, the Guarantors and their respective Subsidiaries (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers or partners of such Person know of no basis for any such claim. There are no audits pending or to the knowledge of Borrower threatened with respect to any tax returns filed by Borrower, the Guarantors or their respective Subsidiaries. The taxpayer identification number for RPB is 20-3241867, and for the Borrower is 20-3241959.
     §6.11 No Event of Default. No Default or Event of Default has occurred and is continuing.
     §6.12 Investment Company Act. None of the Borrower, the Guarantors or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.
     §6.13 Absence of UCC Financing Statements, Etc. Except with respect to Permitted Liens or as disclosed on the lien search reports delivered to and approved by the Agent, there is no financing statement (but excluding any financing statements that may be filed against Borrower, any Guarantor or their respective Subsidiaries without the consent or agreement of such Persons), security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any applicable filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any property of the Borrower, any Guarantor or their respective Subsidiaries or rights thereunder.
     §6.14 Setoff, Etc. The Collateral and the rights of the Agent and the Lenders with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses by the Guarantors, Borrower or any of its Subsidiaries or Affiliates or, to the best knowledge of Borrower, any other Person other than Permitted Liens described in §8.2(i)(A), (v) and (vi).
     §6.15 Certain Transactions. Except as disclosed on Schedule 6.15 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of the Borrower, any Guarantor or any of their respective Subsidiaries is, nor shall any such Person become, a party to any transaction with the Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to the Borrower, a Guarantor or any of their respective Subsidiaries than those that would be obtained in a comparable arms-length transaction.
     §6.16 Employee Benefit Plans. The Borrower, each Guarantor and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Neither the Borrower, any Guarantor nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under §412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under §4007 of ERISA. None of the Mortgaged Properties constitutes a “plan asset” of any Employee Plan, Multiemployer Plan or Guaranteed Pension Plan.
     §6.17 Disclosure. All of the representations and warranties made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and neither the Borrower nor any Guarantor has failed to disclose such information as is necessary to make such representations and warranties not misleading. There is no material fact or circumstance that has not been disclosed to the Agent and the Lenders, and the written information, reports and other papers and data with respect to the Borrower, any Subsidiary, any Guarantor or the Mortgaged Properties (other than projections and estimates) furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Borrower’s and/or Guarantors’ counsel (although the Borrower and the Guarantors have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrower (except to the extent the related assumptions were when made manifestly unreasonable).
     §6.18 Trade Name; Place of Business. Neither the Borrower nor any Guarantor uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents. The principal place of business of the Borrower and each Guarantor is 1280 Maryland Avenue, Suite 280, Washington, DC 20024.

     §6.19 Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. Neither the Borrower nor any Guarantor is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.
     §6.20 Environmental Compliance. The Borrower has taken all commercially reasonable steps to investigate the past and present conditions and usage of the Real Estate and the operations conducted thereon and, except as specifically set forth in the written environmental site assessment reports of the Environmental Engineer provided to the Agent on or before the date hereof, or in the case of Real Estate acquired after the date hereof, the environmental site assessment reports with respect thereto provided to the Agent, makes the following representations and warranties:
          (a) Neither the Borrower, any Guarantor, their respective Subsidiaries nor to the best knowledge and belief of Borrower any operator of the Real Estate, nor any operations thereon, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under any Environmental Law, which violation (i) involves Real Estate (other than the Mortgaged Properties) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves a Mortgaged Property.
          (b) Neither the Borrower, any Guarantor nor any of their respective Subsidiaries has received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower, any Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances.
          (c) (i) No portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (ii) in the course of any activities conducted by the Borrower, any Guarantor, their respective Subsidiaries or, to the best knowledge and belief of the Borrower, the operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of business and in accordance with applicable Environmental Laws; (iii) there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the storing of materials in reasonable quantities to the extent necessary for the operation of an office building in the ordinary course of business, and in any event in compliance with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Mortgaged Properties, which Release would have a material adverse effect on the value of such Mortgaged Properties or adjacent properties, or from any other Real Estate, which Release has had or could reasonably be expected to have a Material Adverse Effect; (iv) except as set forth on Schedule 6.20 hereto, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which could be reasonably anticipated to have a material adverse effect on the value of, the Real Estate; and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported off-site in accordance with all applicable Environmental Laws.
          (d) Except as set forth on Schedule 6.20(d), none of the Borrower, any Guarantor, their respective Subsidiaries nor the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement in each case by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Mortgages or to the effectiveness of any other transactions contemplated hereby except for such matters that shall be complied with as of the Closing Date.
          (e) There are no existing or closed sanitary landfills, solid waste disposal sites, or hazardous waste treatment, storage or disposal facilities on or affecting the Real Estate.
          (f) Borrower has not received any claim in writing by any party that any use, operation, or condition of the Real Estate has caused any nuisance or any other liability or adverse condition on any other property which as to any Real Estate other than a Mortgaged Property has had or could reasonably be expected to have a Material Adverse Effect, nor is there any knowledge of any basis for such a claim.
          (g) The representations in §6.20(c) and (e) shall, as to Real Estate other than the Mortgaged Properties, be limited to Borrower’s knowledge and belief after having conducted a reasonable investigation and inquiry.
     §6.21 Subsidiaries; Organizational Structure. Schedule 6.21(a) sets forth, as of the date hereof, all of the Subsidiaries of the Borrower and its Subsidiaries, the form and jurisdiction of organization of each of the Subsidiaries, and the owners of the direct and indirect ownership interests therein. Schedule 6.21(b) sets forth, as of the date hereof, all of the Unconsolidated Affiliates of the Borrower and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Affiliates, the Borrower’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Affiliate. No Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedules 6.21(a) and 6.21(b) except as set forth on such Schedules. RPB has no direct Subsidiaries other than Borrower.

RPB has no direct Investment in any Unconsolidated Affiliate. RPB is the sole general partner of Borrower and owns not less than fifty-one percent (51%) of the economic, voting and beneficial interest in Borrower.
     §6.22 Leases. The Borrower has delivered to the Agent true copies of the Leases and any amendments thereto relating to each Mortgaged Property required to be delivered as a part of the Eligible Real Estate Qualification Documents as of the date hereof. An accurate and complete Rent Roll as of the date of inclusion of each Mortgaged Property in the Collateral with respect to all Leases of any portion of the Mortgaged Property has been provided to the Agent. The Leases reflected on such Rent Roll constitute as of the date thereof the sole agreements relating to leasing or licensing of space at such Mortgaged Property and in the Building relating thereto. No tenant under any Lease is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments or lease buy-outs, except as reflected in such Rent Roll. Except as set forth in Schedule 6.22, the Leases reflected therein are, as of the date of inclusion of the applicable Mortgaged Property in the Collateral, in full force and effect in accordance with their respective terms, without any payment default or any other material default thereunder, nor are there any defenses, counterclaims, offsets, concessions or rebates available to any tenant thereunder, and except as reflected in Schedule 6.22, neither the Borrower nor any Guarantor has given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and to the best of the knowledge and belief of the Borrower, there is no basis for any such claim or notice of default by any tenant. No property other than the Mortgaged Property which is the subject of the applicable Lease is necessary to comply with the requirements (including, without limitation, parking requirements) contained in such Lease.
     §6.23 Property. All of the Mortgaged Properties, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear, except for such portion of such Real Estate which is not occupied by any tenant and which may not be in final working order pending final build-out of such space. All of the other Real Estate of the Borrower, Guarantors and their respective Subsidiaries is structurally sound, in good condition and working order, subject to ordinary wear and tear, except for such portion of such Real Estate which is not occupied by any tenant and where such defects have not had and could not reasonably be expected to have a Material Adverse Effect. Such Real Estate, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands, tidelands, and Environmental Laws. All water, sewer, electric, gas, telephone and other utilities necessary for the use and operation of the Mortgaged Property are installed to the property lines of the Mortgaged Property through dedicated public rights of way or through perpetual private easements approved by the Agent with respect to which the applicable Mortgage creates a valid and enforceable first lien and, except in the case of drainage facilities, are connected to the Building located thereon with valid permits and are adequate to service the Building in compliance with applicable law. The streets abutting the Mortgaged Property are dedicated and accepted public roads, to which the Mortgaged Property has direct access by trucks and other motor vehicles and by foot, or are perpetual private ways

(with direct access by trucks and other motor vehicles and by foot to public roads) to which the Mortgaged Property has direct access approved by the Agent and with respect to which the applicable Mortgage creates a valid and enforceable first lien. All private ways providing access to the Mortgaged Property are zoned in a manner which will permit access to the Building over such ways by trucks and other commercial and industrial vehicles. There are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Mortgaged Properties which are payable by the Borrower or any Guarantor (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement). Each Mortgaged Property is separately assessed for purposes of real estate tax assessment and payment. There are no unpaid or outstanding real estate or other taxes or assessments on or against any other property of the Borrower, the Guarantors or any of their respective Subsidiaries which are payable by any of such Persons in any material amount (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement). There are no pending, or to the knowledge of Borrower threatened or contemplated, eminent domain proceedings against any of the Mortgaged Properties. There are no pending eminent domain proceedings against any other property of the Borrower, the Guarantors or their respective Subsidiaries or any part thereof, and, to the knowledge of the Borrower, no such proceedings are presently threatened or contemplated by any taking authority which may individually or in the aggregate have any Material Adverse Effect. None of the Mortgaged Properties is now damaged as a result of any fire, explosion, accident, flood or other casualty. None of the other property of the Borrower, the Guarantors or their respective Subsidiaries is now damaged as a result of any fire, explosion, accident, flood or other casualty in any manner which individually or in the aggregate has had or could reasonably be expected to have any Material Adverse Effect. Neither the Borrower nor any of the Guarantors has received any outstanding notice from any insurer or its agent requiring performance of any work with respect to any of the Mortgaged Properties or canceling or threatening to cancel any policy of insurance, and each of the Mortgaged Properties complies with the material requirements of all of the Borrower’s and the Guarantor’s insurance carriers. Except as listed on Schedule 6.23, the Borrower has no Management Agreements for any of the Mortgaged Properties. To the best knowledge of the Borrower, there are no material claims or any bases for material claims in respect of any Mortgaged Property or its operation by any party to any service agreement or Management Agreement. Except as set forth in Schedule 6.23, there are no material agreements pertaining to any Mortgaged Property, any Building thereon or the operation or maintenance of either thereof other than as described in this Agreement (including the Schedules hereto) or the Title Policies; and no person or entity has any right or option to acquire any Mortgaged Property or any Building thereon or any portion thereof or interest therein.
     §6.24 Brokers. Neither the Borrower, any Guarantor nor any of their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.
     §6.25 Other Debt. Neither the Borrower, any Guarantor nor any of their respective Subsidiaries is in default of the payment of any Indebtedness or the performance of any related agreement, mortgage, deed of trust, security agreement, financing agreement, indenture or lease to which any of them is a party. Neither the Borrower nor any Guarantor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of the Borrower or any Guarantor. Schedule 6.25 hereto sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements (excluding general obligations of any Guarantor as a landlord under space leases at any Mortgaged Property) binding upon the Borrower and each Guarantor or their respective properties and entered into by the Borrower and/or such Guarantor as of the date of this Agreement with respect to any Indebtedness of the Borrower or any Guarantor in an amount greater than $1,000,000.00, and the Borrower has provided the Agent with true, correct and complete copies thereof.
     §6.26 Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, neither the Borrower nor any Guarantor is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, the Borrower and each Guarantor is able to pay its debts as they become due, and the Borrower and each Guarantor has sufficient capital to carry on its business.
     §6.27 No Bankruptcy Filing. None of the Borrower or any Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and the Borrower has no knowledge of any Person contemplating the filing of any such petition against it or any Guarantor.
     §6.28 No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower or any Guarantor or any of their respective Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.
     §6.29 Transaction in Best Interests of Borrower; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower, each Guarantor, their respective Subsidiaries and, to Borrower’s belief, the creditors of such Persons. The direct and indirect benefits to inure to the Borrower, its Subsidiaries, the Guarantors and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower, the Guarantors and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to guaranty the Loan, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower, each Guarantor and their respective Subsidiaries to have available financing to conduct and expand their business. Borrower and Guarantors further acknowledge and agree that Borrower and Guarantors constitute a single integrated and common enterprise and that each receives a benefit from the availability of credit under this Agreement.
     §6.30 Contribution Agreement. The Borrower and the Guarantors have executed and delivered the Contribution Agreement, and the Contribution Agreement constitutes the valid and legally binding obligations of such parties enforceable against them in accordance with the terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
     §6.31 Reaffirmation of Representations. Borrower hereby restates and reaffirms each of the representations and warranties made by Borrower set forth in the Mortgage and the Assignment of Leases and Rents as if the same were fully set forth herein. Borrower has no knowledge that any of the representations or warranties of the Guarantors contained in the Mortgage, the Assignment of Leases and Rents or any other Loan Document are untrue or inaccurate in any respect.
     §6.32 OFAC. None of the Borrower or the Guarantors is (or will be) a person with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby agrees to provide to the Lenders any additional information that a Lender deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.
§7. AFFIRMATIVE COVENANTS.
     The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue Letters of Credit:
     §7.1 Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.
     §7.2 Maintenance of Office. The Borrower and each Guarantor will maintain its respective chief executive office at 1280 Maryland Avenue, Suite 280, Washington, DC 20024, or at such other place in the United States of America as the Borrower or any Guarantor shall designate upon thirty (30) days prior written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Borrower or such Guarantor in respect of the Loan Documents may be given or made.
     §7.3 Records and Accounts. The Borrower and each Guarantor will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties and the properties of their respective Subsidiaries, contingencies and other reserves. Neither the Borrower, any Guarantor nor any of their respective Subsidiaries shall, without the prior written consent of the Required Lenders, (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4, or (y) change its fiscal year. Agent and the Lenders acknowledge that RPB’s and Borrower’s fiscal year is a calendar year.
     §7.4 Financial Statements, Certificates and Information. Borrower will deliver or cause to be delivered to the Agent with sufficient copies for each of the Lenders:
          (a) within fifteen (15) days of the filing of RPB’s Form 10-K with the SEC, but in any event not later than one hundred twenty (120) days after the end of each calendar year, the audited Consolidated balance sheet of RPB and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in capital and cash flows for such year, and an unaudited Consolidated balance sheet of Borrower and its Subsidiaries at the end of such year, and the related unaudited consolidated statements of income, changes in capital and cash flows for such year, each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by the chief financial officer or accounting officer of RPB that the information contained in such financial statements fairly presents the financial position of RPB and its Subsidiaries and the Borrower and its Subsidiaries, respectively, and accompanied by an auditor’s report (as to RPB and its Subsidiaries) prepared without qualification as to the scope of the audit by a nationally recognized accounting firm reasonably approved by Agent, and any other information the Lenders may reasonably request to complete a financial analysis of RPB and its Subsidiaries and Borrower and its Subsidiaries, respectively;
          (b) within fifteen (15) days of the filing of RPB’s Form 10-Q with the SEC, but in any event not later than sixty (60) days after the end of each of the first three calendar quarters of each year, copies of the unaudited consolidated balance sheet of RPB and its Subsidiaries and Borrower and its Subsidiaries, respectively, as at the end of such quarter, and the related unaudited consolidated statements of income and cash flows for the portion of Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the chief financial officer or accounting officer of RPB that the information contained in such financial statements fairly presents the financial position of RPB and its Subsidiaries and the Borrower and its Subsidiaries, respectively, on the date thereof;
          (c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by the chief financial officer or chief accounting officer of RPB in the form of Exhibit J hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9 and the other covenants described in such certificate and (if applicable) setting forth reconciliations to reflect changes in GAAP since the Balance Sheet Date. Borrower shall submit with the Compliance Certificate a Borrowing Base Certificate in the form of Exhibit I attached hereto pursuant to which the Borrower shall calculate the amount of the Borrowing Base as of the end of the immediately preceding calendar quarter. All income, expense and value associated with Real Estate or other Investments disposed of during any quarter will be eliminated from calculations, where applicable. The Compliance Certificate shall be accompanied by copies of the statements of Net Operating Income for such calendar quarter for each of the Mortgaged Properties, prepared on a basis consistent with the statements furnished to the Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to the Agent, together with a certification by the chief financial officer or chief accounting officer of RPB that the information contained in such statement fairly presents the Net Operating Income of the Mortgaged Properties for such periods;
          (d) simultaneously with the delivery of the financial statements referred to in clause (a) above, the statement of all contingent liabilities involving amounts of $1,000,000.00 or more of the Borrower and its Subsidiaries which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties, endorsements and other contingent obligations in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit);
          (e) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, (i) a Rent Roll for each of the Mortgaged Properties and a summary thereof in form satisfactory to Agent as of the end of each calendar quarter (including the fourth calendar quarter in each year), together with a listing of each tenant that has taken occupancy of such Mortgaged Property during each calendar quarter (including the fourth calendar quarter in each year), (ii) an operating statement for each of the Mortgaged Properties for each such calendar quarter and year to date and a consolidated operating statement for the Mortgaged Properties for each such calendar quarter and year to date (such statements and reports to be in form reasonably satisfactory to Agent), and (iii) a copy of each Lease or amendment to any Lease entered into with respect to a Mortgaged Property during such calendar quarter (including the fourth calendar quarter in each year);
          (f) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (i) listing the Real Estate owned by the Borrower and its Subsidiaries (or in which the Borrower or its Subsidiaries owns an interest) and stating the location thereof, the date acquired and the acquisition cost, (ii) listing the Indebtedness of the Borrower and its Subsidiaries (excluding Indebtedness of the type described in §8.1(b)-(e)), which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is recourse or non-recourse, and (iii) listing the properties of the Borrower and its Subsidiaries which are Construction in Progress and providing a brief summary of the status of such development;
          (g) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature, reports or proxy statements sent to the shareholders of RPB;
          (h) promptly after they are filed with the Internal Revenue Service, copies of all annual federal income tax returns and amendments thereto of the Borrower and each Guarantor;
          (i) promptly upon the filing hereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports and other statements and reports which RPB or Borrower shall file with the SEC;
          (j) evidence reasonably satisfactory to Agent of the timely payment of all real estate taxes for the Mortgaged Properties;
          (k) not later than January 31 of each year, a budget and business plan for the Borrower and its Subsidiaries for the next calendar year; and
          (l) from time to time such other financial data and information in the possession of the Borrower, each Guarantor or their respective Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against the Borrower and any settlement discussions relating thereto, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting the Borrower or any Guarantor) as the Agent may reasonably request.
Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof. Upon the request of Agent, Borrower and RPB shall deliver paper copies thereof to Agent and the Lenders. Borrower and RPB authorize Agent and Arranger to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and the Borrower and RPB release Agent and the Lenders from any liability in connection therewith.
     §7.5 Notices.
          (a) Defaults. The Borrower will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower, any Guarantor or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.
          (b) Environmental Events. The Borrower will give notice to the Agent within ten (10) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that the Borrower, any Guarantor or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in either case involves (A) any Mortgaged Property, (B) any other Real Estate and could reasonably be expected to have a Material Adverse Effect, or (C) or the Agent’s liens or security title on the Collateral pursuant to the Security Documents.
          (c) Notification of Claims Against Collateral. The Borrower will give notice to the Agent in writing within ten (10) Business Days of becoming aware of any material setoff, claims (including, with respect to the Mortgaged Property, environmental claims), withholdings or other defenses to which any of the Collateral, or the rights of the Agent or the Lenders with respect to the Collateral, are subject.
          (d) Notice of Litigation and Judgments. The Borrower will give notice to the Agent in writing within ten (10) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower, any Guarantor or any of their respective Subsidiaries or to which the Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against any of the Borrower, any Guarantor or any of their respective Subsidiaries that could either cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrower and each Guarantor will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against any of the Borrower, any Guarantor or any of their respective Subsidiaries in an amount in excess of $10,000,000.00.
          (e) Notice of Proposed Sales, Encumbrances, Refinance or Transfer of Non-Mortgaged Property. The Borrower will give notice to the Agent of any completed sale, encumbrance, refinance or transfer of any Real Estate (other than the Mortgaged Properties) of the Borrower, any Guarantor or their respective Subsidiaries within any calendar quarter, such notice to be submitted together with the Compliance Certificate provided or required to be provided to the Agent and the Lenders under §7.4 with respect to such calendar quarter. The Compliance Certificate shall with respect to any completed sale, encumbrance, refinance or transfer be adjusted in the best good faith estimate of Borrower to give effect to such sale, encumbrance, refinance or transfer and demonstrate that no Default or Event of Default with respect to the covenants referred to therein shall exist after giving effect to such sale, encumbrance, refinance or transfer.
          (f) ERISA. The Borrower will give notice to the Agent within ten (10) Business Days after the Borrower or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in §4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan.

          (g) Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.
     §7.6 Existence; Maintenance of Properties.
          (a) The Borrower will preserve and keep in full force and effect its existence as a Delaware limited partnership. Each Guarantor will preserve and keep in full force and effect its legal existence in the jurisdiction of its incorporation or formation. The Borrower and each Guarantor will cause each of their respective Subsidiaries to preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation. The Borrower will preserve and keep in full force all of its rights and franchises and those of its Subsidiaries, the preservation of which is necessary to the conduct of their business. RPB shall at all times comply with all requirements and applicable laws and regulations necessary to maintain REIT Status and shall continue to receive REIT Status. The common stock of RPB shall at all times be listed for trading and be traded on the New York Stock Exchange, unless otherwise consented to by the Required Lenders. The Borrower shall continue to own directly or indirectly one hundred percent (100%) of the Subsidiary Guarantors.
          (b) The Borrower (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof in all cases in which the failure so to do would have a material adverse effect on the condition of any Mortgaged Property or would cause a Material Adverse Effect. Without limitation of the obligations of the Borrower under this Agreement with respect to the maintenance of the Mortgaged Properties, the Borrower shall promptly and diligently comply with the recommendations of the Environmental Engineer concerning the maintenance, operation or upkeep of the Mortgaged Properties contained in the building inspection and environmental reports delivered to the Agent or otherwise obtained by Borrower or any Guarantor with respect to the Mortgaged Property.
     §7.7 Insurance; Condemnation.
          (a) The Borrower will, at its expense, procure and maintain for the benefit of the Borrower and the Agent, insurance policies issued by such insurance companies, in such amounts, in such form and substance, and with such coverages, endorsements, deductibles and expiration dates as are acceptable to the Agent, providing the following types of insurance covering each Mortgaged Property:
               (i) “All Risks” property insurance (including broad form flood, broad form earthquake, coverage from loss or damage arising from acts of terrorism (with such coverage satisfactory to Agent), and comprehensive boiler and machinery coverages) on each Building and the contents therein of the Borrower and its Subsidiaries in an amount not less than one hundred percent (100%) of the full replacement cost of each Building and the contents therein of the Borrower and its Subsidiaries or such other amount as the Agent may approve, with deductibles not to exceed $10,000.00 for any one occurrence, with a replacement cost coverage endorsement, an agreed amount endorsement, and, if requested by the Agent, a contingent liability from operation of building laws endorsement in such amounts as the Agent may require. Full replacement cost as used herein means the cost of replacing the Building (exclusive of the cost of excavations, foundations and footings below the lowest basement floor) and the contents therein of the Borrower and its Subsidiaries without deduction for physical depreciation thereof;
               (ii) During the course of construction or repair of any Building, the insurance required by clause (i) above shall be written on a builders risk, completed value, non-reporting form, meeting all of the terms required by clause (i) above, covering the total value of work performed, materials, equipment, machinery and supplies furnished, existing structures, and temporary structures being erected on or near the Real Estate, including coverage against collapse and damage during transit or while being stored off-site, and containing a soft costs (including loss of rents) coverage endorsement and a permission to occupy endorsement;
               (iii) Flood insurance if at any time any Building is located in any federally designated “special hazard area” (including any area having special flood, mudslide and/or flood-related erosion hazards, and shown on a Flood Hazard Boundary Map or a Flood Insurance Rate Map published by the Federal Emergency Management Agency as Zone A, AO, Al-30, AE, A99, AH, VO, V1-30, VE, V, M or E) and the broad form flood coverage required by clause (i) above is not available, in an amount equal to not less than $25,000,000 or the maximum amount then available under the National Flood Insurance Program;
               (iv) Rent loss insurance in an amount sufficient to recover at least the total estimated gross receipts from all sources of income, including without limitation, rental income, for the Real Estate for a twelve (12) month period;
               (v) Commercial general liability insurance against claims for personal injury (to include, without limitation, bodily injury and personal and advertising injury) and property damage liability, all on an occurrence basis, if commercially available, with such coverages as the Agent may reasonably request (including, without limitation, contractual liability coverage, completed operations coverage for a period of two (2) years following completion of construction of any improvements on the Real Estate, and coverages equivalent to an ISO broad form endorsement), with a general aggregate limit of not less than $2,000,000.00, a completed operations aggregate limit of not less than $2,000,000.00, and a combined single “per occurrence” limit of not less than $1,000,000.00 for bodily injury, property damage and medical payments;
               (vi) During the course of construction or repair of any improvements on the Real Estate, owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance required by clause (v) above;
               (vii) Employer’s liability insurance with respect to the Borrower’s employees;
               (viii) Umbrella liability insurance with limits of not less than $10,000,000.00 to be in excess of the limits of the insurance required by clauses (v), (vi) and

(vii) above, with coverage at least as broad as the primary coverages of the insurance required by clauses (v), (vi) and (vii) above, with any excess liability insurance to be at least as broad as the coverages of the lead umbrella policy. All such policies shall be endorsed to provide defense coverage obligations;
               (ix) Workers’ compensation insurance for all employees of the Borrower or its Subsidiaries engaged on or with respect to the Real Estate with limits as required by applicable law; and
               (x) Such other insurance in such form and in such amounts as may from time to time be reasonably required by the Agent against other insurable hazards and casualties which at the time are commonly insured against in the case of properties of similar character and location to the Real Estate.
     The Borrower shall pay all premiums on insurance policies. The insurance policies with respect to all Mortgaged Property provided for in clauses (v), (vi) and (viii) above shall name the Agent and each Lender as an additional insured and shall contain a cross liability/severability endorsement. The insurance policies provided for in clauses (i), (ii), (iii) and (iv) above shall name the Agent as mortgagee and loss payee, shall be first payable in case of loss to the Agent, and shall contain mortgage clauses and lender’s loss payable endorsements in form and substance acceptable to the Agent. The Borrower shall deliver duplicate originals or certified copies of all such policies to the Agent, and the Borrower shall promptly furnish to the Agent all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid. At least thirty (30) days prior to the expiration date of the policies, the Borrower shall deliver to the Agent evidence of continued coverage, including a certificate of insurance, as may be satisfactory to the Agent.
          (b) All policies of insurance required by this Agreement shall contain clauses or endorsements to the effect that (i) no act or omission of the Borrower or any Subsidiary or anyone acting for the Borrower or any Subsidiary (including, without limitation, any representations made in the procurement of such insurance), which might otherwise result in a forfeiture of such insurance or any part thereof, no occupancy or use of the Real Estate for purposes more hazardous then permitted by the terms of the policy, and no foreclosure or any other change in title to the Real Estate or any part thereof, shall affect the validity or enforceability of such insurance insofar as the Agent is concerned, (ii) the insurer waives any right of set off, counterclaim, subrogation, or any deduction in respect of any liability of the Borrower or any Subsidiary and the Agent, (iii) such insurance is primary and without right of contribution from any other insurance which may be available, (iv) such policies shall not be modified, canceled or terminated prior to the scheduled expiration date thereof without the insurer thereunder giving at least thirty (30) days prior written notice to the Agent by certified or registered mail, and (v) that the Agent or the Lenders shall not be liable for any premiums thereon or subject to any assessments thereunder, and shall in all events be in amounts sufficient to avoid any coinsurance liability.
          (c) The insurance required by this Agreement may be effected through a blanket policy or policies covering additional locations and property of the Borrower and other Persons not included in the Mortgage Property, provided that such blanket policy or policies comply with all of the terms and provisions of this §7.7 and contain endorsements or clauses assuring that any claim recovery will not be less than that which a separate policy would provide, including, without limitation, a priority claim provision with respect to property insurance and an aggregate limits of insurance endorsement in the case of liability insurance.
          (d) All policies of insurance required by this Agreement shall be issued by companies licensed to do business in the State where the policy is issued and also in the States where the Real Estate is located and having a rating in Best’s Key Rating Guide of at least “A” and a financial size category of at least “X.”
          (e) Neither the Borrower nor any Subsidiary shall carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement unless such insurance complies with the terms and provisions of this §7.7.
          (f) In the event of any loss or damage to the Mortgaged Property, the Borrower or the applicable Guarantor shall give prompt written notice to the insurance carrier and the Agent. Each of the Borrower and the Guarantors hereby irrevocably authorizes and empowers the Agent, at the Agent’s option and in the Agent’s sole discretion or at the request of the Required Lenders in their sole discretion, as its attorney in fact, to make proof of such loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive Insurance Proceeds and Condemnation Proceeds, and to deduct therefrom the Agent’s reasonable expenses incurred in the collection of such Insurance Proceeds; provided, however, that so long as no Default or Event of Default has occurred and is continuing and so long as the Borrower or any Guarantor shall in good faith diligently pursue such claim, the Borrower or such Guarantor may make proof of loss and appear in any proceedings or negotiations with respect to the adjustment of such claim, except that the Borrower or such Guarantor may not settle, adjust or compromise any such claim without the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed; provided, further, that the Borrower or such Guarantor may make proof of loss and adjust and compromise any claim under casualty insurance policies which is in an amount less than $2,000,000.00 so long as no Default or Event of Default has occurred and is continuing and so long as the Borrower or such Guarantor shall in good faith diligently pursue such claim. The Borrower and each Guarantor further authorize the Agent, at the Agent’s option, to (i) apply the balance of such Insurance Proceeds and Condemnation Proceeds to the payment of the Obligations whether or not then due, or (ii) if the Agent shall require the reconstruction or repair of the Mortgaged Property, to hold the balance of such proceeds as trustee to be used to pay taxes, charges, sewer use fees, water rates and assessments which may be imposed on the Mortgaged Property and the Obligations as they become due during the course of reconstruction or repair of the Mortgaged Property and to reimburse the Borrower or such Guarantor, in accordance with such terms and conditions as the Agent may prescribe, for the costs of reconstruction or repair of the Mortgaged Property, and upon completion of such reconstruction or repair to apply any excess to the payment of the Obligations.
          (g) Notwithstanding the foregoing or anything to the contrary contained in the Mortgages, the Agent shall make net Insurance Proceeds and Condemnation Proceeds available to the Borrower or such Guarantor to reconstruct and repair the Mortgaged Property, in accordance with such terms and conditions as the Agent may prescribe in the Agent’s discretion for the disbursement of the proceeds, provided that (i) the cost of such reconstruction or repair is not estimated by the Agent to exceed twenty-five percent (25%) of the replacement cost of the damaged Building (as reasonably estimated by the Agent), (ii) no Default or Event of Default shall have occurred and be continuing, (iii) the Borrower or such Guarantor shall have provided to the Agent additional cash security in an amount equal to the amount reasonably estimated by the Agent to be the amount in excess of such proceeds which will be required to complete such repair or restoration, (iv) the Agent shall have approved the plans and specifications, construction budget, construction contracts, and construction schedule for such repair or restoration and reasonably determined that the repaired or restored Mortgaged Property will provide the Agent with adequate security for the Obligations (provided that the Agent shall not disapprove such plans and specifications if the Building is to be restored to substantially its condition immediately prior to such damage), (v) the Borrower or such Guarantor shall have delivered to the Agent written agreements binding upon the Major Tenants and not less than seventy-five percent (75%) of the remaining tenants or other parties having present or future rights to possession of any portion of the affected Mortgaged Property or having any right to require repair, restoration or completion of the Mortgaged Property or any portion thereof (determined by reference to those tenants in the aggregate occupying or having rights to occupy not less than seventy-five percent (75%) of the Net Rentable Area of the Building so damaged, excluding the portion leased by the Major Tenants), agreeing upon a date for delivery of possession of the Mortgaged Property or their respective portions thereof, to permit time which is sufficient in the judgment of the Agent for such repair or restoration and approving the plans and specifications for such repair or restoration, or other evidence satisfactory to the Agent that none of such tenants or other parties may terminate their Leases as a result of such casualty or as a result of having a right to approve the plans and specifications for such repair or restoration, (vi) the Agent shall reasonably determine that such repair or reconstruction can be completed prior to the Maturity Date, (vii) the Agent shall receive evidence reasonably satisfactory to it that any such restoration, repair or rebuilding complies in all respects with any and all applicable state, federal and local laws, ordinances and regulations, including without limitation, zoning laws, ordinances and regulations, and that all required permits, licenses and approvals relative thereto have been or will be issued in a manner so as not to materially impede the progress of restoration, (viii) the Agent shall receive evidence reasonably satisfactory to it that the insurer under such policies of fire or other casualty insurance does not assert any defense to payment under such policies against the Borrower, any Guarantor or the Agent, and (ix) with respect to any Taking, Agent shall determine that following such repair or restoration there shall be no more than the lesser of (i) a twenty-five percent (25%) reduction in occupancy or rental income from the Mortgaged Property so affected by such specific condemnation or taking (excluding any proceeds from rental loss insurance or proceeds from such award allocable to rent) or (ii) a fifteen percent (15%) reduction in occupancy or in rental income from all of the Mortgaged Properties (excluding any proceeds from rental loss insurance or proceeds of such award allocable to rent), after giving effect to the current condemnation or taking and any previous condemnations or takings which may have occurred. Any excess Insurance Proceeds shall be paid to the Borrower, or if an Event of Default has occurred and is continuing, such proceeds shall be applied to the payment of the Obligations, unless in either case by the terms of the applicable insurance policy the excess proceeds are required to be returned to such insurer. Any excess Condemnation Proceeds shall be applied to the payment of the Obligations. In no event shall the provisions of this section be construed to extend the Maturity Date or to limit in any way any right or remedy of the Agent upon the occurrence of an Event of Default hereunder. If the Mortgaged Property is sold or the Mortgaged Property is acquired by the Agent, all right, title and interest of the Borrower and any Guarantor in and to any insurance policies and unearned premiums thereon and in and to the proceeds thereof resulting from loss or damage to the Mortgaged Property prior to the sale or acquisition shall pass to the Agent or any other successor in interest to the Borrower or purchaser of the Mortgaged Property.
          (h) The Borrower, RPB and their respective Subsidiaries (as applicable) will, at their expense, procure and maintain insurance covering the Borrower, RPB and their respective Subsidiaries (as applicable) and the Real Estate other than the Mortgaged Property in such amounts and against such risks and casualties as are customary for properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy.
     §7.8 Taxes; Liens. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon them or upon the Mortgaged Properties or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting any of the Collateral or other property of Borrower, the Guarantors or their respective Subsidiaries, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding and the Borrower, any such Guarantor or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrower, any such Guarantor or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy.
     §7.9 Inspection of Properties and Books. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, permit the Agent and the Lenders, at the Borrower’s expense and upon reasonable prior notice, to visit and inspect any of the properties of the Borrower, each Guarantor or any of their respective Subsidiaries, to examine the books of account of the Borrower, each Guarantor and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, any Guarantor and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay for such visits and inspections more often than once in any twelve (12) month period. The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of the Borrower, the Guarantors and their respective Subsidiaries.

     §7.10 Compliance with Laws, Contracts, Licenses, and Permits. The Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, comply in all respects with (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where a failure to so comply with any of clauses (i) through (v) could not reasonably be expected to have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower, any Guarantor or their respective Subsidiaries may fulfill any of its obligations hereunder, the Borrower, such Guarantor or such Subsidiary will immediately take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof. Borrower shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise Agent in writing in the event that Borrower shall determine that any investors in Borrower are in violation of such act.
     §7.11 Further Assurances. The Borrower and each Guarantor will and will cause each of their respective Subsidiaries to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.
     §7.12 Management. The Borrower shall not and shall not permit any Guarantor to enter into any management agreement with a third party manager after the date hereof for any Mortgaged Property without the prior written consent of the Agent (which shall not be unreasonably withheld). Agent may condition any approval of a new manager upon the execution and delivery to Agent of collateral assignment of such management agreement to Agent and a subordination of the manager’s rights thereunder to the rights of the Agent and the Lenders under the Loan Documents.
     §7.13 Leases of the Property. The Borrower and each Guarantor will give notice to the Agent of any proposed new Lease at any Mortgaged Property for the lease of space therein of more than 10,000 square feet and shall provide to the Agent a copy of the proposed Lease and any and all agreements or documents related thereto, current financial information for the proposed tenant and any guarantor of the proposed Lease and such other information as the Agent may reasonably request. Unless the Borrowing Base is comprised of at least two (2) Mortgaged Properties having an aggregate Appraised Value of at least $200,000,000.00, neither the Borrower nor any Guarantor will lease all or any portion of a Mortgaged Property or amend, supplement or otherwise modify, terminate or cancel, or accept the surrender of, or consent to the assignment or subletting of, or grant any concessions to or waive the performance of any obligations of any tenant, lessee or licensee under, any now existing or future Lease at any Mortgaged Property without the prior written consent of the Agent not to be unreasonably withheld, conditioned or delayed; provided, however, with respect to (a) any Lease which covers less than 10,000 square feet of a Mortgaged Property, the Borrower or any Guarantor may enter into any such Lease, or amend, supplement or otherwise modify, terminate or cancel, or accept the surrender of, or consent to the assignment or subletting of, or granting concessions to or waive the performance of any obligations of any tenant, lessee or licensee under, any such Lease, in each case consistent with sound leasing and management practices for similar properties, or (b) any Lease which covers 10,000 square feet or more of a Mortgaged Property, the Borrower or any Guarantor may enter into an amendment or modification of such Lease in the ordinary course of business consistent with sound leasing and management practices provided that such amendment or modification does not decrease any minimum rent, percentage rent or other financial obligation of the tenant thereunder, release any tenant or guarantor, shorten the term thereof, increase landlord obligations, or otherwise materially modify such Lease. At any time the Borrowing Base is comprised of at least two (2) Mortgaged Properties having an aggregate Appraised Value of at least $200,000,000.00, Borrower or any Guarantor may enter into Leases, or amend, supplement or otherwise modify, terminate or cancel, or accept the surrender of, or consent to the assignment or subletting of, or granting concessions to or waive the performance of any obligations of any tenant, lessee or licensee under, any such Lease consistent with sound leasing and management practices for similar properties.
     §7.14 Business Operations. The Borrower, the Guarantors and their respective Subsidiaries shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and in compliance with the terms and conditions of this Agreement and the Loan Documents. The “business” of the Borrower (including any or all of its Subsidiaries) shall mean (i) the acquisition, development, redevelopment, construction, renovation, improvement, marketing, leasing, financing, sale or other disposition of commercial office properties (with ancillary supporting retail), and (ii) providing development, construction, financing, leasing and/or real estate, marketing or financial consulting services, for a fee or other consideration, to any Person. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, engage in any line of business other than as set forth above in this section.
     §7.15 Registered Servicemark. Without prior written notice to the Agent, none of the Mortgaged Properties shall be owned or operated by the Borrower or any Guarantor under any registered or protected trademark, tradename, servicemark or logo. In the event any of the Mortgaged Properties shall be owned or operated under any registered or protected tradename, trademark, servicemark or logo, Borrower or the applicable Guarantor shall enter into an agreement with Agent, in form and substance satisfactory to Agent, granting to Agent or any successful bidder at a foreclosure sale of such Mortgaged Property the right and/or license to continue operating such Mortgaged Property under such tradename, trademark, servicemark or logo for a period of six (6) months from the date of the acquisition of such Mortgaged Property.
     §7.16 Ownership of Real Estate. Without the prior written consent of Agent, all Real Estate and all interests (whether direct or indirect) of the Borrower or RPB in any real estate assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by the Borrower or a wholly owned Subsidiary of Borrower; provided, however that the Borrower shall be permitted to own or lease interests in Real Estate through non-wholly owned Subsidiaries and Unconsolidated Affiliates.

     §7.17 Distributions of Income to the Borrower. The Borrower shall cause all of its Subsidiaries (subject to the terms of any loan documents under which such Subsidiary is the borrower) to promptly distribute to the Borrower (but not less frequently than once each calendar quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its debt service, operating expenses, capital improvements and leasing commissions for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements and tenant improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices.
     §7.18 Management. The Borrower shall not enter into any Management Agreement with a third party manager for the Mortgaged Property without the prior written consent of the Agent (which shall not be unreasonably withheld), and after such approval, no such Management Agreement shall be modified in any material respect or terminated without Agent’s prior written approval, such approval not to be unreasonably withheld. Agent may condition any approval of a new manager upon the execution and delivery to Agent of collateral assignment of such Management Agreement to Agent and a subordination of the manager’s rights thereunder to the rights of the Agent and the Lenders under the Loan Documents.
     §7.19 Guarantor Restrictions. The Borrower and RPB covenant and agree that RPB will at all times own not less than fifty-one percent (51%) of the economic, voting and beneficial interests in the Borrower. Without the prior written consent of Agent, RPB shall not own any assets other than its interest in the Borrower, cash and Cash Equivalents and the property described on Schedule 7.19 hereto.
     §7.20 Plan Assets. The Borrower will do, or cause to be done, all things necessary to ensure that none of the Mortgaged Properties will be deemed to be Plan Assets at any time.
     §7.21 More Restrictive Agreements. Should the Borrower, the Guarantors or any of their respective Subsidiaries enter into or modify any agreements or documents pertaining to any existing or future Indebtedness, Debt Offering or Equity Offering, which agreements or documents include covenants, whether affirmative or negative (or any other provision which may have the same practical effect as any of the foregoing), which are individually or in the aggregate more restrictive against the Borrower, the Guarantors or their respective Subsidiaries than those set forth in §§8.1(f), 8.7 and §9 of this Agreement, the Borrower shall promptly notify the Agent and, if requested by the Required Lenders, the Borrower, the Guarantors, the Agent and the Required Lenders shall promptly amend this Agreement and the other Loan Documents to include some or all of such more restrictive provisions as determined by the Required Lenders in their sole discretion. Each of the Borrower and Guarantors agree to deliver to the Agent copies of any agreements or documents (or modifications thereof) pertaining to existing or future Indebtedness, Debt Offering or Equity Offering of the Borrower, the Guarantors or any of their respective Subsidiaries as the Agent from time to time may request. Notwithstanding the foregoing, this §7.21 shall not apply to covenants contained in any agreements or documents evidencing or securing Non-Recourse Indebtedness or covenants in agreements or documents relating to recourse Indebtedness that relate only to specific Real Estate that is collateral for such Indebtedness or to specific Subsidiaries that own Real Estate that are not Guarantors. In the event this Agreement or any of the other Loan Documents are modified pursuant to this §7.21 and the agreement or document pertaining to any Indebtedness, Debt Offering or Equity Offering creating the right to modify this Agreement or any other Loan Document shall terminate or no longer be in force or effect, this Agreement or such other Loan Documents shall be promptly modified to eliminate any such more restrictive provision and revert to the provision originally contained herein or in such other Loan Document.
     §7.22 REIT Status. RPB shall at all times maintain REIT Status.
§8. NEGATIVE COVENANTS.
     The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any of the Lenders has any obligation to make any Loans or issue any Letter of Credit:
     §8.1 Restrictions on Indebtedness. The Borrower will not, and will not permit its respective Subsidiaries or any of the Guarantors to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:
          (a) Indebtedness to the Lenders arising under any of the Loan Documents;
          (b) current liabilities of the Borrower, the Guarantors or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;
          (c) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;
          (d) Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in a Default;
          (e) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business; and
          (f) subject to the provisions of §9, (i) secured or unsecured recourse Indebtedness, provided that the aggregate amount of such recourse Indebtedness (excluding the Obligations) shall not exceed thirty percent (30%) of Gross Asset Value, and (ii) Non-Recourse Indebtedness, provided that none of such Persons shall incur any of the Indebtedness described in this §8.1(f) unless it shall have provided to the Agent prior written notice of the proposed incurrence of such Indebtedness, a statement that the borrowing will not cause a Default or Event of Default and a Compliance Certificate demonstrating that the Borrower will be in compliance with its covenants referred to therein after giving effect to the incurrence of such Indebtedness.

     Notwithstanding anything in this Agreement to the contrary, (i) none of the Indebtedness described in §8.1(f) above shall have any of the Mortgaged Properties or any interest therein or any direct or indirect ownership interest in any Subsidiary Guarantor as collateral, a borrowing base, asset pool or any similar form of credit support for such Indebtedness (provided that the foregoing shall not preclude recourse to the general credit of Borrower or RPB) and (ii) none of the Subsidiary Guarantors shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (including, without limitation, pursuant to any conditional or limited guaranty or indemnity agreement creating liability with respect to usual and customary exclusions from the non-recourse limitations governing the Non-Recourse Indebtedness of any Person, or otherwise) other than Indebtedness described in §§8.1(a)-(e) above.
     §8.2 Restrictions on Liens, Etc. The Borrower will not, and will not permit its Subsidiaries or any of the Guarantors to (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, pledge, negative pledge, charge, restriction or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse (provided that this clause (e) shall not prohibit a true sale of a land option or development agreement); or (f) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Borrower and any such Subsidiary or Guarantor may create or incur or suffer to be created or incurred or to exist:
               (i) (A) Except those being contested in good faith and by appropriate proceedings as permitted by this Agreement, Liens on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies in respect of obligations not then delinquent or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents and (B) Liens on assets other than (I) the Collateral and (II) any direct or indirect interest of Borrower or any Subsidiary of Borrower in any Guarantor in respect of judgments permitted by §8.1(d);
               (ii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

               (iii) Liens consisting of (A) mortgage liens on Real Estate (including the rents, issues and profits therefrom), other than Real Estate that constitutes a Mortgaged Property or any interest therein (including the rents, issues and profits therefrom), securing Indebtedness which is permitted by §8.1(f) or (B) liens consisting of pledges of security interests in the ownership interests of any Subsidiary which is not a Guarantor securing Indebtedness which is permitted by §8.1(f);
               (iv) encumbrances on properties other than the Mortgaged Property consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower, the Guarantors or any such Subsidiary is a party, purchase money security interests and other liens or encumbrances, which do not individually or in the aggregate have a Material Adverse Effect or which are permitted under the terms of any mortgage relating thereto;
               (v) Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations; and
               (vi) Liens and encumbrances on a Mortgaged Property expressly permitted under the terms of the Mortgage relating thereto.
     Notwithstanding anything in this Agreement to the contrary, no Subsidiary Guarantor shall create or incur or suffer to be created or incurred or to exist any Lien other than Liens contemplated in §§8.2(i), (v) and (vi).
     §8.3 Restrictions on Investments. No Subsidiary Guarantor shall have any Investment in any Subsidiary (other than another Subsidiary Guarantor), an Unconsolidated Affiliate or other Person nor shall any Subsidiary Guarantor own or lease any property other than its respective Mortgaged Property(ies) and personal property incidental thereto (or an equity interest in another Subsidiary Guarantor).
     §8.4 Merger, Consolidation. Neither the Borrower nor RPB will, nor will Borrower or RPB permit any of their respective Subsidiaries to, become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Required Lenders except for (i) the merger or consolidation of one or more of the Subsidiaries of Borrower (other than any Subsidiary that is a Guarantor) with and into the Borrower (it being understood and agreed that in any such event the Borrower will be the surviving Person) and (ii) the merger or consolidation of two or more Subsidiaries of the Borrower; provided that no such merger or consolidation shall involve any Subsidiary that is a Guarantor. A Subsidiary of Borrower may sell all of its assets (and may effectuate such sale by merger or consolidation with another Person, with such other Person being the surviving entity) subject to compliance with the terms of this Agreement (including without limitation §5.4 and §8.8), and after any such permitted sale, may dissolve.

     §8.5 Sale and Leaseback. The Borrower will not, and will not permit its Subsidiaries, to enter into any arrangement, directly or indirectly, whereby the Borrower or any such Subsidiary shall sell or transfer any Real Estate owned by it in order that then or thereafter the Borrower or any such Subsidiary shall lease back such Real Estate without the prior written consent of Agent, such consent not to be unreasonably withheld.
     §8.6 Compliance with Environmental Laws. Neither the Borrower nor RPB will, nor will either of them permit any of its respective Subsidiaries or any other Person to, do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for small quantities of Hazardous Substances used in the ordinary course of business and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in full compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in full compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be contemplated to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances which might give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws).
     The Borrower shall, and shall cause its Subsidiaries to:
               (i) in the event of any change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action (including, without limitation, the conducting of engineering tests at the sole expense of the Borrower) to confirm that no Hazardous Substances are or ever were Released or disposed of on the Mortgaged Properties in violation of applicable Environmental Laws; and
               (ii) if any Release or disposal of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose it to liability shall occur or shall have occurred on the Real Estate (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Real Estate by the Borrower or any such Subsidiary), the Borrower shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Real Estate in full compliance with all applicable Environmental Laws; provided, that each of the Borrower and its Subsidiaries shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the satisfaction of the Agent and no action shall have been commenced by any enforcement agency. The Agent may engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein.
     At any time after an Event of Default shall have occurred hereunder the Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Mortgaged Properties prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to any such Mortgaged Property and (ii) whether the use and operation of any such Mortgaged Property complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Required Lenders shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may expose such Person to liability may have occurred, relating to any Mortgaged Property, or that any of the Mortgaged Property is not in compliance with Environmental Laws to the extent required by the Loan Documents, Borrower shall promptly upon the request of Agent obtain and deliver to Agent such environmental assessments of such Mortgaged Property prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to such Mortgaged Property and (ii) whether the use and operation of such Mortgaged Property comply with all Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of such Mortgaged Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Mortgaged Property and the use and operation thereof with all applicable Environmental Laws. All environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrower.
     §8.7 Distributions.
          (a) The Borrower shall not pay any Distribution to the partners of the Borrower, and RPB shall not pay any Distribution to its shareholders, if such Distribution is in excess of the amount which (i) for the calendar quarters ending June 30, 2007 and September 30, 2007, when added to the amount of all other Distributions paid in the same calendar quarter and the preceding calendar quarter, would exceed one hundred percent (100%) of such Person’s Funds from Operations for such calendar quarters, (ii) for the calendar quarters ending December 31, 2007 and March 31, 2008, when added to the amount of all other Distributions paid in the same calendar quarter and the preceding calendar quarter, would exceed ninety-five percent (95%) of such Person’s Funds from Operations for such calendar quarters, and (iii) for the calendar quarter ending June 30, 2008 and thereafter, when added to the amount of all other Distributions paid in the same calendar quarter and the preceding three (3) calendar quarters, would exceed ninety-five percent (95%) of such Person’s Funds from Operations for such calendar quarters; provided that the limitations contained in this §8.7(a) shall not preclude the Borrower from making Distributions to RPB in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of RPB, as evidenced by a certification of the principal financial or accounting officer of the RPB containing calculations in detail reasonably satisfactory in form and substance to the Agent.
          (b) In the event that a Default under §12.1(a) or (b) or an Event of Default shall have occurred and be continuing, (i) the Borrower shall make no Distributions other than Distributions to RPB in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of RPB and (ii) RPB shall make no Distributions other than Distributions in an amount equal to the minimum distributions under the Code to maintain the REIT Status of RPB, in each case as evidenced by a certification of the principal financial or accounting officer of the RPB containing calculations in detail reasonably satisfactory in form and substance to the Agent.
          (c) Notwithstanding the foregoing, at any time when an Event of Default under §12.1(a), (b), (h), (i) or (j) shall have occurred or the maturity of the Obligations has been accelerated, neither Borrower nor RPB shall make any Distributions whatsoever, directly or indirectly.
     §8.8 Asset Sales. The Borrower will not, and will not permit its Subsidiaries or the Guarantors to, sell, transfer or otherwise dispose of any material asset other than pursuant to a bona fide arm’s length transaction. Neither the Borrower nor any Subsidiary thereof shall sell, transfer or otherwise dispose of any Real Estate during any four (4) consecutive fiscal quarters in excess of an amount equal to twenty percent (20%) of Gross Asset Value, except as the result of a condemnation or casualty and except for the granting of Permitted Liens, as applicable (a sale by itself of the Real Estate at 1425 New York Avenue shall not be deemed to violate this 20% restriction), unless there shall have been delivered to the Agent a statement that no Default or Event of Default exists or will exist and a certification that the Borrower will be in compliance with its covenants referred to therein after giving effect to such sale, transfer or other disposition.
§8.9 [Intentionally Omitted.]
     §8.10 Restriction on Prepayment of Indebtedness. The Borrower and RPB will not, and will not permit their respective Subsidiaries to, (a) prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness other than the Obligations after the occurrence of any Event of Default; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of §8.1; and (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness; and (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date of such Indebtedness after the occurrence of an Event of Default.
     §8.11 Zoning and Contract Changes and Compliance. Neither the Borrower nor any Guarantor shall initiate or consent to any zoning reclassification of any of its Mortgaged Property or seek any variance under any existing zoning ordinance or use or permit the use of any Mortgaged Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation. Neither the Borrower nor any Guarantor shall initiate any change in any laws, requirements of governmental authorities or obligations created by private contracts and Leases which now or hereafter may materially adversely affect the ownership, occupancy, use or operation of any Mortgaged Property.

     §8.12 Derivatives Contracts. Neither the Borrower nor any of its Subsidiaries shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for interest rate swap, collar, cap or similar agreements providing interest rate protection and currency swaps and currency options made in the ordinary course of business and permitted pursuant to §8.1 and contracts for the future purchase of goods and supplies for its own use or consumption in the course of its business.
     §8.13 Transactions with Affiliates. Neither RPB nor the Borrower shall, and neither of them shall permit any other Guarantor or any Subsidiary of the Borrower or any other Guarantor to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including any Subsidiary of the Borrower), except (i) transactions in connection with the Management Agreements, (ii) transactions set forth on Schedule 6.15 attached hereto and (iii) transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.
     §8.14 Equity Pledges. Notwithstanding anything in this Agreement to the contrary, RPB will not create or incur or suffer to be created or incurred any Lien on any legal, equitable or beneficial interest of RPB in Borrower, including, without limitation, any Distributions or rights to Distributions on account thereof.
§9. FINANCIAL COVENANTS.
     The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit:
     §9.1 Borrowing Base. The Borrower shall not permit the outstanding principal balance of the Loans and the Letter of Credit Liabilities to be greater than the Borrowing Base.
     §9.2 Consolidated Total Indebtedness to Gross Asset Value. Borrower will not permit Consolidated Total Indebtedness to exceed seventy percent (70%) of its Gross Asset Value.
     §9.3 Minimum Mortgaged Property Debt Service. The Borrower will not permit the ratio of the Net Operating Income of all Mortgaged Properties for the two (2) most recently ended calendar quarters annualized to its Implied Debt Service to be less than 1.40 to 1.00.
     §9.4 Adjusted Consolidated EBITDA to Consolidated Fixed Charges. The Borrower will not permit the ratio of Adjusted Consolidated EBITDA to Consolidated Fixed Charges, each for the sum of the two (2) most recently ended calendar quarters, to be less than 1.45 to 1.00.
     §9.5 Minimum Consolidated Tangible Net Worth. The Borrower will not at any time permit its Consolidated Tangible Net Worth to be less than the sum of $190,000,000, plus seventy-five percent (75%) of the sum of (a) Net Offering Proceeds plus (b) the value of units in the Borrower or shares in RPB issued upon the contribution of assets to Borrower or its Subsidiaries.

     §9.6 Borrowing Base Assets. The Mortgaged Properties must satisfy all of the following conditions:
          (a) at all times, at least eighty percent (80%) of the total Net Rentable Area of the Mortgaged Properties within the Borrowing Base (on a portfolio basis) shall be physically occupied by tenants under arms-length written Leases which are in full force and effect and pursuant to which the tenants are paying rent; provided that, Agent and the Lenders agree that for the purposes of determining compliance with this §9.6, the Mortgaged Property commonly known as Presidents Park II shall only be included in the calculation set forth in this clause (a) beginning with the calculation made at the end of the calendar quarter ending March 31, 2007;
          (b) at all times, the Borrowing Base shall be comprised of at least two (2) Mortgaged Properties having an aggregate Appraised Value of not less than $150,000,000.00; and
          (c) no more than fifteen percent (15%) of the Appraised Value of all Mortgaged Properties included in the Borrowing Base shall be attributable to Eligible Real Estate leased under a ground lease.
§10. CLOSING CONDITIONS.
     The obligation of the Lenders to make the Loans or issue Letters of Credit shall be subject to the satisfaction of the following conditions precedent:
     §10.1 Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Agent shall have received a fully executed counterpart of each such document, except that each Lender shall have received the fully executed original of its Note.
     §10.2 Certified Copies of Organizational Documents. The Agent shall have received from the Borrower and each Guarantor a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and in which the Mortgaged Properties are located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of the Borrower and such Guarantor, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.
     §10.3 Resolutions. All action on the part of the Borrower and each applicable Guarantor, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.
     §10.4 Incumbency Certificate; Authorized Signers. Unless covered by the resolutions described in §10.3, the Agent shall have received from Borrower and each Guarantor an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from Borrower a certificate, dated as of the Closing Date, signed by a duly authorized representative of Borrower and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests, Letter of Credit Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of the Borrower under the Loan Documents.
     §10.5 Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to the Borrower and each Guarantor in form and substance reasonably satisfactory to the Agent.
     §10.6 Payment of Fees. The Borrower shall have paid to the Agent the fees payable pursuant to §4.2.
     §10.7 Insurance. The Agent shall have received certificates evidencing that the Agent and the Lenders are named as mortgagee and additional insured, as applicable, on all policies of insurance as required by this Agreement or the other Loan Documents.
     §10.8 Performance; No Default. Borrower and the applicable Guarantors shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.
     §10.9 Representations and Warranties. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.
     §10.10 Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require.
     §10.11 Eligible Real Estate Qualification Documents. The Eligible Real Estate Qualification Documents for each Mortgaged Property included in the Collateral as of the Closing Date shall have been delivered to the Agent at the Borrower’s expense and shall be in form and substance satisfactory to the Agent.
     §10.12 Compliance Certificate. The Agent shall have received a Compliance Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein as of the most recent calendar quarter for which Borrower has provided financial statements under §6.4 adjusted in the best good faith estimate of Borrower as of the Closing Date.

     §10.13 Appraisals. The Agent shall have received Appraisals of each of the Mortgaged Properties in form and substance satisfactory to the Agent, and the Agent shall have determined an Appraised Value for such Mortgaged Properties.
     §10.14 Consents. The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.
     §10.15 Contribution Agreement. The Agent shall have received an executed counterpart of the Contribution Agreement.
     §10.16 Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.
§11. CONDITIONS TO ALL BORROWINGS.
     The obligations of the Lenders to make any Loan or issue any Letter of Credit, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:
     §11.1 Prior Conditions Satisfied. All conditions set forth in §10 shall continue to be satisfied as of the date upon which any Loan is to be made or any Letter of Credit is to be issued.
     §11.2 Representations True; No Default. Each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which they were made and shall also be true in all material respects as of the time of the making of such Loan or the issuance of such Letter of Credit, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing.
     §11.3 Borrowing Documents. The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information (including, without limitation, a Compliance Certificate) as required by §2.6, or a fully completed Letter of Credit Request required by §2.9 in the form of Exhibit H hereto fully completed, as applicable.
     §11.4 Endorsement to Title Policy. At such times as Agent shall determine in its discretion prior to each funding, to the extent available under applicable law, a “date down” endorsement to each Title Policy indicating no change in the state of title and containing no survey exceptions not approved by the Agent, which endorsement shall, expressly or by virtue of a proper “revolving credit” clause or endorsement in each Title Policy, increase the coverage of each Title Policy to the aggregate amount of all Loans advanced and outstanding and Letters of

Credit issued and outstanding on or before the effective date of such endorsement (provided that the amount of coverage under an individual Title Policy for an individual Mortgaged Property need not equal the aggregate amount of all Loans), or if such endorsement is not available, such other evidence and assurances as the Agent may reasonably require (which evidence may include, without limitation, an affidavit from the Borrower stating that there have been no changes in title from the date of the last effective date of the Title Policy).
     §11.5 Future Advances Tax Payment. As a condition precedent to any Lender’s obligations to make any Loans available to the Borrower hereunder, the Borrower will pay to the Agent any mortgage, recording, intangible, documentary stamp or other similar taxes and charges which the Agent reasonably determines to be payable as a result of such Loan to any state or any county or municipality thereof in which any of the Mortgaged Properties are located, and deliver to the Agent such affidavits or other information which the Agent reasonably determines to be necessary in connection with such payment in order to insure that the Mortgages on Mortgaged Property located in such state secure the Borrower’s obligation with respect to the Loans then being requested by the Borrower. The provisions of this §11.8 shall not limit the Borrower’s obligations under other provisions of the Loan Documents, including without limitation §15 hereof.
§12. EVENTS OF DEFAULT; ACCELERATION; ETC.
     §12.1 Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:
          (a) the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
          (b) the Borrower shall fail to pay any interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees or other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
          (c) the Borrower shall fail to comply with the covenant contained in §9.1 and such failure shall continue for five (5) Business Days after written notice thereof shall have been given to the Borrower by the Agent;
          (d) any of the Borrower, the Guarantors, or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained in §9.2, §9.3, §9.4, §9.5, or §9.6;
          (e) any of the Borrower, the Guarantors, or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this §12 or in the other Loan Documents);

          (f) any representation or warranty made by or on behalf of the Borrower, the Guarantors, or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, Letter of Credit Request, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, the issuance of any Letter of Credit or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;
          (g) any of RPB, the Borrower or any of its Subsidiaries (i) shall fail to pay when due (including, without limitation, at maturity), including any applicable period of grace, any principal, interest or other amount on account any obligation for borrowed money or credit received or other Indebtedness which is recourse to RPB, the Borrower or any of its Subsidiaries, or (ii) shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness which is recourse to RPB, the Borrower or any of its Subsidiaries for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or (iii) shall fail to pay when due (including, without limitation, at maturity), or within any applicable period of grace, any principal, interest or other amount on account of any obligation for borrowed money or credit received or other Indebtedness which is Non-Recourse Indebtedness, or (iv) shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness which is Non-Recourse Indebtedness for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof; provided that the events described in §12.1(g)(i) and §12.1(g)(ii) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in §12.1(g)(i) and §12.1(g)(ii), involve singly or in the aggregate obligations for borrowed money or credit received or other Indebtedness totaling in excess of $5,000,000.00; and provided further that the events described in §12.1(g)(iii) and §12.1(g)(iv) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in §12.1(g)(iii) and §12.1(g)(iv), involve singly or in the aggregate obligations for borrowed money or credit received or other Indebtedness totaling in excess of $20,000,000.00;
          (h) any of the Borrower, the Guarantors, or any of their respective Subsidiaries, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;
          (i) a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrower, the Guarantors, or any of their respective Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;
          (j) a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Borrower, the Guarantors, or any of their respective Subsidiaries or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;
          (k) there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, one or more uninsured or unbonded final judgments against (i) RPB, the Borrower or any Subsidiary Guarantor that, either individually or in the aggregate, exceed $10,000,000.00 per occurrence or during any twelve (12) month period or (ii) any Subsidiary of the Borrower (other than a Subsidiary Guarantor) that, either individually or in the aggregate, exceed $20,000,000.00 per occurrence or during any twelve (12) month period;
          (l) any of the Loan Documents or the Contribution Agreement shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents or the Contribution Agreement shall be commenced by or on behalf of any of the Borrower or the Guarantors, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents or the Contribution Agreement is illegal, invalid or unenforceable in accordance with the terms thereof;
          (m) any dissolution, termination, partial or complete liquidation, merger or consolidation of any of RPB, the Borrower or any of their respective Subsidiaries shall occur or any sale, transfer or other disposition of the assets of any of RPB, the Borrower or any of their respective Subsidiaries shall occur other than as permitted under the terms of this Agreement or the other Loan Documents;
          (n) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of any of the Borrower, the Guarantors or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $5,000,000.00 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

          (o) the Borrower, any Guarantor or any of their respective Subsidiaries or any Person so connected with any of them shall be indicted for a federal crime, a punishment for which could include the forfeiture of (i) any assets of Borrower, any Guarantor or any of their respective Subsidiaries which in the good faith judgment of the Required Lenders could have a Material Adverse Effect, or (ii) the Collateral;
          (p) any Guarantor denies that it has any liability or obligation under the Guaranty or any other Loan Document, or shall notify the Agent or any of the Lenders of such Guarantor’s intention to attempt to cancel or terminate the Guaranty or any other Loan Document, or shall fail to observe or comply with any term, covenant, condition or agreement under the Guaranty or any other Loan Document;
          (q) any Change of Control shall occur;
          (r) an Event of Default under any of the other Loan Documents shall occur; or
          (s) the Borrower shall fail to comply with the covenants set forth in §8.6 hereof; provided, however, no Event of Default shall occur hereunder as a result of such failure if such failure relates solely to a parcel or parcels of Real Estate that is/are not a Mortgaged Property and whose book value, either individually or in the aggregate, does not exceed $10,000,000.00;
then, and in any such event, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, the Letters of Credit and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §12.1(h), §12.1(i) or §12.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent. Upon demand by Agent or the Required Lenders in their absolute and sole discretion after the occurrence of an Event of Default, and regardless of whether the conditions precedent in this Agreement for a Revolving Credit Loan have been satisfied, the Revolving Credit Lenders will cause a Revolving Credit Loan to be made in the undrawn amount of all Letters of Credit. The proceeds of any such Revolving Credit Loan will be pledged to and held by Agent as security for any amounts that become payable under the Letters of Credit and all other Obligations. In the alternative, if demanded by Agent in its absolute and sole discretion after the occurrence of an Event of Default, Borrower will deposit with and pledge to Agent cash in an amount equal to the amount of all undrawn Letters of Credit. Such amounts will be pledged to and held by Agent for the benefit of the Lenders as security for any amounts that become payable under the Letters of Credit and all other Obligations. Upon any draws under Letters of Credit, at Agent’s sole discretion, Agent may apply any such amounts to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations or if there are no outstanding Obligations and Lenders have no further obligation to make Revolving Credit Loans or issue Letters of Credit or if such excess no longer exists, such proceeds deposited by Borrower will be released to Borrower.

     §12.2 Certain Cure Periods; Limitation of Cure Periods.
          (a) Notwithstanding anything contained in §12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(b) in the event that the Borrower cures such Default within five (5) Business Days following receipt of written notice of such Default, provided, however, that Borrower shall not be entitled to receive more than two (2) notices in the aggregate pursuant to this clause (i) in any period of 365 days ending on the date of any such occurrence of Default, and provided further that no such cure period shall apply to any payments due upon the maturity of the Notes, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(e) in the event that the Borrower cures such Default within thirty (30) days following receipt of written notice of such default, or if such Default is of such a nature that it cannot be cured within such thirty (30) day period but such Default is of a nature that it is capable of being cured, in the event that Borrower in good faith promptly commences such cure within such thirty (30) day period and thereafter diligently, continuously and in good faith prosecutes such cure to completion, and in any event cures such Default within sixty (60) days following receipt of such written notice of Default, provided that the provisions of this clause (ii) shall not pertain to defaults consisting of a failure to provide insurance as required by §7.7, to any default consisting of a failure to comply with §7.4(c), §7.14, §7.19, §7.22, §8.1, §8.3, §8.4, §8.7, §8.8, §8.14 or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents.
          (b) In the event that there shall occur any Default that affects only certain Mortgaged Property or the owner(s) thereof (if such owner is a Guarantor), then the Borrower may elect to cure such Default (so long as no other Default or Event of Default would arise as a result) by electing to have Agent remove such Mortgaged Property from the Borrowing Base and by reducing the outstanding Loans by the amount of the Borrowing Base attributable to such Mortgaged Property, in which event such removal and reduction shall be completed within five (5) Business Days after receipt of notice of such Default from the Agent or the Required Lenders.
     §12.3 Termination of Commitments. If any one or more Events of Default specified in §12.1(h), §12.1(i) or §12.1(j) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans or issue Letters of Credit to the Borrower. If any other Event of Default shall have occurred, the Agent may, and upon the election of the Required Lenders shall, by notice to the Borrower terminate the obligation to make Loans and issue Letters of Credit to the Borrower. No termination under this §12.3 shall relieve the Borrower of its obligations to the Lenders arising under this Agreement or the other Loan Documents.
     §12.4 Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Lenders may, with the consent of the Required Lenders but not otherwise, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan

Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If Borrower or any Guarantor fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by Borrower upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) Business Days after demand bear interest at the rate for overdue amounts as set forth in this Agreement. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.
     §12.5 Distribution of Collateral Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or other assets of Borrower or the Guarantors, such monies shall be distributed for application as follows:
          (a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent to protect or preserve the Collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;
          (b) Second, to all other Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in such order or preference as the Required Lenders shall determine; provided, that (i) Swing Loans shall be repaid first, (ii) distributions in respect of such other Obligations shall include, on a pari passu basis, the Agent’s fee payable pursuant to §4.3; (iii) in the event that any Lender shall have wrongfully failed or refused to make an advance under §2.4(d), §2.6 or §2.9(f) and such failure or refusal shall be continuing, advances made by other Lenders during the pendency of such failure or refusal shall be entitled to be repaid as to principal and accrued interest in priority to the other Obligations described in this subsection (b), and (iv) except as otherwise provided in clause (iii), Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses (but excluding the Swing Loans) shall be made among the Lenders pro rata; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and
          (c) Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.
§13. SETOFF.
     Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to the Borrower or the Guarantors and any securities or other property of the Borrower or the Guarantors in the possession of such Lender may, without notice to Borrower or any Guarantor (any such notice being expressly waived by Borrower, RPB and each of the other Guarantors) but with the prior written approval of Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or the Guarantors to such Lender (provided that the foregoing right of setoff may be waived by an individual Lender by separate written agreement with Borrower or a Guarantor). Each of the Lenders agrees with each other Lender that if such Lender shall receive from the Borrower or the Guarantors, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender (but excluding the Swing Loan Note) any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.
§14. THE AGENT.
     §14.1 Authorization. Subject to §27, the Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.
     §14.2 Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.
     §14.3 No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Required Lenders. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.
     §14.4 No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower, the Guarantors or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower, the Guarantors, or any of their respective Subsidiaries, or the value of the Collateral or any other assets of the Borrower or the Guarantors or any of their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Agent’s Special Counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.
     §14.5 Payments.
          (a) A payment by the Borrower or any Guarantor to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. In the event that the Agent fails to distribute such amounts within one Business Day as provided above, the Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.
          (b) If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.
          (c) Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Lender that fails (i) to make available to the Agent its pro rata share of any Loan or participation in a Letter of Credit or Swing Loan, (ii) to comply with the provisions of §13 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Agreement, or (iii) to perform any other obligation within the time period specified for performance, or if no time period is specified, if such failure continues for a period of five (5) Business Days after notice from the Agent shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. In addition to the rights and remedies that may be available to the Agent at law and in equity, a Delinquent Lender’s right to participate in the administration of the Loan Documents, including, without limitation, any rights to consent to or direct any action or inaction of the Agent pursuant to this Agreement or otherwise, or to be taken into account in the calculation of Majority Lenders, Required Lenders or any matter requiring approval of all of the Lenders, shall be suspended while such Lender is a Delinquent Lender. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower or the Guarantors, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans. The Delinquent Lender hereby authorizes the Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans. The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of Borrower as to its desired application of payments. The Agent shall be entitled to (i) withhold or set off, and to apply to the payment of the obligations of any Delinquent Lender any amounts to be paid to such Delinquent Lender under this Agreement, (ii) to collect interest from such Lender for the period from the date on which the payment was due at the rate per annum equal to the Federal Funds Effective Rate plus one percent (1%), for each day during such period, and (iii) bring an action or suit against such Delinquent Lender in a court of competent jurisdiction to recover the defaulted obligations of such Delinquent Lender. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Lenders or as a result of other payments by the Delinquent Lenders to the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.
     §14.6 Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.
     §14.7 Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.
     §14.8 Agent as Lender. In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.
     §14.9 Resignation. The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and the Borrower. The Required Lenders (calculated without including the Commitment of the Lender acting as Agent) may remove the Agent from its capacity as Agent in the event of the Agent’s gross negligence or willful misconduct. Any such resignation or removal may at Agent’s option also constitute Agent’s resignation as Issuing Lender and Swing Loan Lender. Upon any such resignation or removal, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, any Lender or any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be reasonably acceptable to the Borrower. If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the Agent, then the retiring or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender or any financial institution whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Upon the acceptance of any appointment as Agent and, if applicable, Issuing Lender and Swing Loan Lender, hereunder by a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and, if applicable, Issuing Lender and Swing Loan Lender, and the retiring or removed Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be discharged from its duties and obligations hereunder as Agent and, if applicable, Issuing Lender and Swing Loan Lender. After any retiring or removed Agent’s resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent, Issuing Lender and Swing Loan Lender. If the resigning or removed Agent shall also resign as the Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit. Upon any change in the Agent under this Agreement, the resigning or removed Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning Agent.
     §14.10 Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if Agent reasonably determines payment is in the best interest of all the Lenders, Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the

Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower or the Guarantors or out of the Collateral within such period with respect to the Mortgaged Properties. The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.
     §14.11 Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against Borrower or any Guarantor with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Agent file such proof of claim.
     §14.12 Request for Agent Action. Agent and the Lenders acknowledge that in the ordinary course of business of the Borrower, (a) Borrower and Guarantors will enter into leases or rental agreements covering Mortgaged Properties that may require the execution of a Subordination, Attornment and Non-Disturbance Agreement in favor of the tenant thereunder, (b) a Mortgaged Property may be subject to a Taking, (c) Borrower or a Guarantor may desire to enter into easements or other agreements affecting the Mortgaged Properties, or take other actions or enter into other agreements in the ordinary course of business which similarly require the consent, approval or agreement of the Agent. In connection with the foregoing, the Lenders hereby expressly authorize the Agent to (w) execute and deliver to the Borrower and the Guarantors Subordination, Attornment and Non-Disturbance Agreements with any tenant under a Lease upon such terms as Agent in its good faith judgment determines are appropriate (Agent in the exercise of its good faith judgment may agree to allow some or all of the casualty, condemnation, restoration or other provisions of the applicable Lease to control over the applicable provisions of the Loan Documents), (x) execute releases of liens in connection with any Taking, (y) execute consents or subordinations in form and substance satisfactory to Agent in connection with any easements or agreements affecting the Mortgaged Property, or (z) execute consents, approvals, or other agreements in form and substance satisfactory to the Agent in connection with such other actions or agreements as may be necessary in the ordinary course of Borrower’s business.
     §14.13 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     §14.14 Approvals. If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders, the Majority Lenders or the Required Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of Agent, such Lender shall in such notice to Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Lenders have otherwise been notified in writing.
     §14.15 Borrower Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower or any Guarantor, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Borrower and Guarantors.
§15. EXPENSES.
     The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any federal or state imposed taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders (other than taxes based upon the Agent’s or any Lender’s gross or net income, except that the Agent and the Lenders shall be entitled to indemnification for any and all amounts paid by them in respect of taxes based on income or other taxes assessed by any State in which Mortgaged Property or other Collateral is located, such indemnification to be limited to taxes due solely on account of the granting of Collateral under the Security Documents and to be net of any credit allowed to the indemnified party from any other State on account of the payment or incurrence of such tax by such indemnified party), including any recording, mortgage, documentary or intangibles taxes in connection with the Mortgages and other Loan Documents, or other taxes payable on or with respect to the transactions contemplated by this Agreement, including any such taxes payable by the Agent or any of the Lenders after the Closing Date (the Borrower hereby agreeing to indemnify the Agent and each Lender with respect thereto), (c) all title insurance premiums, engineer’s fees, environmental reviews and the reasonable fees, expenses and disbursements of the counsel to the Agent and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the out-of-pocket fees, costs, expenses and disbursements of Agent incurred in connection with the syndication and/or participation of the Loans, (e) all other reasonable out of pocket fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Mortgaged Properties or other Collateral, the review of leases and Subordination, Attornment and Non-Disturbance Agreements, the making of each advance hereunder, the issuance of Letters of Credit, and the syndication of the Commitments pursuant to §18 (without duplication of those items addressed in subparagraph (d), above), (f) all out-of-pocket expenses (including attorneys’ fees and costs, and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Lender or the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the Guarantors or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Lenders’ relationship with the Borrower or the Guarantors, (g) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns, title searches or mortgage recordings, (h) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by KeyBank in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (i) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.
§16. INDEMNIFICATION.
     The Borrower and RPB, jointly and severally, agree to indemnify and hold harmless the Agent, the Lenders and the Arranger and each director, officer, employee, agent and Person who controls the Agent or any Lender or the Arranger against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Mortgaged Properties or the Loans, (b) any condition of the Mortgaged Properties or any other Real Estate, (c) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower, the Guarantors, or any of their respective Subsidiaries, (e) the Borrower and the Guarantors entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Mortgaged Properties or any other Real Estate, (g) with respect to the Borrower, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower shall not be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this §16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.
§17. SURVIVAL OF COVENANTS, ETC.
     All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Letters of Credit remain outstanding or any Lender has any obligation to make any Loans or issue any Letters of Credit. The indemnification obligations of the Borrower provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.
§18. ASSIGNMENT AND PARTICIPATION.
     §18.1 Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more banks or other entities all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent and, so long as no Default or Event of Default exists hereunder, the Borrower shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed (provided that such consent shall not be required for any assignment to another Lender, to a lender which is and remains under common control with the assigning Lender or to a wholly-owned Subsidiary of such Lender, provided that such assignee shall remain a wholly-owned Subsidiary of such Lender), (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit L annexed hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, the Borrower or any Guarantor, (e) such assignee shall have a net worth as of the date of such assignment of not less than $100,000,000.00 (unless otherwise approved by Agent and, so long as no Default or Event of Default exists hereunder, Borrower), (f) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, the Borrower, and (g) such assignee shall be subject to the terms of any intercreditor agreement among the Lenders and the Agent. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1 to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower or any Guarantor.
     §18.2 Register. The Agent shall maintain on behalf of the Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Guarantors, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.00.
     §18.3 New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from Agent, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.
     §18.4 Participations. Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §4.8, §4.9 and §4.10, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower, (e) such sale is effected in accordance with all applicable laws, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by any of the Borrower or any Guarantor; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Maturity Date pursuant to §2.11), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor (except as otherwise permitted under §5.4, §5.6, §5.7 or §14.12). Any Lender which sells a participation shall promptly notify the Agent of such sale and the identity of the purchaser of such interest.
     §18.5 Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or to such other Person as the Agent may approve to secure obligations of such lenders. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.
     §18.6 No Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each of the Lenders.
     §18.7 Disclosure. Borrower agrees to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. The Borrower agrees that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder. Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from RPB,

Borrower or any other Guarantor that has been identified verbally or in writing as confidential by any of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other governmental authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Borrower of any request by any governmental authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such government authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7). Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to RPB, the Borrower or the other Guarantors, or is disclosed with the prior approval of Borrower. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.
     §18.8 Amendments to Loan Documents. Upon any such assignment or participation, the Borrower and the Guarantors shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment or participation.
§19. NOTICES.
     Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telegraph, telecopy, telefax or telex, and addressed as follows:

If to the Agent or KeyBank:
KeyBank National Association
127 Public Square
Cleveland, Ohio 44114-1306
Attn: Real Estate Capital Services
With a copy to:
KeyBank National Association
127 Public Square
Cleveland, Ohio 44114-1306
Attn: Mr. Michael P. Szuba
Telecopy No.: (216) 689-4997
and
McKenna Long & Aldridge LLP
Suite 5300
303 Peachtree Street, N.E.
Atlanta, Georgia 30308
Attn: William F. Timmons, Esq.
Telecopy No.: (404) 527-4198
If to the Borrower:
Republic Property Limited Partnership
1280 Maryland Avenue
Suite 280
Washington, DC 20024
Attn: Gary R. Siegel
Telecopy No.: (202) 863-4049
With a copy to:
Glazer Winston Honigman Ellick
5301 Wisconsin Avenue
Suite 740
Washington, DC 20015
Attn: Lori J. Honigman
Telecopy No.: (202) 537-5505
to any other Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telegraph, telecopy, telefax or telex is permitted, upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, the Borrower, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.
§20. RELATIONSHIP.
     Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower, the Guarantors or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.
§21. GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.
     THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR THEREIN, SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN). THE BORROWER FURTHER ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS AND (ii) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. THE BORROWER FURTHER AGREES THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 19 HEREOF. IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL OR ASSETS OF BORROWER OR ANY GUARANTOR EXIST AND THE BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND

THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 19 HEREOF.
§22. HEADINGS.
     The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
§23. COUNTERPARTS.
     This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.
§24. ENTIRE AGREEMENT, ETC.
     This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.
§25. WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.
     EACH OF THE BORROWER, RPB, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE BORROWER AND RPB (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. EACH OF THE BORROWER AND RPB ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT EACH

OF THE BORROWER AND RPB AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.
§26. DEALINGS WITH THE BORROWER.
     The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantors and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.
§27. CONSENTS, AMENDMENTS, WAIVERS, ETC.
     Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders. Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender: (a) a reduction in the rate of interest on the Notes; (b) an increase in the amount of the Commitments of the Lenders (except as provided in § 2.10 and §18.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or fee payable under the Loan Documents; (d) a change in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan; (f) an extension of the Maturity Date (except as provided in § 2.11); (g) a change in the manner of distribution of any payments to the Lenders or the Agent; (h) the release of the Borrower or any Guarantor or any Collateral except as otherwise provided in §5.4, §5.6, §5.7 or §14.12; (i) an amendment of the definition of Majority Lenders, Required Lenders or of any requirement for consent by all of the Lenders; (j) any modification to require a Lender to fund a pro rata share of a request for an advance of the Loan made by the Borrower other than based on its Commitment Percentage; (k) an amendment to this §27; or (l) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders, the Majority Lenders or the Required Lenders to require a lesser number of Lenders to approve such action. The provisions of §14 may not be amended without the written consent of the Agent. There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Lender, nor any amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lender. The Borrower agrees to enter into such modifications or amendments of this Agreement or the other Loan Documents as reasonably may be requested by KeyBank in connection with the syndication of the Loan, provided that no such amendment or modification materially affects or increases any of the obligations of the Borrower hereunder. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon any of the Borrower or the Guarantors shall entitle the Borrower or any Guarantor to other or further notice or demand in similar or other circumstances.
§28. SEVERABILITY.
     The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.
§29. TIME OF THE ESSENCE.
     Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower and the Guarantors under this Agreement and the other Loan Documents.
§30. NO UNWRITTEN AGREEMENTS.
     THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.
§31. REPLACEMENT NOTES.
     Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.
§32. NO THIRD PARTIES BENEFITED.
     This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the Agent and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by the Borrower or any of its Subsidiaries of any development or the absence therefrom of defects.
§33. PATRIOT ACT.
     Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies Borrower and Guarantors that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify Borrower in accordance with the Patriot Act.
§34. AMENDMENT AND RESTATEMENT OF ORIGINAL LOAN AGREEMENT.
     This Agreement amends and restates in its entirety the Original Loan Agreement. The loan documents listed on Schedule 34 hereto relating to the loan contemplated by the Original Loan Agreement are hereby terminated.
[SIGNATURES BEGIN ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER:

REPUBLIC PROPERTY LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Republic Property Trust, a Maryland real estate investment trust, its sole general partner

	By:	/s/ Gary R. Siegel

Name: Gary R. Siegel
Title: Chief Operating Officer

(SEAL)

RPB:

REPUBLIC PROPERTY TRUST, a Maryland real estate investment trust

By:	/s/ Gary R. Siegel

Name: Gary R. Siegel
Title: Chief Operating Officer

(SEAL)
LENDERS

KEYBANK NATIONAL ASSOCIATION, individually and as Agent

By:	/s/ Michael P. Szuba

Name: Michael P. Szuba
Title: Vice President

SUNTRUST BANK

By:	/s/ Nancy B. Richards

Name: Nancy B. Richards
Title: Senior Vice President

CHARTER ONE BANK, N.A.

By:	/s/ Michael Kauffman

Name: Michael Kauffman
Title: Vice President

RAYMOND JAMES BANK, FSB

By:	/s/ Thomas F. Macina

Name: Thomas F. Macina
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Timothy P. Gleeson

Name: Timothy P. Gleeson
Title: Vice President

SOVEREIGN BANK

By:	/s/ T. Gregory Donohue

Name: T. Gregory Donohue
Title: Senior Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Amit V. Khimit

Name: Amit V. Khimit
Title: Vice President

EMIGRANT BANK

By:	/s/ Russell T. Wilson

Name: Russell T. Wilson
Title: Vice President

EXHIBIT A
FORM OF AMENDED AND RESTATED REVOLVING CREDIT NOTE

$	, 2006
     FOR VALUE RECEIVED, the undersigned, REPUBLIC PROPERTY LIMITED PARTNERSHIP, a Delaware limited partnership (“Maker”), hereby promises to pay to                                           (“Payee”), or order, in accordance with the terms of that certain Senior Secured Revolving Credit Agreement, dated as of May 1, 2006, as from time to time in effect, among Maker, Republic Property Trust, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Maturity Date, the principal sum of                      ($                    ), or such amount as may be advanced by the Payee under the Credit Agreement as a Revolving Credit Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.
     Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.
     This Note is one of one or more Revolving Credit Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.
     Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of

A-1

the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.
     In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.
     This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.
     The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.
     This Note is delivered in amendment and restatement of the Original Note.
     IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

REPUBLIC PROPERTY LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Republic Property Trust, a Maryland real estate investment trust, its sole general partner

By:

Name:

Title:

(SEAL)

A-2

EXHIBIT B
FORM OF SWING LOAN NOTE

$	, 2006
     FOR VALUE RECEIVED, the undersigned, REPUBLIC PROPERTY LIMITED PARTNERSHIP, a Delaware limited partnership (“Maker”), hereby promises to pay to                                           (“Payee”), or order, in accordance with the terms of that certain Senior Secured Revolving Credit Agreement, dated as of May 1, 2006, as from time to time in effect, among Maker, Republic Property Trust, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Maturity Date, the principal sum of                      ($                    ), or such amount as may be advanced by the Payee under the Credit Agreement as a Swing Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.
     Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.
     This Note is one of one or more Swing Loan Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.
     Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of

B-1

the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.
     In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.
     This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.
     The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.
     IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

REPUBLIC PROPERTY LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Republic Property Trust, a Maryland real estate investment trust, its sole general partner

By:

Name:

Title:

(SEAL)

B-2

EXHIBIT C
FORM OF ASSIGNMENT OF LEASES AND RENTS
Tax Parcel Nos. 015-4-01-0034B and 016-3-01-0040
This Assignment is exempt from recording tax pursuant to Va. Code Ann. Section 58.1-809.
PREPARED BY AND AFTER
RECORDING, RETURN TO:
William F. Timmons, Esq.
McKenna Long & Aldridge LLP
303 Peachtree Street N.E., Suite 5300
Atlanta, Georgia 30308
ASSIGNMENT OF LEASES AND RENTS
     THIS ASSIGNMENT OF LEASES AND RENTS (this “Assignment”) is made as of May 1, 2006, by RKB DULLES TECH LLC, a Delaware limited liability company (“Assignor”), having its principal place of business at 1280 Maryland Avenue, S.W., Suite 280, Washington, D.C., 20024, to KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), as Agent for itself and each other lender (collectively, the “Banks”) which is or may hereafter become a party to that certain Senior Secured Revolving Credit Agreement, dated as of the date hereof, by and among Republic Property Limited Partnership, a Delaware limited partnership (“Borrower”), Republic Property Trust, a Maryland real estate investment trust (“Republic”), KeyBank, as Agent and the Banks (as the same may be further varied, amended, restated, renewed, consolidated, extended or otherwise supplemented from time to time, the “Credit Agreement”) (KeyBank, in its capacity as Agent, is hereinafter referred to as “Agent”).
     ASSIGNOR, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and AS ADDITIONAL SECURITY, does hereby presently, irrevocably and unconditionally GRANT, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER AND DELIVER to Agent, for the ratable benefit of the Banks, as additional security, the entire lessor’s, landlord’s or licensor’s interest in and to all leases, subleases, tenant contracts, rental agreements, occupancy agreements or agreements of a similar nature, whether written or oral, now or hereafter affecting the Property (as defined in the Amended, Restated and Spread Deed of Trust and Security Agreement dated of even date herewith executed by Assignor to W. Allen Ames, Jr., Esq., as “Trustee”, for the benefit of Agent and the Banks (the “Instrument”)), or any part thereof, which Property includes that certain lot or piece of land, more particularly described in Exhibit A attached hereto, together with all lease, security, damage or other deposits and all guarantees of the foregoing and letters of credit or other security relating to the performance or obligations of any tenants, lessees or licensees thereunder (all of the leases and other agreements and guarantees described above together with all present and future leases and present and future agreements and any amendment, modification, extension or renewal of the same are hereinafter collectively referred to as the “Leases”);
     TOGETHER WITH all rents, income, issues, revenues and profits arising from the Leases and renewals thereof and together with all rents, income, issues and profits from the use, enjoyment and occupancy of the Property (including, but not limited to, minimum rents, additional rents, percentage rents, deficiency rents, security deposits and liquidated damages

C-1

following default under any Leases, all proceeds payable under any policy of insurance, all of Assignor’s rights to recover monetary amounts from any lessee under the Leases in bankruptcy including, without limitation, rights of recovery for use and occupancy and damage claims arising out of defaults under the Leases, including rejection of a Lease, together with any sums of money that may now or at any time hereafter be or become due and payable to Assignor by virtue of any and all lease termination payments, royalties, overriding royalties, bonuses, delay rentals and any other amount of any kind or character arising under any and all present and all future oil, gas and mining Leases covering the Property or any part thereof, and all rents under and as defined in the Leases) (all of the rights described above hereinafter collectively referred to as the “Rents”).
     THIS ASSIGNMENT is made for the purposes of additionally securing the following described indebtedness (collectively the “Secured Obligations”):
          (a) The debt evidenced by (i) those certain Amended and Restated Revolving Credit Notes made by Borrower in the aggregate principal face amount of One Hundred Fifty Million and No/100 Dollars ($150,000,000.00) and that certain Swing Loan Note made by Borrower to the order of KeyBank in the principal face amount of Thirty Million and No/100 Dollars ($30,000,000.00), each of which has been issued pursuant to the Credit Agreement and each of which is due and payable in full on before May 1, 2009, unless extended as provided in the Credit Agreement, and (ii) each other note as may be issued under the Credit Agreement, each as originally executed, or if varied, extended, supplemented, consolidated, amended, replaced, renewed, modified or restated from time to time as so varied, extended, supplemented, consolidated, amended, replaced, renewed, modified or restated (collectively, the “Note”); provided, however, in no event shall the maximum aggregate principal amount of indebtedness under the Note exceed One Hundred Fifty Million and No/100 Dollars ($150,000,000.00);
          (b) The payment, performance and discharge of each and every obligation, covenant and agreement of Assignor contained herein, or that certain Unconditional Guaranty of Payment and Performance by and between by and between Republic, Presidents Park I LLC, a Delaware limited liability company, Presidents Park II LLC, a limited liability company, Presidents Park III LLC, a limited liability company, RPT Presidents Park LLC, a Delaware limited liability company and Assignor to KeyBank, as Agent for itself and each other Bank, dated of even date herewith (the “Guaranty”), and of Borrower and Assignor in the Credit Agreement and in the other Loan Documents, including without limitation the obligation of Borrower to reimburse Issuing Bank for any draws under the Letters of Credit;
          (c) Any and all additional advances made by Agent or any Bank to protect or preserve the Property or the lien and security title hereof in and to the Property, or for taxes, assessments or insurance premiums as hereinafter provided (whether or not Assignor is the owner of the Property at the time of such advances);
          (d) Any and all other indebtedness, obligations and liabilities now or hereafter owing or to be performed by Borrower to any Bank or Agent pursuant to the terms of the Credit Agreement or the other Loan Documents, whether now existing or hereafter arising or incurred, however evidenced or incurred, whether express or implied, direct or indirect, absolute or contingent, due or to become due, including, without limitation, all principal, interest, fees,

2

expenses, yield maintenance amounts and indemnification amounts, and all renewals, modifications, consolidations, replacements and extensions thereof; and
          (e) The Enforcement Costs (as defined in the Instrument).
     Assignor warrants to Agent that (a) Assignor is the sole owner of the entire lessor’s interest in the Leases and the Rents; (b) the Leases have not been altered, modified or amended in any manner whatsoever except as disclosed to Agent and, to the best knowledge of Assignor, are valid, enforceable and in full force and effect; (c) neither the Leases nor the Rents reserved in the Leases have been assigned or otherwise pledged or hypothecated; (d) none of the Rents have been collected for more than one (1) month in advance; (e) Assignor has full power and authority to execute and deliver this Assignment and the execution and delivery of this Assignment has been duly authorized and does not conflict with or constitute a default under any law, judicial order or other agreement affecting Assignor or the Property; and (f) to Assignor’s knowledge, there exist no offsets or defenses to the payment of any portion of the Rents.
     Assignor covenants with Agent that Assignor (a) shall observe and perform all the obligations imposed upon the lessor under the Leases and shall not do or permit to be done anything to impair the value of the Leases as security for the Secured Obligations; (b) shall enforce the performance and observance of the obligations of the other parties to the Leases to be performed thereunder consistent with the provisions of the Credit Agreement; (c) will appear in and defend any action arising out of, or in any manner connected with, any of the Leases, or the obligations or liabilities of Assignor as the landlord, lessor or licensor thereof, or any tenant, lessee, licensee or any guarantor thereunder; (d) shall not collect any Rents more than one (1) month in advance; (e) shall not execute any other assignment of lessor’s interest in the Leases or the Rents; (f) shall execute and deliver at the request of Agent all such further assurances, confirmations or assignments in connection with the Property as Agent shall from time to time reasonably require; and (g) shall deliver to Agent executed copies of all Leases required to be delivered to Agent pursuant to the terms of the Credit Agreement.
     THIS ASSIGNMENT is made on the following terms, covenants and conditions:
     1. Present Assignment. Assignor does hereby presently and unconditionally assign to Agent, Assignor’s right, title and interest in and to any and all Leases and Rents, it being intended by Assignor that this Assignment constitute a present assignment and not an agreement to assign. Assignor agrees to execute and deliver to Agent such additional instruments, in form and substance satisfactory to Agent, as may hereinafter be requested by Agent to further evidence and confirm said assignment. Such assignment to Agent shall not be construed to bind Agent to the performance of any of the covenants, conditions, or provisions contained in any of the Leases or otherwise to impose any obligation upon Agent. Agent is hereby granted and assigned by Assignor the right to enter the Property for the purpose of enforcing its interest in the Leases and the Rents, this Assignment constituting a present and unconditional assignment of the Leases and Rents. Assignor shall authorize and direct, and does hereby authorize and direct, each and every present and future tenant under the Leases to pay all Rents directly to Agent upon receipt of written demand from Agent. It is the intent of Assignor and Agent hereunder that the Rents hereby absolutely assigned are no longer, during the term of this Assignment, property of Assignor or property of any estate of Assignor as defined by 11 U.S.C. § 541, and shall not

3

constitute collateral, cash or otherwise, of Assignor. Notwithstanding the provisions of this Paragraph 1, so long as no Event of Default has occurred and is continuing, Assignor shall have the right to act as lessor under the Leases to the extent not prohibited by the Credit Agreement.
     2. License. Although this Assignment constitutes a present assignment of all Rents, so long as there shall exist no Event of Default under the Instrument or the Credit Agreement, Assignor shall have a license (revocable upon the occurrence of an Event of Default) to collect and receive the Rents as trustee for the benefit of Agent, and apply the Rents so collected to the Secured Obligations, to the extent then due and payable, then to the payment of normal and customary operating expenses for the Property which are then due and payable, with the balance, so long as no Event of Default has occurred, to the account of Assignor. Upon the occurrence of any Event of Default, the license granted in this Paragraph 2 shall automatically, without further act by Agent, cease and terminate, and thereafter, any Rents received by Assignor shall be held in trust for the benefit of, and shall be immediately remitted by Assignor to, Agent.
     3. Remedies of Agent. If an Event of Default under the Instrument or the Credit Agreement shall have occurred and be continuing, Agent may collect and receive all the Rents, including those past due as well as those accruing thereafter, and, Assignor hereby authorizes Agent or Agent’s agents to collect the Rents and hereby directs such tenants, lessees and licensees of the Property to pay the Rents to Agent or Agent’s agents. Assignor agrees that each and every tenant, lessee and licensee of the Property may pay, and hereby irrevocably authorizes and directs each and every tenant, lessee and licensee of the Property to pay, the Rents to Agent or Agent’s agents on Agent’s written demand therefor (which demand may be made by Agent at any time after the occurrence of an Event of Default) without any obligation on the part of said tenant, lessee or licensee to inquire as to the existence of an Event of Default and notwithstanding any notice or claim of Assignor to the contrary, and Assignor agrees that Assignor shall have no right or claim against said tenant, lessee or licensee for or by reason of any Rents paid to Agent following receipt of such written demand. Anything in this Paragraph 3 to the contrary notwithstanding, Agent shall not be obligated to discharge or perform the duties of a landlord or lessor to any tenant or other occupant or incur any liability as a result of the exercise by Agent of its rights under this Assignment, and Agent shall be liable to account only for the rents, income, issues, profits and revenues actually received by Agent. In connection with any action taken by the Agent pursuant to this Paragraph 3, the Agent shall not be liable for any loss sustained by Assignor resulting from any act or omission of the Agent, including a loss arising from the ordinary negligence of the Agent, unless such loss is caused by its own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods, nor shall the Agent be obligated to perform or discharge any obligation, duty or liability of Assignor. Assignor hereby assents to, ratifies and confirms any and all actions of the Agent with respect to the Property taken under this Paragraph 3.
     4. No Liability of Agent. The Agent is fully authorized to receive and receipt for said revenues and proceeds; to endorse and cash any and all checks and drafts payable to the order of Assignor or the Agent for the account of Assignor received from or in connection with said revenues or proceeds and apply the proceeds thereof to the payment of the Secured Obligations, when received, regardless of the maturity of any of the Loans, or any installment thereof; and to execute transfer and division orders in the name of Assignor, or otherwise, with

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warranties binding Assignor. The Agent shall not be liable for any delay, neglect, or failure to effect collection of any proceeds or to take any other action in connection therewith or hereunder; but shall have the right, at its election, in the name of Assignor or otherwise, to prosecute and defend any and all actions or legal proceedings deemed advisable by the Agent in order to collect such funds and to protect the interests of the Agent and/or Assignor, with all costs, expenses and attorney’s fees incurred in connection therewith being paid by Assignor.
     5. Other Remedies and Non-Waiver. No right, power or remedy conferred upon or reserved to Agent by this Assignment is intended to be exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute. No delay or omission of Agent or of any Banks to exercise any right, power or remedy accruing upon any default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such default, or acquiescence therein; and every right, power and remedy given by this Assignment to Agent may be exercised from time to time and as often as may be deemed expedient by Agent. No consent or waiver, expressed or implied, by Agent to or of any breach or default by Assignor in the performance of the obligations thereof hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of Assignor hereunder. Failure on the part of Agent to complain of any act or failure to act or to declare an Event of Default under the Instrument, the Credit Agreement, the Guaranty or the other Loan Documents, irrespective of how long such failure continues, shall not constitute a waiver by Agent of its rights hereunder or impair any rights, powers or remedies of Agent consequent on any breach or default by Assignor. Nothing contained in this Assignment and no act done or omitted by Agent pursuant to the power and rights granted to Agent hereunder shall be deemed to be a waiver by Agent of its rights and remedies under the other Loan Documents and this Assignment is made and accepted without prejudice to any of the rights and remedies possessed by Agent under the terms thereof. The right of the Agent to collect the Rents and to enforce any other security thereof held by it may be exercised by Agent either prior to simultaneously with or subsequent to any action taken by it hereunder.
     6. Conflict with Credit Agreement Provisions. Assignor hereby acknowledges and agrees that, in the event of any conflict between the terms hereof and the terms of the Credit Agreement, the terms of the Credit Agreement shall control.
     7. No Mortgagee in Possession. Nothing herein contained shall be construed as constituting Agent a “mortgagee in possession” in the absence of the taking of actual possession of the Property by Agent. In the exercise of the powers herein granted to Agent, no liability shall be asserted or enforced against Agent, all such liability being expressly waived and released by Assignor.
     8. No Oral Change. This Assignment may not be modified, amended, waived, extended, changed, discharged or terminated orally, or by any act or failure to act on the part of Assignor or Agent, but only by an agreement in writing signed by the party against whom the enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

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     9. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Assignment may be used interchangeable in singular or plural form and the word “Assignor” shall mean “each Assignor and any subsequent owner or owners of the Property or any part thereof or any interest therein,” the word “Agent” shall mean “Agent and any subsequent beneficiary of the Instrument,” the word “Loans” shall have the meaning set forth in the Credit Agreement, the word “person” shall include an individual, corporation, partnership, trust, unincorporated association, government, governmental authority, and any other entity, the words “Property” shall include any portion of the Property and any interest therein; whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. All other capitalized terms used, but not defined herein, shall have the meaning set forth in the Credit Agreement.
     10. Inapplicable Provisions. If any term, covenant or condition of this Assignment is held to be invalid, illegal or unenforceable in any respect, this Assignment shall be construed without such provision.
     11. Counterparts. This Assignment may be executed in any number of counterparts each of which shall be deemed to be an original but all of which when taken together shall constitute one agreement.
     12. GOVERNING LAW; JURISDICTION. THIS ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS CHOSEN PURSUANT TO SECTION 3.04 OF THE INSTRUMENT. ASSIGNOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE CHOSEN PURSUANT TO SECTION 3.04 OF THE INSTRUMENT IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSIGNMENT.
     13. Successors and Assigns. Assignor may not assign its rights under this Assignment. Assignor hereby acknowledges and agrees that Agent may assign this Assignment without Assignor’s consent. Subject to the foregoing, this Assignment shall be binding upon, and shall inure to the benefit of, Assignor and the Agent and their respective successors and assigns.
     14. Termination of Assignment. Upon payment in full of the Secured Obligations and the delivery and recording of a satisfaction, release or discharge of the Instrument duly executed by Agent, this Assignment shall become and be void and of no effect as to the Leases and Rents from the Land no longer securing the Secured Obligations.
     15. Indemnification. Assignor shall and does hereby agree to indemnify and to hold Agent or the Banks harmless for, from and against any and all costs, expenses, claims, demands, liability, loss or damage (including all costs, expenses, and attorneys’ fees incurred in the defense thereof) asserted against, imposed on or incurred by Agent or the Banks in connection with or as a result of this Assignment or the exercise of any rights or remedies under this Assignment or under any of the Leases or by reason of any alleged obligations or undertakings of Agent or the Banks to perform or discharge any of the terms, covenants or agreements contained

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in any of the Leases; provided, however, that nothing herein shall be construed to obligate Assignor to indemnify and hold Agent or the Banks harmless for, from and against any and all costs, expenses, claims, demands, liability, loss or damage asserted against, imposed on or incurred by Agent or the Banks by reason of such Person’s willful misconduct or gross negligence if a judgment is entered against Agent or a Bank by a court of competent jurisdiction after the expiration of all applicable appeal periods. Should Agent or a Bank incur any such costs, expenses, liabilities, loss or damage, or in the defense of any such claims or demands, for which it is to be indemnified by Assignor as aforesaid, the amount thereof shall be added to the Secured Obligations, shall bear interest at the interest rate for overdue amounts stated in the Credit Agreement from the date incurred until paid (but in no event shall the interest payable exceed the maximum amount allowed by law), shall be secured by this Assignment, the Instrument and the other Loan Documents, and shall be payable immediately upon demand.
     16. Notices. Except for any statutory notice required prior to exercise of the remedies provided herein, which must be delivered in accordance with such statutes, all notices, requests and other communications hereunder shall be made and delivered in the manner provided in the Instrument.
     17. Rejection of Leases. In the event a tenant under any Lease should be the subject of any proceeding under the Federal Bankruptcy Act (Title 11 U.S.C.) or any other federal, state, or local statute which provides for the possible termination or rejection of the Leases assigned hereby, the Assignor covenants and agrees that if any of the Leases is so rejected, no settlement for damages shall be made without prior written consent of the Agent, and any check in payment of damages for rejection of any Lease will be made payable both to the Assignor and Agent. The Assignor hereby assigns any such payment to the Agent and further covenants and agrees that upon the request of the Agent, it will duly endorse to the order of the Agent any check, the proceeds of which will be applied to whatever portion of the indebtedness secured hereby and by the Security Documents which the Agent may elect.
     18. No Merger of Estates. So long as any of the indebtedness secured hereby and by the Loan Documents shall remain unpaid, unless the Agent shall otherwise consent in writing, the fee title and the leasehold estate on the Property as hereinbefore described shall not merge, but shall always be kept separate and distinct, notwithstanding the union of said estate either in the Assignor or in any tenant or in a third party by purchase or otherwise.
     19. Agent’s Rights of Assignment; Rights of Assignees. Agent may assign to any subsequent holder of the Note or the Instrument, or to any person acquiring title to the Property, all of Agent’s right, title and interest in any of the Leases and rents, issues, income and profits from the Property. No such assignee shall have any liability for any obligation which accrued under any of the Leases prior to the assignment to such assignee nor shall any such assignee have any obligation to account to Assignor for any rental payments which accrued prior to such assignment unless actually received by such assignee. After Assignor’s right, title and interest in the Property has been foreclosed or otherwise terminated, no assignee of Assignor’s interest in the Leases shall be liable to account to Assignor for any rents, issues, income or profits thereafter accruing.

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     20. Modifications, Etc. Assignor hereby consents and agrees that Agent may at any time and from time to time, without notice to or further consent from Assignor, either with or without consideration, surrender any property or other security of any kind or nature whatsoever held by it or by any person, firm or corporation on its behalf or for its account, securing the Secured Obligations; substitute for any collateral so held by it, other collateral of like kind; agree to modification of the terms of the Credit Agreement or any of the other Security Documents; extend or renew the Note, the Credit Agreement or any of the other Security Documents for any period; grant releases, compromises and indulgences with respect to the Notes, the Credit Agreement, the Guaranty or any of the other Security Documents for any period; grant releases, compromises and indulgences with respect to the Note, the Credit Agreement, the Guaranty or any of the other Security Documents to any persons or entities now or hereafter liable thereunder or hereunder; release any guarantor or endorser of the Note, the Security Instrument, the Credit Agreement, the Guaranty, or any other Security Documents; or take or fail to take any action of any type whatsoever; and no such action which Agent shall take or fail to take in connection with the Security Documents, or any of them, or any security for the payment of the Secured Obligations or for the performance of any obligations or undertakings of Assignor, nor any course of dealing with Assignor or any other person, shall release Assignor’s obligations hereunder, affect this Assignment in any way or afford Assignor any recourse against Agent. The provisions of this Assignment shall extend and be applicable to all renewals, amendments, extensions, consolidations and modifications of the Security Documents and the Leases, and any and all references herein to the Security Documents or the Leases shall be deemed to include any such renewals, amendments, extensions, consolidations or modifications thereof.
     21. Credit Agreement. Notwithstanding anything contained herein to the contrary, Assignor agrees to be bound to all of the terms and conditions of the Credit Agreement that (i) apply to the Property or Assignor, including without limitation, Sections 7.7 and 7.13 of the Credit Agreement relating to insurance, casualty and condemnation and leasing, and (ii) relate to grace or notice and cure periods, notices of default and acceleration of the Secured Obligations, including without limitation, Sections 4.12 7.5(f), 12.1 and 12.2 of the Credit Agreement. Additionally, Assignor does hereby make and reaffirm each and every warranty and representation set forth in the Credit Agreement concerning the Property as if the Property were Real Estate under the Credit Agreement.
     THIS ASSIGNMENT shall inure to the benefit of Agent and any subsequent beneficiary of the Instrument and shall be binding upon Assignor, and Assignor’s heirs, executors, administrators, successors and assigns and any subsequent owner of the Property.
[Signatures Begin on the Following Page]

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Assignor has executed this instrument as of the day and year first above written.

ASSIGNOR:

RKB DULLES TECH LLC, a Delaware limited liability company

By:

Name:

Title:

STATE OF
CITY/COUNTY OF
     The foregoing instrument was acknowledged before me this ___ day of                     , 2006 by                      as                      of RKB Dulles Tech LLC, a Delaware limited liability company.

My commission expires:

[Notarial Seal]	Notary Public

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EXHIBIT A
Legal Description

EXHIBIT D
FORM OF JOINDER AGREEMENT
     THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of                     , 20___, by                                         , a                                          (“Joining Party”), and delivered to KeyBank National Association, as Agent, pursuant to §5.5 of the Senior Secured Revolving Credit Agreement dated as of May 1, 2006, as from time to time in effect (the “Credit Agreement”), among Republic Property Limited Partnership (the “Borrower”), Republic Property Trust (“RPB”), KeyBank National Association, for itself and as Agent, and the other Lenders from time to time party thereto. Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Credit Agreement.
RECITALS
     A. Joining Party is required, pursuant to §5.5 of the Credit Agreement, to become an additional Subsidiary Guarantor under the Guaranty and the Contribution Agreement.
     B. Joining Party expects to realize direct and indirect benefits as a result of the availability to Borrower of the credit facilities under the Credit Agreement.
     NOW, THEREFORE, Joining Party agrees as follows:
AGREEMENT
     1. Joinder. By this Joinder Agreement, Joining Party hereby becomes a “Subsidiary Guarantor” and a “Guarantor” under the Credit Agreement, the Guaranty, the Indemnity Agreement, and the other Loan Documents with respect to all the Obligations of Borrower now or hereafter incurred under the Credit Agreement and the other Loan Documents, and a “Subsidiary Guarantor” under the Contribution Agreement. Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a Subsidiary Guarantor and a Guarantor under the Credit Agreement, the Guaranty, the Indemnity Agreement, the other Loan Documents and the Contribution Agreement.
     2. Representations and Warranties of Joining Party. Joining Party represents and warrants to Agent that, as of the Effective Date (as defined below), except as disclosed in writing by Joining Party to Agent on or prior to the date hereof and approved by the Agent in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in the Credit Agreement), the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects as applied to Joining Party as a Subsidiary Guarantor and a Guarantor on and as of the Effective Date as though made on that date. As of the Effective Date, all covenants and agreements in the Loan Documents and the Contribution Agreement of the Subsidiary Guarantors are true and correct with respect to Joining Party and no Default or Event of Default shall exist or might exist upon the Effective Date in the event that Joining Party becomes a Subsidiary Guarantor.

D-1

     3. Joint and Several. Joining Party hereby agrees that, as of the Effective Date, the Guaranty, the Contribution Agreement and the Indemnity Agreement heretofore delivered to the Agent and the Lenders shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party, and upon request by Agent, will promptly become a party to the Guaranty, the Contribution Agreement and the Indemnity Agreement to confirm such obligation.
     4. Further Assurances. Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.
     5. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     6. Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.
     7. The effective date (the “Effective Date”) of this Joinder Agreement is                     , 20___.
     IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.

“JOINING PARTY”
,a

By:

Name:

Title:

[SEAL]
ACKNOWLEDGED:
KEYBANK NATIONAL ASSOCIATION, as Agent

By:

Its:

[Printed Name and Title]

D-2

EXHIBIT E
FORM OF INDEMNITY AGREEMENT REGARDING HAZARDOUS MATERIALS
INDEMNITY AGREEMENT
REGARDING HAZARDOUS MATERIALS
     THIS INDEMNITY AGREEMENT REGARDING HAZARDOUS MATERIALS (this “Agreement”), is made as of this 1st day of May, 2006, by REPUBLIC PROPERTY LIMITED PARTNERSHIP, a Delaware limited partnership (“Borrower”), REPUBLIC PROPERTY TRUST, a Maryland real estate investment trust (“Republic”), RPT PRESIDENTS PARK LLC, a Delaware limited liability company (“RPT Presidents Park”), PRESIDENTS PARK I LLC, a Delaware limited liability company (“Presidents Park I”), PRESIDENTS PARK II LLC, a Delaware limited liability company (“Presidents Park II”), PRESIDENTS PARK III LLC, a Delaware limited liability company (“Presidents Park III”), and RKB DULLES TECH LLC, a Delaware limited liability company (“RKB Dulles”; Republic, RPT Presidents Park, Presidents Park I, Presidents Park II, Presidents Park III, RKB Dulles and each other Subsidiary Guarantor that may become a party hereto are hereinafter referred to collectively as “Guarantors”), for the benefit of KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), as Agent for itself and such other lenders which may now or hereafter become parties to the “Loan Agreement” (as hereinafter defined) (KeyBank in its capacity as Agent is hereinafter referred to as “Agent”, and KeyBank, for itself, and such other lenders are hereinafter referred to collectively as the “Lenders”).
W I T N E S S E T H:
     WHEREAS, the Subsidiary Guarantors are the direct or indirect owners or lessees of certain real property more particularly described in the “Mortgages”, as such term is defined in the Loan Agreement (such real property is hereinafter referred to as the “Land”; the Land, together with all improvements now or hereafter located in, on or under the Land, collectively, the “Property”);
     WHEREAS, Borrower, Republic, KeyBank, as Agent, and the Lenders a party thereto entered into that certain Senior Secured Revolving Credit Agreement dated as of even date herewith (as the same may be varied, extended, supplemented, consolidated, replaced, increased, renewed, modified or amended from time to time, the “Loan Agreement”);
     WHEREAS, Lenders have agreed to provide to Borrower a revolving credit facility in the amount of up to $150,000,000 (the “Loan”) pursuant to the Loan Agreement, which Loan is evidenced by, among other things, those certain Revolving Credit Notes of even date herewith made by Borrower to the order of Lenders in the aggregate principal face amount of $150,000,000, and the Swing Loan Note made by Borrower to the order of KeyBank in the principal face amount of $30,000,000 (together with all amendments, modifications, consolidations, increases, supplements and extensions thereof, collectively, the “Note”) and secured by, among other things, the Mortgages on the Property;
     WHEREAS, as a condition to execution of the Loan Agreement, Lenders require Borrower and Guarantors to provide certain indemnities concerning Hazardous Substances (as hereinafter defined) presently upon, in or under the Property, or hereafter placed or otherwise located thereon or therein;

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     WHEREAS, Borrower is a direct subsidiary of Republic, and the Guarantors (other than Republic) are direct or indirect wholly owned subsidiaries of Borrower;
     WHEREAS, to induce Lenders to make the Loan to Borrower and Guarantors agreed to provide this Agreement for Lenders’ and Agent’s benefit.
     NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lenders and Agent, by their acceptance of delivery hereof, and Borrower and the Guarantors hereby agree as follows:
     1. Definitions. Capitalized terms that are used herein that are not otherwise defined herein shall have the meanings set forth in the Loan Agreement. It is acknowledged and agreed that the “Mortgage” shall include any Mortgage delivered after the date hereof and any amendment to the Mortgage, and the “Land” shall include the real property described therein. The following definitions shall apply for purposes of this Agreement:
          (a) “Environmental Law” shall mean any federal, state or local statute, regulation or ordinance or any judicial or administrative decree or decision, whether now existing or hereinafter enacted, promulgated or issued, with respect to any Hazardous Substances, Mold, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions or wells. Without limiting the generality of the foregoing, the term shall encompass each of the following statutes and their state and local equivalents, and regulations promulgated thereunder, and amendments and successors to such statutes and regulations, as may be enacted and promulgated from time to time: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C.; 33 U.S.C.; 42 U.S.C. and 42 U.S.C. §9601 et seq.); (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.); (iii) the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.); (iv) the Toxic Substances Control Act (15 U.S.C. §2061 et seq.); (v) the Clean Water Act (33 U.S.C. §1251 et seq.); (vi) the Clean Air Act (42 U.S.C. §7401 et seq.); (vii) the Safe Drinking Water Act (21 U.S.C. §349; 42 U.S.C. §201 and §300f et seq.); (viii) the National Environmental Policy Act of 1969 (42 U.S.C. §4321); (ix) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (x) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. §1101 et seq.).
          (b) “Hazardous Substances” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, toxic substances, oil, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law. Without limiting the generality of the foregoing, the term shall mean and include:
                (i) “hazardous substances” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, or Title III of the Superfund Amendment and Reauthorization Act, each as amended, and regulations promulgated thereunder;

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                (ii) “hazardous waste” and “regulated substances” as defined in the Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder;
               (iii) “hazardous materials” as defined in the Hazardous Materials Transportation Act, as amended, and regulations promulgated thereunder; and
                (iv) “chemical substance or mixture” as defined in the Toxic Substances Control Act, as amended, and regulations promulgated thereunder.
          (c) “Indemnified Parties” shall mean each of Lenders, Agent, their respective parent, subsidiaries and affiliates, each of their respective shareholders, directors, officers, employees and agents, each trustee under a Mortgage, and the successors and assigns of any of them; and “Indemnified Party” shall mean any one of the Indemnified Parties
          (d) “Mold” shall mean surficial or airborne microbial constituents, regardless of genus, species, or whether commonly referred to as mildew, mold, mold spores, fungi, bacteria or similar description
          (e) “Mold Condition” shall mean the growth or existence of Mold, in such condition, location or quantity as would, individually or in the aggregate, in the judgment of a qualified environmental engineer, have any material adverse effect on (i) human health or the environment; or (ii) the value or condition of the Property.
          (f) “Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, or discarding, burying, abandoning, or disposing into the environment.
          (g) “Threat of Release” shall mean a substantial likelihood of a Release which requires immediate action to prevent or mitigate damage to the environment which may result from such Release.
     2. Indemnity Agreement. Borrower and Guarantors, each jointly and severally, covenant and agree, at their sole cost and expense, to indemnify, defend (at trial and appellate levels and with attorneys, consultants and experts acceptable to Lenders) and hold each Indemnified Party harmless against and from any and all liens, damages, losses, liabilities, obligations, settlement payments, penalties, assessments, citations, directives, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and disbursements incurred in investigating, defending against, settling or prosecuting any claim, litigation or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against such Indemnified Party or the Property and, and arising directly or indirectly from or out of: (A) the Release or Threat of Release of any Hazardous Substances on, in, under or affecting all or any portion of the Property or any surrounding areas, regardless of whether or not caused by or within the control of Borrower or any Guarantor; (B) the existence of any Mold Condition on, in, under or affecting all or any

3

portion of any Property, regardless of whether or not caused by or within the control of Borrower or any Guarantor; (C) the violation of any Environmental Laws relating to or affecting the Property, the Borrower or any Guarantor, whether or not caused by or within the control of Borrower or any Guarantor; (D) the failure of Borrower or any Guarantor to comply fully with the terms and conditions of this Agreement or Sections 6.20, 7.5(b) or 8.6 of the Loan Agreement, as if such sections were specifically set forth herein; (E) the violation of any Environmental Laws in connection with other real property of Borrower or any Guarantor which gives or may give rise to any rights whatsoever in any party with respect to the Property by virtue of any Environmental Laws; or (F) the enforcement of this Agreement, including, without limitation, (i) the costs of assessment, containment and/or removal of any and all Hazardous Substances from all or any portion of the Property or any surrounding areas, (ii) the costs of assessment, containment, abatement, remediation and/or removal of any Mold Condition from all or any portion of any Property pursuant to or in accordance with any Environmental Law (iii) the costs of any actions taken in response to a Release or Threat of Release of any Hazardous Substances on, in, under or affecting all or any portion of the Property or any surrounding areas to prevent or minimize such Release or Threat of Release so that it does not migrate or otherwise cause or threaten danger to present or future public health, safety, welfare or the environment, (iv) the costs of any actions taken in response to any Mold Condition on, in, under or affecting all or any portion of any Property to prevent or minimize such Mold Condition so that it does not migrate or otherwise cause or threaten danger to present or future public, health, safety, welfare or the environment, and (v) costs incurred to comply with the Environmental Laws in connection with all or any portion of the Property or any surrounding areas; provided, however, nothing contained in this paragraph shall require Borrower or any Guarantor to indemnify any Indemnified Party from any matter, cost or expense arising or resulting solely from such Indemnified Party’s own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction after the exhaustion of all applicable appeal periods. Nothing herein shall require Borrower or any Guarantor to indemnify any Indemnified Party from any matter, cost or expense relating to a Release of Hazardous Substances or violation of any Environmental Law first occurring after the Lender or its nominee acquires title to the applicable Property by the exercise of its foreclosure remedies or by deed in lieu of foreclosure.
     3. Survival. Except as expressly provided in Paragraph 2, above, the indemnity set forth above in Paragraph 2 shall survive the repayment of the Loan and any exercise of any remedies under the Mortgage, including without limitation, the power of sale, or any other remedy in the nature of foreclosure, and shall not merge with any deed given by Borrower or any Guarantor to Agent or Lenders in lieu of foreclosure or any deed under a power of sale.
     4. No Waiver. The liabilities of Borrower and Guarantors under this Agreement shall in no way be limited or impaired by, and Borrower and each Guarantor hereby consent to and agree to be bound by, any amendment or modification of the provisions of the Loan Documents (but excluding amendments to this Agreement unless made in accordance with Paragraph 10 below) to or with Lenders or Agent by Borrower or Guarantors or any person who succeeds Borrower or any Guarantor as owner of the fee or leasehold interest in a Property. In addition, notwithstanding any terms of any of the Loan Documents to the contrary, the liability of Borrower and Guarantors under this Agreement shall in no way be limited or impaired by: (i) any extensions of time for performance required by any of the Loan Documents; (ii) except as expressly provided in Paragraph 2, above, any sale, assignment or foreclosure of the Note or the

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Mortgages or any sale or transfer of all or part of the Property; (iii) any exculpatory provision in any of the Loan Documents limiting Lenders’ or Agent’s recourse to property encumbered by the Mortgages or to any other security, or limiting Lenders’ or Agent’s rights to a deficiency judgment against any Guarantor; (iv) the accuracy or inaccuracy of the representations and warranties made by Borrower or any Guarantor under any of the Loan Documents; (v) the release of Borrower or any Guarantor or any other Person from performance or observance of any of the agreements, covenants, terms or conditions contained in the Loan Documents by operation of law, Lenders’ or Agent’s voluntary act, or otherwise; (vi) the release or substitution, in whole or in part, of any security for the Note; (vii) Lenders’ or Agent’s failure to record a Mortgage or file any UCC-1 financing statements (or Lenders’ or Agent’s improper recording or filing of any thereof) or to otherwise perfect, protect, secure or insure any security interest or lien given as security for the Note; or (viii) any indemnification that might be provided by a tenant of any Property; and, in any such case, whether with or without notice to Borrower or Guarantors and with or without consideration.
     5. Separate Obligations.
          (a) The certifications, representations, warranties, covenants and agreements of Borrower and Guarantors set forth in this Agreement (including, without limitation, the indemnity provided for in Paragraph 2 above) are separate and distinct obligations from Borrower’s and Guarantors’ obligations under the Loan Documents; and, notwithstanding anything to the contrary contained in any Loan Document, and even though the certifications, representations, warranties, covenants or agreements of Borrower and Guarantors contained herein may be identical or substantially similar to certifications, representations, warranties, covenants or agreements of Borrower and Guarantors set forth in the Mortgage and secured thereby, the obligations of Borrower and Guarantors under this Agreement are not secured by the lien of the Mortgage or the security interests or other collateral described in the Mortgage or the other Loan Documents, it being the intent of Borrower and Guarantors to create separate obligations of Borrower and Guarantors hereunder which can be enforced against such Persons without regard to the existence of the Mortgage or other Loan Documents or the liens or security interests created therein.
          (b) This Agreement shall be deemed to be continuing in nature and shall not be discharged or satisfied by repayment of the Obligations or by the exercise of any remedy by Agent under the Loan Documents, including foreclosure of the Mortgage or other security documents, and shall continue in effect after any transfer of the Property, including, without limitation, transfers pursuant to foreclosure proceedings (or in lieu of foreclosure) and subsequent transfers, even if, as a part of any such remedy, the Obligations are paid or satisfied in full.
          (c) Borrower and Republic each hereby agree that the fact that this Agreement is included in the definition of “Loan Documents”, and that, accordingly, a misrepresentation or default hereunder shall constitute a default under the Mortgage and other Loan Documents, shall not be construed to imply that any statement or agreement set forth above in this Paragraph 5 is inaccurate or untrue in any respect whatsoever.
          (d) Borrower and Guarantors hereby specifically agree never to make any allegation contrary to the foregoing provisions of this Paragraph 5; Borrower and Guarantors hereby expressly waive and renounce any and all claims, defenses and other rights which are

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dependent upon an allegation or proposition contrary to the foregoing provisions of this Paragraph 5; and Borrower and Guarantors hereby expressly waive and renounce the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing provisions of this Paragraph 5 or in conflict with or in derogation of the indemnity set forth in Paragraph 2 above.
     6. Waiver by Borrower and Guarantors. BORROWER AND EACH GUARANTOR WAIVE ANY RIGHT OR CLAIM OF RIGHT TO CAUSE A MARSHALLING OF BORROWER’S OR ANY GUARANTOR’S ASSETS OR TO CAUSE LENDERS OR AGENT TO PROCEED AGAINST ANY OF THE SECURITY FOR THE LOAN BEFORE PROCEEDING UNDER THIS AGREEMENT AGAINST BORROWER OR GUARANTORS OR TO PROCEED AGAINST BORROWER OR GUARANTORS, OR ANY OF THEM, IN ANY PARTICULAR ORDER. BORROWER AND EACH GUARANTOR AGREES THAT ANY PAYMENTS REQUIRED TO BE MADE HEREUNDER SHALL BECOME DUE ON DEMAND. BORROWER AND EACH GUARANTOR EXPRESSLY WAIVES AND RELINQUISHES ALL RIGHTS AND REMEDIES (INCLUDING ANY RIGHTS OF SUBROGATION) ACCORDED BY APPLICABLE LAW TO BORROWER OR ANY GUARANTOR THAT IT MAY HAVE AGAINST LENDERS OR AGENT. BORROWER AND EACH GUARANTOR COVENANTS AND AGREES THAT UPON THE COMMENCEMENT OF A VOLUNTARY OR INVOLUNTARY BANKRUPTCY PROCEEDING BY OR AGAINST BORROWER OR ANY GUARANTOR, NEITHER BORROWER NOR ANY GUARANTOR SHALL SEEK A SUPPLEMENTAL STAY OR OTHERWISE PURSUANT TO 11 U.S.C. §105 OR ANY OTHER PROVISION OF THE BANKRUPTCY REFORM ACT OF 1978, AS AMENDED, OR ANY OTHER DEBTOR RELIEF LAW (WHETHER STATUTORY, COMMON LAW, CASE LAW, OR OTHERWISE) OF ANY JURISDICTION WHATSOEVER, NOW OR HEREAFTER IN EFFECT, WHICH MAY BE OR BECOME APPLICABLE, TO STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT THE ABILITY OF LENDER TO ENFORCE ANY RIGHTS OF LENDER OR AGENT AGAINST BORROWER OR GUARANTORS BY VIRTUE OF ANY THIS AGREEMENT OR OTHERWISE.
     7. Delay. No delay on Lenders’ or Agent’s part in exercising any right, power or privilege under any of the Loan Documents shall operate as a waiver of any privilege, power or right hereunder.
     8. Releases. Any one or more of Borrower or Guarantors or any other party liable upon or in respect of this Agreement or the Loan may be released without affecting the liability of any party not so released.
     9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. Said counterparts shall constitute but one and the same instrument and shall be binding upon each of the undersigned individually as fully and completely as if all had signed but one instrument so that the joint and several liability of each of the undersigned hereunder shall be unaffected by the failure of any of the undersigned to execute any or all of the said counterparts.
     10. Notices. Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement shall be given in the manner provided in the Loan Agreement, or if to a Guarantor, in the manner provided in the Guaranty.

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     11. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, by telephone or by any other means except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.
     12. Effect. Except as herein provided, this Agreement shall be binding upon each of the Borrower and Guarantors and their respective successors, successors-in-title and assigns, and shall inure to the benefit of Lenders, Agent, the other Indemnified Parties, and their respective successors and assigns. Notwithstanding the foregoing, none of Borrower or Guarantors, without the prior written consent of Lenders in each instance, may assign, transfer or set over to another, in whole or in part, all or any part of their benefits, rights, duties and obligations hereunder, including, but not limited to, performance of and compliance with conditions hereof.
     13. GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW IN ALL RESPECTS BE GOVERNED BY, AND INTERPRETED AND DETERMINED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH BORROWER AND GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO PERSONAL JURISDICTION IN THE STATE OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND (B) WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAWS OF ANY STATE (I) TO THE RIGHT, IF ANY, TO TRIAL BY JURY, OR (II) TO OBJECT TO JURISDICTION WITHIN THE STATE OF NEW YORK OR VENUE IN ANY PARTICULAR FORUM (INCLUDING FEDERAL) WITHIN THE STATE OF NEW YORK. BORROWER AND EACH GUARANTOR AGREE THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AND GUARANTORS AT THE ADDRESSES SET FORTH IN THE LOAN AGREEMENT AND THE GUARANTY, RESPECTIVELY, AND SERVICE SO MADE SHALL BE COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL BE SO MAILED. NOTHING CONTAINED HEREIN, HOWEVER, SHALL PREVENT LENDERS OR AGENT FROM BRINGING ANY SUIT, ACTION OR PROCEEDING OR EXERCISING ANY RIGHTS AGAINST ANY SECURITY AND AGAINST BORROWER OR GUARANTORS PERSONALLY, AND AGAINST ANY PROPERTY OF BORROWER OR GUARANTORS, WITHIN ANY OTHER STATE. INITIATING SUCH SUIT, ACTION OR PROCEEDING OR TAKING SUCH ACTION IN ANY STATE SHALL IN NO EVENT CONSTITUTE A WAIVER OF THE AGREEMENT CONTAINED HEREIN THAT THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF BORROWER, GUARANTORS, LENDERS AND AGENT HEREUNDER OR OF THE SUBMISSION HEREIN MADE BY BORROWER AND GUARANTORS TO PERSONAL JURISDICTION WITHIN THE STATE OF NEW YORK.
[Remainder of Page Intentionally Left Blank]

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     IN WITNESS WHEREOF, Borrower and Guarantors have caused this Agreement to be executed under seal as of the day and year first written above.

BORROWER:

REPUBLIC PROPERTY LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Republic Property Trust, a Maryland real estate investment trust, its sole general partner

By:

Name:

Title:

GUARANTORS:

REPUBLIC PROPERTY TRUST, a Maryland real estate investment trust

By:

Name:

Title:

[Signatures Continued on Next Page]

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RPT PRESIDENTS PARK LLC, a Delaware limited liability company

By:

Name:

Title:

PRESIDENTS PARK I LLC, a Delaware limited liability company

By:

Name:

Title:

PRESIDENTS PARK II LLC, a Delaware limited liability company

By:

Name:

Title:

PRESIDENTS PARK III LLC, a Delaware limited liability company

By:

Name:

Title:

[Signatures Continued on Next Page]

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RKB DULLES TECH LLC, a Delaware limited liability company

By:

Name:

Title:

10

EXHIBIT F
FORM OF MORTGAGE
PREPARED BY AND
AFTER RECORDING RETURN TO:
William F. Timmons, Esq.
McKenna Long & Aldridge LLP
303 Peachtree Street, N.E., Suite 5300
Atlanta, Georgia 30308
THIS IS A CREDIT LINE DEED OF TRUST. For purposes of Va. Code Ann. Section 55-58.2, (i) the name of the noteholder secured is KeyBank National Association, as Agent, and its address at which communications may be mailed or delivered to it pursuant to Subsection 55-58.2(4) is 127 Public Square, Cleveland, Ohio 44114-1306, Attention: Real Estate Capital Services, and (ii) the maximum amount of principal to be secured hereby at any one time shall not exceed $150,000,000.00.
Tax Parcel Numbers: 015-4-01-0022-D2, 015-4-01-0022-D3, 015-4-01-0022-A2, 015-4-01-0034-B, 016-3-01-0040
This Instrument is partially exempt from recording tax pursuant to Va. Code Ann. Subsection 58.1-803D. The purpose of this Instrument is to modify the terms of an existing debt with the same lender, which debt is secured by a deed of trust recorded in the Clerk’s Office of the Circuit Court of Fairfax County, Virginia, in Deed Book 16848 at page 1409 in the original principal amount of $104,000,000.00, on which tax imposed by Section 58.1-803 has been paid. Recording tax is due on the additional indebtedness of $46,000,000.00 in the amount of $79,733.33.
AMENDED, RESTATED AND SPREAD DEED OF TRUST
AND SECURITY AGREEMENT
RKB DULLES TECH LLC,
a Delaware limited liability company,
PRESIDENTS PARK I LLC,
a Delaware limited liability company,
PRESIDENTS PARK II LLC,
a Delaware limited liability company, and
PRESIDENTS PARK III LLC,
a Delaware limited liability company
GRANTOR
TO
W. ALLEN AMES, JR.
AS TRUSTEE
FOR THE BENEFIT OF
KEYBANK NATIONAL ASSOCIATION,
a national banking association, as Agent
AGENT
DATED: AS OF May 1, 2006
County: Fairfax
State: Virginia

F-1

     THIS AMENDED, RESTATED AND SPREAD DEED OF TRUST AND SECURITY AGREEMENT (this “Instrument”) is made and entered into as of this 1st day of May, 2006, by and between PRESIDENTS PARK I LLC, a Delaware limited liability company (“Presidents Park I”), PRESIDENTS PARK II LLC, a Delaware limited liability company (“Presidents Park II”), PRESIDENTS PARK III LLC, a Delaware limited liability company (“Presidents Park III”), and RKB DULLES TECH LLC, a Delaware limited liability company (“RKB Dulles”; Presidents Park I, Presidents Park II, Presidents Park III and RKB Dulles are hereinafter referred to collectively as “Grantor”), having a mailing address of 1280 Maryland Avenue, S.W., Suite 280, Washington, D.C. 20024 (“Grantor”), and W. ALLEN AMES JR., as Trustee (“Trustee”), whose business address is c/o McGuire Woods LLP, One James Center, 901 East Cary Street, Richmond, Virginia 23219-4030, and KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), having a mailing address of 127 Public Square, Cleveland, Ohio 44114-1306, Attn: Real Estate Capital Services, as Agent for itself and each other lender (collectively, the “Banks”) which is or may hereafter become a party to that certain Senior Secured Revolving Credit Agreement, dated of even date herewith, by and among Republic Property Limited Partnership, a Delaware limited partnership (“Borrower”), Republic Property Trust, a Maryland real estate investment trust (“Republic”), KeyBank, as Agent and the Banks (as the same may be further varied, amended, restated, renewed, consolidated, extended or otherwise supplemented from time to time, the “Credit Agreement”) (KeyBank, in its capacity as Agent, is hereinafter referred to as “Agent”). Capitalized terms used herein that are not otherwise defined herein shall have the meanings set forth in the Credit Agreement.
     WHEREAS, pursuant to that certain Assignment and Acceptance Agreement (the “Assignment of Loan Documents”), dated of even date herewith and Certificate of Transfer dated of even date herewith and recorded immediately prior hereto in the Clerk’s Office of the Circuit Court of Fairfax County, Virginia, from Goldman Sachs Mortgage Company (“Goldman”) to Agent, Agent is the lawful owner and holder of a certain Promissory Note dated as of December 29, 2004, made by Presidents Park I, Presidents Park II and Presidents Park III to the order of Archon Financial, L.P. and then assigned to Goldman in the original principal face amount of ONE HUNDRED FOUR MILLION AND NO/100 DOLLARS ($104,000,000.00) (the “Assigned Note”); and
     WHEREAS, pursuant to the Assignment of Loan Documents, Lender is the lawful owner and holder of that certain Deed of Trust dated as of December 29, 2004, made by Grantors in favor of Richard W. Klein, Jr., as Trustee for the benefit of Archon Financial, L.P. (“Archon”), and recorded on December 29, 2004 in Deed Book 16848, Page 1409, of the aforesaid records, as assigned to Goldman pursuant to that certain Assignment of Deed of Trust by Archon to Goldman dated December 29, 2004, and recorded January 5, 2005 in Deed Book 16862, Page 1337, aforesaid records (the “Original Deed of Trust”) (said Original Deed of Trust as assigned being hereinafter called the “Assigned Deed of Trust”); and
     WHEREAS, the Assigned Note has been further amended, restated and renewed pursuant to those certain Amended and Restated Revolving Credit Notes executed by Borrower and delivered to the Lenders (as defined in the Credit Agreement), dated of even date herewith, in the aggregate original principal face amount of ONE HUNDRED FIFTY MILLION AND NO/100 DOLLARS ($150,000,000.00) (the Assigned Note, as so amended, restated and renewed

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in the form of the Amended and Restated Revolving Credit Notes is hereinafter referred to collectively as the “Amended and Restated Note”); and
     WHEREAS, it is a condition precedent to the Banks’ obligations under the Credit Agreement that Grantor execute and deliver this Instrument to amend and restate the Assigned Deed of Trust in its entirety as hereinafter set forth and to substitute the Trustee named herein for the trustee named in the Assigned Deed of Trust, provided, however, that the parties do not intend to extinguish the lien created by the Assigned Deed of Trust;
     NOW THEREFORE, in consideration of the foregoing premises, the Assigned Deed of Trust is hereby amended, restated and spread in its entirety, and this Instrument shall hereafter encumber additional Property as hereinafter provided:
W I T N E S S E T H:
     FOR AND IN CONSIDERATION of the sum of Ten and No/100 Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to secure the indebtedness and other obligations of Grantor and Borrower hereinafter set forth, Grantor does hereby grant, bargain, sell, convey, assign, transfer and set over unto Trustee, for the ratable benefit of Banks, and their successors and assigns, all of the following described land and interests in land, estates, easements, rights, improvements, property, fixtures, equipment, furniture, furnishings, appliances, general intangibles, and appurtenances, whether now or hereafter existing (collectively, the “Property”):
     (a) All those tracts or parcels of land and easements more particularly described in Exhibit “A” attached hereto and by this reference made a part hereof (the “Land”).
     (b) All present and future buildings, structures, parking areas, annexations and improvements of every nature whatsoever now or hereafter situated on the Land (hereinafter referred to as the “Improvements”) and all materials intended for construction, reconstruction, alteration and repairs of the Improvements now or hereafter erected, all of which materials shall be deemed to be included within the Improvements immediately upon the delivery thereof to the Land, and all gas and electric fixtures, radiators, heaters, engines and machinery, boilers, ranges, elevators and motors, plumbing and heating fixtures, incinerating, sprinkling, and waste removal systems, carpeting and other floor coverings, fire extinguishers and any other safety equipment required by governmental regulation or law, washers, dryers, water heaters, mirrors, mantels, air conditioning apparatus, refrigerating plants, refrigerators, cooking apparatus and appurtenances, storm windows and doors, window and door screens, awnings and storm sashes, which are or shall be owned by Grantor and attached to said Improvements and all other furnishings, furniture, glassware, tableware, uniforms, linen, drapes and curtains and related hardware and mounting devices, wall to wall carpeting, radios, lamps, telephone systems, televisions and television systems, computer systems, fixtures, machinery, equipment, apparatus, appliances, books and records, chattels, inventory, accounts, farm products, consumer goods, general intangibles and personal property of every kind and nature whatsoever now or hereafter owned by Grantor and located in, on or about, or used or intended to be used with or in connection with the use, operation or enjoyment of the Property, including all extensions, additions, improvements, betterments, after-acquired property, renewals, replacements and substitutions, or

3

proceeds from a permitted sale of any of the foregoing, together with the benefit of any deposits or payments now or hereafter made by Grantor or on behalf of Grantor, all of which are hereby declared and shall be deemed to be fixtures and accessions to the Land and a part of the Property as between the parties hereto and all persons claiming by, through or under them, and which shall be deemed to be a portion of the security for the indebtedness herein described and to be secured by this Instrument.
     (c) All easements, access rights, rights-of-way, strips and gores of land, vaults, streets, ways, alleys, passages, sewer rights, waters, water courses, water rights and powers, irrigation systems (including, without limitation, underground wiring, pipes, pumps and sprinkler heads), minerals, flowers, plants, shrubs, crops, trees, timber, fences, signs, bridges, fountains, monuments and other emblements now or hereafter located on the Land or under or above the same or any part or parcel thereof, and all estates, rights, titles, interests, privileges, liberties, servitudes, licenses, tenements, hereditaments and appurtenances, reversion and reversions, remainder and remainders, whatsoever, in any way belonging, relating or appertaining to the Land or any part thereof, or which hereafter shall in any way belong, relate or be appurtenant thereto, whether now owned or hereafter acquired by Grantor.
     (d) All leases, tenancies, occupancies and licenses, whether oral or written (collectively, the “Leases”), and all income, rents, issues, profits and revenues of the Property from time to time accruing (including, without limitation, all payments under Leases, all guarantees of the foregoing or letters of credit relating to the foregoing, lease termination payments, proceeds of insurance, condemnation payments, tenant security, damage or other deposits whether held by Grantor or in a trust account, escrow funds, fees, charges, rents, license fees, accounts, royalties, security, damage or other deposits from time to time accruing, all payments under working interests, production payments, royalties, overriding royalties, operating interests, participating interest and other such entitlements, and all the estate, right, title, interest, property, possession, claim and demand whatsoever at law, as well as in equity, of Grantor of, in and to the same (collectively, the “Revenues”); reserving only the right to Grantor to collect the same (other than lease termination payments, insurance proceeds and condemnation payments) so long as no Event of Default has occurred and is continuing.
     (e) All insurance policies, building service, building maintenance, construction, development, management, indemnity, and other similar agreements and contracts and subcontracts, written or oral, express or implied, now or hereafter entered into, arising or in any manner related to the purchase, construction, design, improvement, use, operation, ownership, occupation, enjoyment, sale, conversion or other disposition (voluntary or involuntary) of the Property, or the buildings and improvements now or hereafter located thereon, or any other interest in the Property, or any combination thereof, property management agreements, cable television agreements, contracts for the purchase of supplies, telephone service agreements, yellow pages or other advertising agreements, sales contracts, construction contracts, architects agreements, general contract agreements, design agreements, engineering agreements, technical service agreements, sewer and water and other utility agreements, service contracts, agreements relating to the collection of receivables or use of customer lists, all purchase options, option agreements, rights of first refusal, contract deposits, earnest money deposits, prepaid items and payments due and to become due thereunder, and further including all payment and performance bonds, labor, deposits, assurances, construction guaranties, guaranties, warranties, indemnities

4

and other undertakings, architectural plans and specifications, drawings, surveys, soil reports, engineering reports, inspection reports, environmental audits and other technical descriptions and reports relating to the Property, renderings and models, permits, consents, approvals, licenses, variances, agreements, contracts, building permits, purchase orders and equipment leases, personal property leases, and all causes of action relating thereto.
     (f) All deposit accounts, instruments, accounts receivable, documents, causes of action, claims, names by which the Property or the improvements thereon may be operated or known, all rights to carry on business under such names, all telephone numbers or listings, all rights, interest and privileges of which Grantor may have in any capacity under any covenants, restrictions or declarations now or hereafter relating to the Property or the Improvements, and all notes or chattel paper now or hereafter arising from or by virtue of any transactions relating to the Property or the Improvements located thereon and all customer lists, other lists, and business information relating in any way to the Property or the Improvements or the use thereof, whether now owned or hereafter acquired;
     (g) All assets related to the ownership or operation of the Property or the Improvements now or hereafter erected thereon, including, without limitation, accounts (including, without limitation, health-care-insurance receivables), chattel paper (whether tangible or electronic), deposit accounts, documents, general intangibles (including, without limitation, payment intangibles, and all current and after acquired registered copyrights, copyright rights, advertising materials, web sites, and web pages, software and software licenses, registered trademarks and service marks, trademark rights, trademark applications, service mark rights, service mark applications, trade dress rights, company names, and all domain names, owned or used in connection with the Grantor’s business, and in each case all goodwill associated therewith), goods (including, without limitation, inventory, property, possession, equipment, fixtures and accessions), instruments (including, without limitation, promissory notes), investment property, letter-of-credit rights, letters of credit, money, supporting obligations, as-extracted collateral, timber to be cut and all proceeds and products of anything described or referred to above in this Subsection (g), in each case as such terms are defined under the Uniform Commercial Code as in effect in the applicable jurisdiction.
     (h) All cash funds, deposit accounts and other rights and evidence of rights to cash, now or hereafter created or held by Trustee or Agent pursuant to this Instrument, the Credit Agreement or any other of the Loan Documents.
     (i) All proceeds, products, substitutions and accessions of the foregoing of every type.
     TO HAVE AND TO HOLD the Property and all parts, rights, members and appurtenances thereof, to the use, benefit and behoof of Trustee for the ratable benefit of Agent and the Banks and their respective successors and assigns, IN FEE SIMPLE forever; and Grantor covenants that Grantor is lawfully seized and possessed of the Property as aforesaid, and has good right to convey the same, that the same is unencumbered except for those matters expressly set forth in Exhibit “B” attached hereto and by this reference made a part hereof (the “Permitted Encumbrances”), and that Grantor does warrant and will forever defend the title thereto against

5

the claims of all persons whomsoever, except as to those matters set forth in said Exhibit “B” attached hereto.
     IN TRUST NEVERTHELESS to secure the following described obligations (collectively, the “Secured Obligations”):
     (a) The debt evidenced by (i) those certain Amended and Restated Revolving Credit Notes made by Borrower in the aggregate principal amount of One Hundred Fifty Million and No/100 Dollars ($150,000,000.00) and that certain Swing Loan Note made by Borrower to the order of KeyBank in the principal face amount of Thirty Million and No/100 Dollars ($30,000,000.00), each of which has been issued pursuant to the Credit Agreement and each of which is due and payable in full on or before May 1, 2009, unless extended as provided in the Credit Agreement; and (ii) each other note as may be issued under the Credit Agreement, each as originally executed, or if varied, extended, supplemented, consolidated, amended, replaced, renewed, modified or restated from time to time as so varied, extended, supplemented, consolidated, amended, replaced, renewed, modified or restated (collectively, the “Note”); provided, however, in no event shall the maximum aggregate principal amount of indebtedness under the Note exceed One Hundred Fifty Million and No/100 Dollars ($150,000,000.00).
     (b) The payment, performance and discharge of each and every obligation, covenant and agreement of Grantor contained herein or of Grantor, Republic and RPT Presidents Park, LLC, a Delaware limited liability company (“RPT”) in that certain Unconditional Guaranty of Payment and Performance by and between Republic, RPT, and Grantor to KeyBank, as Agent for itself and each other Bank, dated of even date herewith (the “Guaranty”), of Borrower contained in the Credit Agreement, and of Grantor and Borrower in the other Loan Documents including, without limitation, the obligation of Borrower to reimburse Issuing Bank for any draws under the Letters of Credit, and in the other Loan Documents.
     (c) Any and all additional advances made by Agent or any Bank to protect or preserve the Property or the lien and security title hereof in and to the Property, or for taxes, assessments or insurance premiums as hereinafter provided (whether or not Grantor is the owner of the Property at the time of such advances).
     (d) Any and all other indebtedness now or hereafter owing by Borrower to Agent or any Bank pursuant to the terms of the Credit Agreement, whether now existing or hereafter arising or incurred, however evidenced or incurred, whether express or implied, direct or indirect, absolute or contingent, due or to become due, including, without limitation, all principal, interest, fees, expenses, yield maintenance amounts and indemnification amounts, and all renewals, modifications, consolidations, replacements and extensions thereof.
     (e) All costs and expenses incurred by the Trustee, Agent and the Banks in connection with the enforcement and collection of the Secured Obligations, including, without limitation, all attorneys’ fees and disbursements, and all other such costs and expenses described in and incurred pursuant to the Note, the Credit Agreement, the Guaranty, this Instrument, and the other Loan Documents (collectively, the “Enforcement Costs”).

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     Subject to Section 2.22 hereof, should the Secured Obligations secured by this Instrument be paid in full and the obligation of the Lenders to make Loans and issue Letters of Credit under the Credit Agreement has terminated, then this Instrument shall be released.
     Grantor hereby further covenants and agrees with Trustee and Agent as follows:
ARTICLE 1
     1.01 Payment of Secured Obligations. Grantor will pay and perform or cause to be paid and performed the Secured Obligations according to the tenor thereof and all other sums now or hereafter secured hereby as the same shall become due.
     1.02 Funds for Impositions. Following receipt of written notice from Agent given after the occurrence and during the continuance of an Event of Default, Grantor shall pay to Agent, subject to Agent’s option under Section 1.03 hereof, on the days that monthly installments of interest are payable under the Note, until the Note is paid in full, a sum (hereinafter referred to as the “Funds”) reasonably estimated by Agent to provide an amount necessary for payment of the following items in full thirty (30) days prior to when such items become due (hereinafter collectively referred to as the “Impositions”): (a) the yearly real estate taxes, ad valorem taxes, personal property taxes, assessments and betterments, and (b) the yearly premium installments for the insurance covering the Property and required by the Credit Agreement. The Impositions shall be reasonably estimated initially and from time to time by Agent on the basis of assessments and bills and estimates thereof. The Funds shall be held by Agent in a separate interest bearing account free of any liens or claims on the part of creditors of Grantor and as part of the security for the Secured Obligations. Grantor shall pay all Impositions prior to delinquency as required by Section 1.03 hereof. In the event Agent elects to reserve Funds as permitted under this Section 1.02, within ten (10) days after Grantor furnishes Agent with reasonably satisfactory evidence that Grantor has paid one or more of the items comprising the Impositions, Agent shall reimburse Grantor (or the one paying the Impositions) therefor to the extent of the Funds (plus accrued interest) then held by Agent. Alternatively, Agent shall apply the Funds to pay the Impositions with respect to which the Funds were paid to the extent of the Funds then held by Agent and provided Grantor has delivered to Agent the assessments or bills therefor. Grantor shall be permitted to pay any Imposition early in order to take advantage of any available discounts. Agent shall make no charge for so holding and applying the Funds or for verifying and compiling said assessments and bills. The Funds are pledged as additional security for the Secured Obligations, and may be applied, at Agent’s option and without notice to Grantor, to the payment of the Secured Obligations upon the occurrence of any Event of Default. If at any time the amount of the Funds held by Agent shall be less than the amount reasonably deemed necessary by Agent to pay Impositions as such become due, Grantor shall pay to Agent any amount necessary to make up the deficiency within fifteen (15) business days after notice from Agent to Grantor requesting payment thereof. Upon payment and performance in full of the Secured Obligations, Agent shall promptly refund to Grantor any Funds (plus accrued interest) then held by Agent.
     1.03 Impositions, Liens and Charges. Grantor shall pay all Impositions and other charges, if any, attributable to the Property prior to delinquency, and at Agent’s option during the

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continuance of an Event of Default, Grantor shall pay in the manner hereafter provided under this Section 1.03. Grantor shall, during continuance of an Event of Default, furnish to Agent all bills and notices of amounts due under Section 1.03 as soon as received, and in the event Grantor shall make payment directly, Grantor shall, as and when available, furnish to Agent receipts evidencing such payments prior to the dates on which such payments are delinquent, subject to Grantor’s right to contest taxes, assessments and other governmental charges as provided in the Credit Agreement. Grantor shall promptly discharge (by bonding, payment or otherwise) any lien filed against the Property or Grantor (including federal tax liens) and will keep and maintain the Property free from the claims of all persons supplying labor or materials to the Property, subject to Grantor’s right to contest the same as provided in the Credit Agreement. Grantor shall not claim or be entitled to any credit against the taxable value of the Property by reason of this Instrument, or any deduction in or credit on the Secured Obligations by reason of Impositions paid.
     1.04 Taxes, Liens and Other Charges.
          (a) In the event of the passage of any state, federal, municipal or other governmental law, order, rule or regulation, subsequent to the date hereof, in any manner changing or modifying the laws now in force governing the taxation of debts secured by deeds of trust or the manner of collecting taxes so as to adversely affect Agent or the Banks, Grantor will promptly pay any such tax. If Grantor fails to make such payment within five (5) business days following written demand therefor, or if, in the opinion of Agent, any such state, federal, municipal, or other governmental law, order, rule or regulation prohibits Grantor from making such payment or would penalize Agent or the Banks if Grantor makes such payment or if, in the opinion of Agent, the making of such payment could reasonably result in the imposition of interest beyond the maximum amount permitted by applicable law, then the entire balance of the principal sums secured by this Instrument and all interest accrued thereon shall, at the option of Agent, become immediately due and payable upon sixty (60) days’ notice to Grantor.
          (b) Grantor will pay all taxes, liens, assessments and charges of every character including all utility charges, whether public or private, already levied or assessed or that may hereafter be levied or assessed upon or against the Property as required under the Credit Agreement.
     1.05 Insurance.
     Grantor shall procure for, deliver to and maintain for the benefit of Agent and Banks the insurance policies described in the Credit Agreement.
     1.06 Condemnation. If all or any portion of the Property shall be damaged or taken through condemnation (which term when used in this Instrument shall include any damage or taking by any governmental authority or any transfer by private sale in lieu thereof), either temporarily or permanently, then all compensation, awards and other payments or relief thereof, shall be paid and applied in accordance with terms and provisions of the Credit Agreement.
     1.07 Care, Use and Management of Property.

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          (a) Grantor will keep, or cause to be kept, the roads and walkways, landscaping and all other Improvements of any kind now or hereafter erected on the Land or any part thereof in good condition and repair, will not commit or suffer any material waste, impairment or deterioration (ordinary wear and tear excepted) and will not do or suffer to be done anything which will increase the risk of fire or other hazard to the Property or any part thereof.
          (b) Grantor will not remove or demolish nor alter the structural character of any building located on the Land or any fixtures or personal property relating thereto except when incidental to the replacement of fixtures and personal property with items of like kind and value or customary tenant improvements pursuant to Leases approved or deemed approved pursuant to the Credit Agreement.
          (c) If the Property or any part thereof is materially damaged by fire or any other cause, Grantor will give immediate written notice thereof to Agent.
          (d) To the extent permitted under the terms of the applicable Leases, Agent and each of the Banks or its representative is hereby authorized to enter upon and inspect the Property at any time during normal business hours.
          (e) Grantor will promptly comply with all present and future laws, ordinances, rules and regulations of any governmental authority, all restrictive covenants and other agreements affecting the Property or relating to the operation thereof affecting the Property or any part thereof and all licenses or permits affecting the Property or any part thereof, subject to Grantor’s right to contest the same as provided in the Credit Agreement.
          (f) Grantor shall keep the Property, including the Improvements and the Personal Property (as hereinafter defined), in good order, repair and tenantable condition and shall replace fixtures, equipment, machinery and appliances on the Property when necessary to keep such items in good order, repair, and tenantable condition (ordinary wear and tear excepted).
          (g) Grantor shall keep all franchises, trademarks, trade names, service marks and licenses and permits necessary for the Grantor’s use and occupancy of the Property in good standing and in full force and effect.
          (h) Unless required by applicable law or unless Agent has otherwise agreed in writing, Grantor shall not allow changes in the nature of the occupancy or use from office use. Grantor shall not abandon the Property. Grantor shall not initiate, fail to contest or acquiesce in a change in the zoning classification of the Property or subject the Property to restrictive or negative covenants without Agent’s written consent, such consent not to be unreasonably withheld, conditioned or delayed. Grantor shall comply with, observe and perform all zoning and other laws affecting the Property, all agreements and restrictive covenants affecting the Property, and all licenses and permits affecting the Property, subject to Grantor’s right to contest compliance with laws to the extent permitted in the Credit Agreement.
          (i) Subject to the rights of tenants under the Leases, Agent may, at Grantor’s expense, make or cause to be made reasonable entries upon and inspections of the Property as

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permitted in the Credit Agreement, or at any other time when necessary or appropriate, in the sole reasonable discretion of Agent, to protect or preserve the Property.
          (j) If all or any part of the Property shall be damaged by fire or other casualty or loss, Grantor will promptly restore the Property to the equivalent of its original condition; and if a part of the Property shall be damaged through condemnation, Grantor will promptly restore, repair or alter the remaining portions of the Property in a manner satisfactory to Agent. Notwithstanding the foregoing, Grantor shall not be obligated to so restore unless, in each instance, Agent agrees to make available to Grantor (subject to the terms of the Credit Agreement) any net insurance or condemnation proceeds actually received by Agent hereunder in connection with such casualty loss or condemnation, to the extent such proceeds are required to defray the expense of such restoration; provided, however, that the insufficiency of any such insurance or condemnation proceeds to defray the entire expense of restoration shall in no way relieve Grantor of its obligation to restore.
     1.08 Leases and other Agreements Affecting Property.
          (a) As additional security for the Secured Obligations, Grantor presently and unconditionally assigns and transfers to Agent all of Grantor’s right, title and interest in and to the Leases and the Revenues, including those now due, past due or to become due by virtue of any of the Leases for the occupancy or use of all or any part of the Property. Grantor hereby authorizes Agent or Agent’s agents to collect the Revenues and hereby directs such tenants, lessees and licensees of the Property to pay the Revenues to Agent or Agent’s agents; provided, however, Grantor shall have a license (revocable upon the occurrence of an Event of Default) to collect and receive the Revenues as trustee for the benefit of Agent, and apply the Revenues so collected to the Secured Obligations, to the extent then due and payable, then to the payment of normal and customary operating expenses for the Property which are then due and payable, with the balance, so long as no Event of Default has occurred, to the account of Grantor. Grantor agrees that each and every tenant, lessee and licensee of the Property may pay, and hereby irrevocably authorizes and directs each and every tenant, lessee and licensee of the Property to pay, the Revenues to Agent or Agent’s agents on Agent’s written demand therefor (which demand may be made by Agent at any time after the occurrence of an Event of Default) without any obligation on the part of said tenant, lessee or licensee to inquire as to the existence of an Event of Default and notwithstanding any notice or claim of Grantor to the contrary, and Grantor agrees that Grantor shall have no right or claim against said tenant, lessee or licensee for or by reason of any Revenues paid to Agent following receipt of such written demand.
          (b) Grantor hereby covenants that Grantor has not executed any prior assignment of the Leases or the Revenues, that Grantor has not performed, and will not perform, any acts and has not executed, and will not execute, any instruments which would prevent Agent from exercising the rights of the beneficiary of this Instrument, and that at the time of execution of this Instrument, except as disclosed in the rent roll delivered to Agent on or about the date hereof or as provided for in the Credit Agreement, there has been no anticipation or prepayment of any of the Revenues for more than one (1) month prior to the due dates of such Revenues. Grantor further covenants that Grantor will not hereafter collect or accept payment of any Revenues more than one (1) month prior to the due dates of such Revenues.

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          (c) Grantor agrees that neither the foregoing assignment of Leases and Revenues nor the exercise of any of Agent’s rights and remedies under this Section or Article 2 hereof shall be deemed to make Agent a mortgagee-in-possession or otherwise responsible or liable in any manner with respect to the Leases, the Property or the use, occupancy, enjoyment or operation of all or any portion thereof, unless and until Agent, in person or by agent, assumes actual possession thereof. Grantor further agrees that the appointment of any receiver for the Property by any court at the request of Agent or by agreement with Grantor, or the entering into possession of any part of the Property by such receiver, shall not be deemed to make Agent a mortgagee-in-possession or otherwise responsible or liable in any manner with respect to the Leases, the Property or the use, occupancy, enjoyment or operation of all or any portion thereof.
          (d) If Agent exercises its rights and remedies pursuant to this Section or Article 2 hereof, all Revenues thereafter collected shall be applied in such order as Agent may elect in its discretion to the reasonable costs of taking control of and managing the Property and collecting the Revenues, including, but not limited to, reasonable attorneys’ fees actually incurred, fees, premiums on receiver’s bonds, costs of repairs to the Property, premiums on insurance policies, Impositions and other charges on the Property, and the costs of discharging any obligation or liability of Grantor as landlord, lessor or licensor of the Property, or to the Secured Obligations. Agent or any receiver shall have access to the books and records used in the operation and maintenance of the Property and shall be liable to account only for those Revenues actually received. Agent shall not be liable to Grantor, anyone claiming under or through Grantor or anyone having an interest in the Property by reason of anything done or left undone by Agent pursuant to this Section or Article 2 hereof, except in the event of Agent’s gross negligence or willful misconduct. If the Revenues are not sufficient to meet the costs of taking control of and managing the Property and collecting the Revenues, any monies reasonably expended by Agent for such purposes shall become a portion of the Secured Obligations. Unless Agent and Grantor agree in writing to other terms of payment, such amounts shall be payable within five (5) business days following written notice from Agent to Grantor requesting payment thereof and shall bear interest from the date of disbursement at the Default Rate stated in the Credit Agreement unless payment of interest at such rate would be contrary to applicable law, in which event such amounts shall bear interest at the highest rate which may be collected from Grantor under applicable law. The entering upon and taking possession of and maintaining of control of the Property by Agent or any receiver and the application of Revenues as provided herein shall not cure or waive any Event of Default or invalidate any other right or remedy of Agent hereunder.
          (e) It is the intention of Agent and Grantor that the assignment effectuated by this Instrument with respect to the Revenues shall be a direct and currently effective assignment and shall not constitute merely an obligation to grant a lien, security interest or pledge for the purpose of securing the Secured Obligations. It is agreed and understood that Section 55-220.1 of the Code of Virginia shall govern perfection of Agent’s security interest in the Leases and Revenues.
     1.09 Leases of the Property.
          (a) Except as permitted in the Credit Agreement, Grantor shall not enter into any Lease of all or any portion of the Property or amend, supplement or otherwise modify, or

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terminate or cancel, or accept the surrender of, or consent to the assignment or subletting of, or grant any concessions to or waive the performance of any obligations of any tenant, lessee or licensee under, any now existing or future Lease of the Property, without the prior written consent of Agent. Grantor, at Agent’s request, shall furnish Agent with executed copies of all Leases hereafter made of all or any part of the Property as required by the Credit Agreement. Upon Agent’s request, Grantor shall make a separate and distinct assignment to Agent, as additional security, of all Leases hereafter made of all or any part of the Property.
          (b) There shall be no merger of the leasehold estates created by the Leases with the fee estate of the Property without the prior written consent of Agent. Agent may at any time and from time to time by specific written instrument intended for the purpose, unilaterally subordinate the lien of this Instrument to any Lease, without joinder or consent of, or notice to, Grantor, any tenant or any other Person, and notice is hereby given to each tenant under a Lease of such right to subordinate. No such subordination shall constitute a subordination to any lien or other encumbrance, whenever arising, or improve the right of any junior lienholder. Nothing herein shall be construed as subordinating this Instrument to any Lease.
          (c) Grantor hereby appoints Agent its attorney-in-fact, coupled with an interest, empowering Agent to subordinate this Instrument to any Leases (which appointment shall not be exercised until and unless an Event of Default shall have occurred and be continuing).
     1.10 Security Agreement.
          (a) Insofar as the machinery, apparatus, equipment, fittings, fixtures, building supplies and materials, general intangibles and articles of personal property either referred to or described in this Instrument, or in any way connected with the use and enjoyment of the Property is concerned, Grantor grants unto Agent a security interest therein and this Instrument is hereby made and declared to be a security agreement, encumbering each and every item of personal property (the “Personal Property”) included herein, in compliance with the provisions of the Uniform Commercial Code as enacted in the applicable jurisdiction as set forth in Section 3.04 below (the “UCC”). A financing statement or statements reciting this Instrument to be a security agreement, affecting all of said personal property aforementioned, shall be appropriately filed. The remedies for any violation of the covenants, terms and conditions of the security agreement herein contained shall be (i) as prescribed herein with respect to the Property, or (ii) as prescribed by general law, or (iii) as prescribed by the specific statutory consequences now or hereafter enacted and specified in said UCC, all at Agent’s sole election. Grantor and Agent agree that the filing of such financing statement(s) in the records normally having to do with personal property shall never be construed as in any way derogating from or impairing this declaration and hereby stated intention of Grantor and Agent that everything used in connection with the production of income from the Property and/or adapted for use therein and/or which is described or reflected in this Instrument, is to the full extent provided by law, and at all times and for all purposes and in all proceedings both legal or equitable shall be, regarded as part of the real estate irrespective of whether (i) any such item is physically attached to the Improvements, (ii) serial numbers are used for the better identification of certain items capable of being thus identified in a recital contained herein, or (iii) any such item is referred to or reflected in any such financing statement(s) so filed at any time. Similarly, the mention in any such financing

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statement(s) of the rights in and to (1) the proceeds of any fire and/or hazard insurance policy, or (2) any award in eminent domain proceedings for a taking or for loss of value, or (3) Grantor’s interest as lessor in any present or future lease or rights to income growing out of the use and/or occupancy of the Property, whether pursuant to lease or otherwise, shall never be construed as in anyway altering any of the rights of Agent as determined by this Instrument or impugning the priority of Agent’s lien granted hereby or by any other recorded document, but such mention in such financing statement(s) is declared to be for the protection of Agent in the event any court shall at any time hold with respect to the foregoing (1), (2) or (3), that notice of Agent’s priority of interest to be effective against a particular class of persons, must be filed in the UCC records.
          (b) Grantor warrants that (i) each Grantor’s (that is, “Debtor’s”) correct legal name (including, without limitation, punctuation and spacing) indicated on the public record of such Grantor’s jurisdiction of organization, identity or corporate structure, residence or chief executive office and jurisdiction of organization are as set forth in Subsection 1.10(c) hereof; (ii) such Grantor (that is, “Debtor”) has been using or operating under said name, identity or corporate structure without change for the time period set forth in Subsection 1.10(c) hereof, and (iii) the location of the Personal Property secured by this Instrument is upon the Land. Grantor covenants and agrees that Grantor shall not change any of the matters addressed by clauses (i) or (iii) of this Subsection 1.10(b) unless it has given Agent thirty (30) days prior written notice of any such change and has executed or authorized at the request of Agent, such additional financing statements or other instruments to be filed in such jurisdictions as Agent may deem necessary or advisable in its sole discretion to prevent any filed financing statement from becoming misleading or losing its perfected status.
          (c) The information contained in this Subsection 1.10(c) is provided in order that this Instrument shall comply with the requirements of the Uniform Commercial Code, as enacted in the Commonwealth of Virginia, for instruments to be filed as financing statements. The names of the “Debtor” and the “Secured Party”, the identity or corporate structure, jurisdiction of organization, organizational number, federal tax identification number, and residence or chief executive office of “Debtor”, and the time period for which “Debtor” has been using or operating under said name and identity or corporate structure without change, are as set forth in Schedule 1 of Exhibit “C” attached hereto and by this reference made a part hereof; the mailing address of the “Secured Party” from which information concerning the security interest may be obtained, and the mailing address of “Debtor”, are as set forth in Schedule 2 of Exhibit “C” attached hereto; and a statement indicating the types, or describing the items, of Personal Property secured by this Instrument is set forth hereinabove.
          (d) Exhibit “C” correctly sets forth all names and tradenames that Grantor has used within the last five years, and also correctly sets forth the locations of all of the chief executive offices of Grantor over the last five years.
          (e) The Grantor hereby covenants and agrees that:
     (1) Grantor shall not merge or consolidate into, or transfer any of the Property to, any other person or entity except as permitted under the Credit Agreement.

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     (2) Grantor shall, at any time and from time to time, take such steps as Agent may reasonably request for Agent (A) to obtain an acknowledgment, in form and substance reasonably satisfactory to Agent, of any bailee having possession of any of the Property, stating that the bailee holds possession of such Property on behalf of Agent, (B) to obtain “control” of any investment property, deposit accounts, letter-of-credit rights, or electronic chattel paper (as such terms are defined by the UCC with corresponding provisions thereof defining what constitutes “control” for such items of collateral), with any agreements establishing control to be in form and substance reasonably satisfactory to Agent, and (C) otherwise to insure the continued perfection and priority of the Agent’s security interest in any of the Property and of the preservation of its rights therein. If Grantor shall at any time, acquire a “commercial tort claim” (as such term is defined in the UCC) with respect to the Property or any portion thereof, Grantor shall promptly notify Agent thereof in writing, providing a reasonable description and summary thereof, and shall execute a supplement to this Instrument in form and substance acceptable to Agent granting a security interest in such commercial tort claim to Agent.
     (3) Grantor hereby authorizes Agent, its counsel or its representative, at any time and from time to time, to file financing statements, amendments and continuations that describe or relate to the Property or any portion thereof in such jurisdictions as Agent may deem necessary or desirable in order to perfect the security interests granted by Grantor under this Instrument or any other Loan Document, and such financing statements may contain, among other items as Agent may deem advisable to include therein, the federal tax identification number of Grantor.
     (4) Grantor shall not license, lease, sell or otherwise transfer any of the general intangibles to any third party during the term of this Instrument and the Credit Agreement without the prior written consent of the Agent (which consent may be withheld in the Agent’s sole discretion); and the Grantor will continue to use all trademarks, service marks and trade names in a consistent manner and shall take all steps necessary to properly maintain any formal registrations on the general intangibles, and to defend and enforce them, for the term of this Instrument and the Credit Agreement.
     1.11 Further Assurances; After-Acquired Property. At any time and from time to time, upon request by Agent, Grantor will make, execute and deliver or cause to be made, executed and delivered, to Trustee and Agent and, where appropriate, cause to be recorded and/or filed and from time to time thereafter to be rerecorded and/or refiled at such time and in such offices and places as shall be deemed desirable by Agent, any and all such other and further deeds of trust, security agreements, financing statements, notice filings, continuation statements, instruments of further assurance, certificates and other documents as may, in the opinion of Agent, be necessary or desirable in order to effectuate, complete, or perfect, or to continue and preserve (a) the obligation of Grantor under the Guaranty, this Instrument and the other Loan Documents and (b) this Instrument as a first and prior lien upon and security interest in and to all of the Property, whether now owned or hereafter acquired by Grantor. Upon any failure by

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Grantor so to do, Agent may make, execute, record, file, re-record and/or refile any and all such deeds of trust, security agreements, financing statements, continuation statements, instruments, certificates, and documents for and in the name of Grantor and Grantor hereby irrevocably appoints Agent the agent and attorney-in-fact of Grantor so to do. The lien hereof will automatically attach, without further act, to all after acquired property attached to and/or used in the operation of the Property or any part thereof.
     1.12 Expenses. Grantor will pay or reimburse Agent, within five (5) business days of written demand therefor, for all reasonable attorney’s fees, costs and expenses incurred by Agent in any suit, action, legal proceeding or dispute of any kind in which Banks, Agent or Trustee is made a party or appears as party plaintiff or defendant, affecting or arising in connection with the Secured Obligations secured hereby, this Instrument or the interest created herein, or the Property, including, but not limited to, the exercise of the power of sale contained in this Instrument, any condemnation action involving the Property or any action to protect the security hereof; and any such amounts paid by Banks, Agent or Trustee shall be added to the Secured Obligations secured by the lien of this Instrument.
     1.13 Subrogation. Agent shall be subrogated to the claims and liens of all parties whose claims or liens are discharged or paid with the proceeds of the Secured Obligations secured hereby.
     1.14 Limit of Validity. If from any circumstances whatsoever fulfillment of any provision of this Instrument, the Guaranty, the Credit Agreement, the Note or any other Loan Document, at the time performance of such provision shall be due, shall be subject to the defense of usury or otherwise violate applicable law concerning interest or other charges, then ipso facto the obligation to be fulfilled shall be reduced to the limit, so that in no event shall any exaction be possible under this Instrument, the Guaranty, the Note, the Credit Agreement or any other Loan Document be subject to the defense of usury or otherwise violate applicable law concerning interest or other charges that is in excess of the current limit, but such obligation shall be fulfilled to the maximum limit permitted. The provisions of this Section 1.14 shall control every other provision of this Instrument, the Guaranty, the Note, the Credit Agreement or any other Loan Document.
     1.15 Conveyance of Property. Grantor hereby acknowledges to Agent that (a) the identity and expertise of Grantor was and continues to be a material circumstance upon which Agent has relied in connection with, and which constitute valuable consideration to Agent for, the extending to Borrower of the loans and other extensions of credit evidenced by the Note and Credit Agreement, and (b) any change in such identity or expertise could materially impair or jeopardize the security for the payment of the Secured Obligations granted to Agent by this Instrument. Grantor therefore covenants and agrees with Agent, as part of the consideration for the extending to Grantor of the loans evidenced by the Note, that Grantor shall not convey, transfer, assign, further encumber or pledge any or all of its interest in the Property except as permitted under the Credit Agreement.

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ARTICLE 2
     2.01 Events of Default. The terms “Default” and “Event of Default” as used herein shall have the following meanings:
“Default” shall mean any event which, with the giving of notice or the lapse of time, or both, would become an Event of Default.
“Event of Default” shall mean (a) any default in the payment of the obligations of Grantor hereunder or of Borrower or Republic under any of the other Loan Documents when the same shall become due and payable which is not cured within any grace or notice and cure period provided in the Credit Agreement or such other Loan Documents, if any, subject to any limitations in the Credit Agreement on the right of Grantor and Borrower to receive notices of default, or (b) any default in the performance of any other obligations of Grantor hereunder which is not cured within any grace or cure period provided in the Credit Agreement (it being acknowledged by Grantor that no such cure period is provided with respect to a failure to maintain insurance as required in Section 1.05, any default under Section 1.08, any default under Section 1.15, or any default excluded from any provision for a grace period or cure of defaults contained in the Credit Agreement, the Security Documents (as defined in the Credit Agreement) or any other agreement evidencing or securing the Secured Obligations), or (c) any representation or warranty of Grantor hereunder proving to be false or incorrect in any material respect upon the date when made or deemed to have been repeated, or (d) any default in the performance of the obligations of Grantor or Borrower or any other Person under any of the Security Documents beyond the expiration of any applicable notice and cure period, (e) the occurrence of any “Event of Default” under the Credit Agreement, (f) any amendment to or termination of a financing statement naming Grantor as debtor and Agent as secured party, or any correction statement with respect thereto, is filed in any jurisdiction by, or caused by, or at the instance of Grantor or by, or caused by, or at the instance of any principal, member, general partner or officer of Grantor (collectively, “Grantor Party”) without the prior written consent of Agent; or (g) any amendment to or termination of a financing statement naming Grantor as debtor and Agent as secured party, or any correction statement with respect thereto, is filed in any jurisdiction by any party other than an Grantor Party or Agent or Agent’s counsel without the prior written consent of Agent and Grantor fails to use its best efforts to cause the effect of such filing to be completely nullified to the reasonable satisfaction of Agent within ten (10) days after notice to Grantor thereof.
     2.02 Acceleration of Maturity. If an Event of Default shall have occurred and be continuing, then the entire Secured Obligations secured hereby shall, at the option of Agent and as permitted by the terms of the Credit Agreement, immediately become due and payable without notice or demand except as required by law, time being of the essence of this Instrument.

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     2.03 Right to Enter and Take Possession.
          (a) If an Event of Default shall have occurred and be continuing, Grantor, upon demand of Agent, shall forthwith surrender to Agent the actual possession of the Property, and if and to the extent permitted by law, Agent itself, or by such officers or agents as it may appoint, may enter and take possession of all the Property (or such portion or portions as Agent may select) without the appointment of a receiver, or an application therefor, and may exclude Grantor and its agents and employees wholly therefrom, and may have joint access with Grantor to the books, papers and accounts of Grantor.
          (b) If Grantor shall for any reason fail to surrender or deliver the Property or any part thereof after such demand by Agent, Agent may obtain a judgment or decree conferring upon Agent the right to immediate possession or requiring Grantor to deliver immediate possession of the Property to Agent. Grantor will pay to Agent, upon demand, all expenses of obtaining such judgment or decree, including reasonable compensation to Agent, its attorneys and agents; and all such expenses and compensation shall, until paid, be secured by the lien of this Instrument.
          (c) Upon every such entering upon or taking of possession, Agent may hold, store, use, operate, manage and control the Property and conduct the business thereof and, from time to time, (i) make all necessary and proper maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon and purchase or otherwise acquire additional fixtures, personalty and other property necessary to maintain the good condition of the Property or to perform obligations with respect to the Property or to comply with any of the Leases; (ii) insure or keep the Property insured; (iii) lease, manage and operate the Property and exercise all the rights and powers of Grantor to the same extent as Grantor could in its own name or otherwise with respect to the same; and (iv) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted Agent, all as Agent from time to time may determine to be in its best interest. Agent may collect and receive all the rents, issues, profits and revenues from the Property, including those past due as well as those accruing thereafter, and, after deducting (1) all expenses of taking, holding, managing and operating the Property (including compensation for the services of all persons employed for such purposes); (2) the cost of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions; (3) the cost of such insurance; (4) such taxes, assessments and other similar charges as Agent may at its option pay; (5) other proper charges upon the Property or any part thereof; and (6) the reasonable compensation, expenses and disbursements of the attorneys and agents of Agent, Agent shall apply the remainder of the monies and proceeds so received by Agent in accordance with Section 12.5 of the Credit Agreement. Agent shall have no obligation to discharge any duties of a landlord to any tenant or to incur any liability as a result of any exercise by Agent of any rights under this Instrument or otherwise. Agent shall not be liable for any failure to collect rents, issues, profits and revenues from the Property, nor shall Agent be liable to account for any such rents, issues, profits or revenues unless actually received by Agent.
          (d) Whenever all that is due upon the Secured Obligations and under any of the terms, covenants, conditions and agreements of this Instrument shall have been paid and all Events of Default cured, Agent shall surrender possession of the Property to Grantor, its

17

successors or assigns. The same right of taking possession, however, shall exist if any subsequent Event of Default shall occur and be continuing.
     2.04 Performance by Agent. If there shall be a Default in the payment, performance or observance of any term, covenant or condition of this Instrument, Agent may, so long as such Default continues, at its option, pay, perform or observe the same, and all payments made or costs or expenses incurred by Agent in connection therewith, shall be secured hereby and shall be, upon demand, immediately repaid by Grantor to Agent with interest thereon at the rate of interest for overdue amounts set forth in Section 4.12 of the Credit Agreement. Agent shall be the sole judge of the necessity for any such actions and of the amounts to be paid. Agent is hereby empowered to enter and to authorize others to enter upon the Land or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without thereby becoming liable to Grantor or any person in possession holding under Grantor.
     2.05 Receiver. If an Event of Default shall have occurred and be continuing, Agent, upon application to a court of competent jurisdiction, shall be entitled as a matter of strict right without regard to the occupancy or value of any security for the Secured Obligations secured hereby or the solvency of any party bound for its payment, to the appointment of a receiver to take possession of and to operate the Property (or such portion or portions as Agent may select) and to collect and apply the rents, issues, profits and revenues thereof. The receiver shall have all of the rights and powers permitted under the laws of the Commonwealth of Virginia. Grantor will pay to Agent within five (5) days following written demand all reasonable expenses, including receiver’s fees, attorney’s fees, costs and agent’s compensation, incurred pursuant to the provisions of this Section 2.05, and all such expenses shall be secured by this Instrument.
     2.06 Enforcement.
          (a) If an Event of Default shall have occurred and be continuing, Agent, at its option, may effect the foreclosure of this Instrument by directing the Trustee to sell the Property (or such portion or portions thereof as the Trustee may select) at public auction at such time and place and upon such terms and conditions as may be required or permitted by applicable law, after having first advertised the time, place and terms of sale not less than once a week for three successive weeks in a newspaper having general circulation in the city or county in which the Land being sold lies. At any foreclosure sale, such portion of the Property as is offered for sale may, at the Trustee’s option, be offered for sale for one total price, and the proceeds of such sale accounted for in one account without distinction between the items of security or without assigning to them any proportion of such proceeds, the Grantor hereby waiving the application of any doctrine of marshalling.
     This Instrument shall be construed to impose and confer upon the parties hereto, and the beneficiaries hereunder, all duties, rights and obligations prescribed in Section 55-59 and Sections 55-59.1 through 55-59.4 of the Code of Virginia, and to incorporate the following by short form reference to Section 55-60 of the Code of Virginia:
     Exemptions waived
     Renewal, extension or reinstatement permitted.

18

          (b) If an Event of Default shall have occurred and be continuing, Agent may, in addition to and not in abrogation of the rights covered under subparagraph (a) of this Section 2.06, either with or without entry or taking possession as herein provided or otherwise, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to enforce payment of the Secured Obligations or the performance of any term, covenant, condition or agreement of this Instrument or any other right, and (ii) to pursue any other remedy available to it, all as Agent shall determine most effectual for such purposes.
     2.07 Purchase by Agent. Upon any foreclosure sale, Agent, on behalf of the Banks, may bid for and purchase the Property and, subject to those claims having priority under Section 55-59.4 of the Code of Virginia, shall be entitled to apply all or any part of the Secured Obligations secured hereby as a credit to the purchase price.
     2.08 Application of Proceeds of Sale. The proceeds received by Agent as a result of a foreclosure sale of the Property shall be applied in the manner provided for in Section 55-59.4 of the Code of Virginia.
     2.09 Grantor as Tenant Holding Over. In the event of any such foreclosure sale by Agent, Grantor shall be deemed a tenant holding over and shall forthwith deliver possession to the purchaser or purchasers at such sale or be summarily dispossessed according to provisions of law applicable to tenants holding over.
     2.10 Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws. Grantor agrees, to the full extent permitted by law, that in case of a Default or Event of Default, neither Grantor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension, homestead, exemption or redemption laws now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Instrument, or the absolute sale of the Property, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereat, and Grantor, for itself and all who may at any time claim through or under it, hereby waives to the full extent that it may lawfully so do, the benefit of all such laws, and any and all right to have the assets comprised in the security intended to be created hereby marshaled upon any foreclosure of the lien hereof.
     2.11 Waiver of Homestead. Grantor hereby waives and renounces all homestead and exemption rights provided for by the Constitution and the laws of the United States and of any state, in and to the Property as against the collection of the Secured Obligations, or any part hereof.
     2.12 Leases; Licensees. Agent, at its option, is authorized to foreclose this Instrument subject to the rights of any tenants and licensees of the Property, and the failure to make any such tenants or licensees parties to any such foreclosure proceedings and to foreclose their rights will not be, nor be asserted by Grantor to be a defense to any proceedings instituted by Agent to collect the sums secured hereby.
     2.13 Discontinuance of Proceedings and Restoration of the Parties. In case Agent shall have proceeded to enforce any right, power or remedy under this Instrument by foreclosure,

19

entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely to Agent, then and in every such case Grantor and Agent shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Agent shall continue as if no such proceeding had been taken.
     2.14 Remedies Cumulative. No right, power or remedy conferred upon or reserved to Agent by this Instrument is intended to be exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and may be exercised against Grantor as Agent may select and shall be in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.
     2.15 Waiver.
          (a) No delay or omission of Agent or of any Bank to exercise any right, power or remedy accruing upon any Default or Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such Default or Event of Default, or acquiescence therein; and every right, power and remedy given by this Instrument to Agent may be exercised from time to time and as often as may be deemed expedient by Agent. No consent or waiver, expressed or implied, by Agent to or of any Default or Event of Default by Grantor in the performance of the obligations thereof hereunder shall be deemed or construed to be a consent or waiver to or of any other Default or Event of Default in the performance of the same or any other obligations of Grantor hereunder. Failure on the part of Banks to complain of any act or failure to act or to declare a Default or Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by any Bank of its rights hereunder or impair any rights, powers or remedies consequent on any Default or Event of Default by Grantor.
          (b) If Banks or Agent on behalf of the Banks, (i) grant forbearance or an extension of time for the payment of any sums secured hereby; (ii) take other or additional security for the payment of any sums secured hereby; (iii) waive or do not exercise any right granted herein or in the Note, the Credit Agreement or any other Loan Document; (iv) release any part of the Property from the lien of this Instrument or otherwise change any of the terms, covenants, conditions or agreements of the Note, this Instrument or any other Loan Document; (v) consent to the filing of any map, plat or replat affecting the Property; (vi) consent to the granting of any easement or other right affecting the Property; or (vii) make or consent to any agreement subordinating the lien hereof, any such act or omission shall not release, discharge, modify, change or affect the original liability under the Note, the Credit Agreement, the Guaranty, this Instrument or any other obligation of Grantor, or any subsequent purchaser of the Property or any part thereof, or any maker, co-signer, endorser, surety or guarantor; nor shall any such act or omission preclude Agent from exercising any right, power or privilege herein granted or intended to be granted in the event of any Default then made or of any subsequent Default; nor, except as otherwise expressly provided in an instrument or instruments executed by Agent, shall the lien of this Instrument be altered thereby. In the event of the sale or transfer by operation of law or otherwise of all or any part of the Property, Agent, without notice, is hereby authorized and empowered to deal with any such vendee or transferee with reference to the Property or the Secured Obligations secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with

20

the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.
     2.16 Suits to Protect the Property. Agent shall have power (a) to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Property by any acts which may be unlawful or in violation of this Instrument, (b) to preserve or protect its interest in the Property and in the rents, issues, profits and revenues arising therefrom, and (c) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule or order would impair the security hereunder or be prejudicial to the interest of Banks.
     2.17 Agent May File Proofs of Claim. In the case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Grantor, its creditors or its property, Agent, to the extent permitted by law, shall be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Agent allowed in such proceedings for the entire amount due and payable by Grantor under this Instrument at the date of the institution of such proceedings and for any additional amount which may become due and payable by Grantor hereunder after such date.
     2.18 WAIVER OF GRANTOR’S RIGHTS. BY EXECUTION OF THIS INSTRUMENT, GRANTOR EXPRESSLY: (A) ACKNOWLEDGES THE RIGHT OF AGENT AND/OR BANKS TO ACCELERATE THE SECURED OBLIGATIONS AND THE POWER OF AGENT TO CAUSE TRUSTEE TO SELL THE PROPERTY BY NONJUDICIAL FORECLOSURE UPON DEFAULT BY GRANTOR WITHOUT ANY JUDICIAL HEARING AND WITHOUT ANY NOTICE OTHER THAN SUCH NOTICE (IF ANY) AS IS SPECIFICALLY REQUIRED TO BE GIVEN UNDER THE PROVISIONS OF THIS INSTRUMENT OR BY LAW; (B) TO THE FULL EXTENT PERMITTED BY LAW, WAIVES ANY AND ALL RIGHTS WHICH GRANTOR MAY HAVE UNDER THE CONSTITUTION OF THE UNITED STATES (INCLUDING, WITHOUT LIMITATION, THE FIFTH AND FOURTEENTH AMENDMENTS THEREOF), THE VARIOUS PROVISIONS OF THE CONSTITUTIONS FOR THE SEVERAL STATES, OR BY REASON OF ANY OTHER APPLICABLE LAW, TO NOTICE AND TO JUDICIAL HEARING PRIOR TO THE EXERCISE BY AGENT OF ANY RIGHT OR REMEDY HEREIN PROVIDED TO AGENT, EXCEPT SUCH NOTICE (IF ANY) AS IS SPECIFICALLY REQUIRED TO BE PROVIDED IN THIS INSTRUMENT OR BY APPLICABLE LAW; (C) ACKNOWLEDGES THAT GRANTOR HAS READ THIS INSTRUMENT AND THE OTHER LOAN DOCUMENTS AND ANY AND ALL QUESTIONS REGARDING THE LEGAL EFFECT OF THIS INSTRUMENT AND THE OTHER LOAN DOCUMENTS AND THEIR PROVISIONS HAVE BEEN EXPLAINED FULLY TO GRANTOR AND GRANTOR HAS CONSULTED WITH COUNSEL OF GRANTOR’S CHOICE PRIOR TO EXECUTING THIS INSTRUMENT; AND (D) ACKNOWLEDGES THAT ALL WAIVERS OF THE AFORESAID RIGHTS OF GRANTOR HAVE BEEN MADE KNOWINGLY, INTENTIONALLY AND WILLINGLY BY GRANTOR AS PART OF A BARGAINED FOR LOAN TRANSACTION.
     2.19 Claims Against Agent and Banks. No action at law or in equity shall be commenced, or allegation made, or defense raised, by Grantor against Agent or the Banks for

21

any claim under or related to this Instrument, the Note, the Credit Agreement, the Guaranty or any other instrument, document, transfer, conveyance, assignment or loan agreement given by Grantor with respect to the Secured Obligations secured hereby, or related to the conduct of the parties thereunder, unless written notice of such claim, expressly setting forth the particulars of the claim alleged by Grantor, shall have been given to Agent within sixty (60) days from and after the initial awareness of Grantor of the event, omission or circumstances forming the basis of Grantor for such claim. Any failure by Grantor to timely provide such written notice to Agent shall constitute a waiver by Grantor of such claim.
     2.20 [Intentionally Omitted].
     2.21 Indemnification; Subrogation; Waiver of Offset.
          (a) Grantor shall indemnify, defend and hold Agent and the Banks harmless for, from and against any and all liability, Secured Obligations, losses, damages, penalties, claims, actions, suits, costs and expenses (including Agent’s reasonable attorneys’ fees, together with reasonable appellate counsel fees, if any) of whatever kind or nature which may be asserted against, imposed on or incurred by Agent or the Banks in connection with the Secured Obligations, this Instrument, the Property, or any part thereof, or the exercise by Agent of any rights or remedies granted to it under this Instrument; provided, however, that nothing herein shall be construed to obligate Grantor to indemnify, defend and hold harmless Agent or the Banks for, from and against any and all liabilities, Secured Obligations, losses, damages, penalties, claims, actions, suits, costs and expenses asserted against, imposed on or incurred by Agent or a Bank by reason of such Person’s willful misconduct or gross negligence if a judgment is entered against Agent or a Bank by a court of competent jurisdiction after the expiration of all applicable appeal periods.
          (b) If Agent or a Bank is made a party defendant to any litigation or any claim is threatened or brought against Agent or a Bank concerning the Secured Obligations, this Instrument, the Property, or any part thereof, or any interest therein, or the construction, maintenance, operation or occupancy or use thereof, then Grantor shall indemnify, defend and hold such Person harmless for, from and against all liability by reason of said litigation or claims, including reasonable attorneys’ fees (together with reasonable appellate counsel fees, if any) and expenses incurred by such Person in any such litigation or claim, whether or not any such litigation or claim is prosecuted to judgment; provided, however, that nothing in this Section 2.21(b) shall be construed to obligate Grantor to indemnify, defend and hold harmless Agent or a Bank for, from and against any and all liabilities or claims imposed on or incurred by such Person by reason of such Person’s willful misconduct or gross negligence if a judgment is entered against such Person by a court of competent jurisdiction after expiration of all applicable appeal periods. If Agent commences an action against Grantor to enforce any of the terms hereof or to prosecute any breach by Grantor of any of the terms hereof or to recover any sum secured hereby, Grantor shall pay to Agent its reasonable attorneys’ fees (together with reasonable appellate counsel, fees, if any) and expenses. The right to such attorneys’ fees (together with reasonable appellate counsel fees, if any) and expenses shall be deemed to have accrued on the commencement of such action, and shall be enforceable whether or not such action is prosecuted to judgment. If Grantor breaches any term of this Instrument, Agent may engage the services of an attorney or attorneys to protect its rights hereunder, and in the event of

22

such engagement following any breach by Grantor, Grantor shall pay Agent reasonable attorneys’ fees (together with reasonable appellate counsel fees, if any) and expenses incurred by Agent, whether or not an action is actually commenced against Grantor by reason of such breach. All references to “attorneys” in this Subsection and elsewhere in this Instrument shall include without limitation any attorney or law firm engaged by Agent and Agent’s in-house counsel, and all references to “fees and expenses” in this Subsection and elsewhere in this Instrument shall include without limitation any fees of such attorney or law firm and any allocation charges and allocation costs of Agent’s in-house counsel.
          (c) A waiver of subrogation shall be obtained by Grantor from its insurance carrier and, consequently, Grantor waives any and all right to claim or recover against Agent, the Banks and each of its officers, employees, agents and representatives, for loss of or damage to Grantor, the Property, Grantor’s property or the property of others under Grantor’s control from any cause insured against or required to be insured against by the provisions of this Instrument.
          (d) ALL SUMS PAYABLE BY GRANTOR HEREUNDER SHALL BE PAID WITHOUT NOTICE (EXCEPT AS MAY OTHERWISE BE PROVIDED HEREIN OR REQUIRED BY LAW), DEMAND, COUNTERCLAIM, SETOFF, DEDUCTION OR DEFENSE AND WITHOUT ABATEMENT, SUSPENSION, DEFERMENT, DIMINUTION OR REDUCTION, AND THE SECURED OBLIGATIONS AND LIABILITIES OF GRANTOR HEREUNDER SHALL IN NO WAY BE RELEASED, DISCHARGED OR OTHERWISE AFFECTED BY REASON OF: (I) ANY DAMAGE TO OR DESTRUCTION OF OR ANY CONDEMNATION OR SIMILAR TAKING OF THE PROPERTY OR ANY PART THEREOF; (II) ANY RESTRICTION OR PREVENTION OF OR INTERFERENCE WITH ANY USE OF THE PROPERTY OR ANY PART THEREOF; (III) ANY TITLE DEFECT OR ENCUMBRANCE OR ANY EVICTION FROM THE LAND OR THE IMPROVEMENTS ON THE LAND OR ANY PART THEREOF BY TITLE PARAMOUNT OR OTHERWISE; (IV) ANY BANKRUPTCY, INSOLVENCY, REORGANIZATION, COMPOSITION, ADJUSTMENT, DISSOLUTION, LIQUIDATION, OR OTHER LIKE PROCEEDING RELATING TO AGENT OR THE BANKS, OR ANY ACTION TAKEN WITH RESPECT TO THIS INSTRUMENT BY ANY TRUSTEE OR BY ANY RECEIVER OF AGENT, OR BY ANY COURT, IN SUCH PROCEEDING; (V) ANY CLAIM WHICH GRANTOR HAS, OR MIGHT HAVE, AGAINST AGENT OR THE BANKS; (VI) ANY DEFAULT OR FAILURE ON THE PART OF AGENT OR THE BANKS TO PERFORM OR COMPLY WITH ANY OF THE TERMS HEREOF OR OF ANY OTHER AGREEMENT WITH GRANTOR; OR (VII) ANY OTHER OCCURRENCE WHATSOEVER, WHETHER SIMILAR OR DISSIMILAR TO THE FOREGOING, WHETHER OR NOT GRANTOR SHALL HAVE NOTICE OR KNOWLEDGE OF ANY OF THE FOREGOING. GRANTOR WAIVES ALL RIGHTS NOW OR HEREAFTER CONFERRED BY STATUTE OR OTHERWISE TO ANY ABATEMENT, SUSPENSION, DEFERMENT, DIMINUTION, OR REDUCTION OF ANY SUM SECURED HEREBY AND PAYABLE BY GRANTOR.
     2.22 Revolving Credit/Future Advance. This Instrument secures Secured Obligations which may provide for a variable rate of interest as well as revolving credit advances and other future advances, whether such advances are obligatory or otherwise. Advances under the Note are subject to the terms and provisions of the Credit Agreement and the other Security Documents. Grantor acknowledges that the Secured Obligations may increase or decrease from

23

time to time and that if the outstanding balance of the Secured Obligations is ever repaid to zero the security title and security interest created by this Instrument shall not be deemed released or extinguished by operation of law or implied intent of the parties. This Instrument shall remain in full force and effect as to any further advances under the Credit Agreement made after any such zero balance until the Secured Obligations are paid in full, all agreements to make further advances or issue letters of credit have been terminated and this Instrument has been canceled of record. Grantor waives the operation of any applicable statutes, case law or regulation having a contrary effect.
ARTICLE 3
     3.01 Successors and Assigns. This Instrument shall inure to the benefit of and be binding upon Grantor, Trustee and Agent and their respective heirs, executors, legal representatives, successors and assigns. Whenever a reference is made in this Instrument to Grantor, Trustee or Agent such reference shall be deemed to include a reference to the heirs, executors, legal representatives, successors and assigns of Grantor or Agent.
     3.02 Terminology. All personal pronouns used in this Instrument whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. Titles and Articles are for convenience only and neither limit nor amplify the provisions of this Instrument itself, and all references herein to Articles, Sections or subsections thereof, shall refer to the corresponding Articles, Sections or subsections thereof, of this Instrument unless specific reference is made to such Articles, Sections or subsections thereof of another document or instrument.
     3.03 Severability. If any provision of this Instrument or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Instrument and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     3.04 Applicable Law. This Instrument will be governed by the substantive laws of the Commonwealth of Virginia, without giving effect to its principles of choice of law or conflicts of law (except with respect to choice of law or conflicts of law provisions of its Uniform Commercial Code), and the laws of the United States applicable to transactions in Virginia. Should any obligation or remedy under this Instrument be invalid or unenforceable pursuant to the laws provided herein to govern, the laws of any other state referred to herein or of another state whose laws can validate and apply thereto shall govern.
     3.05 Notices. Except as otherwise provided herein, any notice or other communication required hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered the next succeeding Domestic Business Day (as defined in the Credit Agreement) after timely delivery to the courier, if sent by overnight courier; at the time delivered by hand, if personally delivered; or when receipt is acknowledged, if (i) telecopied (followed by delivery of written copy thereof sent by overnight courier on the same day as such notice is given), or (ii) sent by registered or certified mail, return receipt requested, addressed to Grantor or Agent as follows:

24

If to Grantor:
RKB Dulles Tech LLC
c/o Republic Property Limited Partnership
1280 Maryland Avenue, S.W.
Suite 280
Washington, D.C. 20024
Attention: Gary R. Siegel
Telecopy Number: (202) 863-4049
And a copy to:
Glazer Winston Honigman Ellick
5301 Wisconsin Avenue, N.W.
Suite 740
Washington, D.C. 20015
Attention: Lori J. Honigman, Esq.
Telecopy Number: (202) 537-5505
If to Agent:
KeyBank National Association, as Agent
127 Public Square
8th Floor
OH-01-27-0839
Cleveland, Ohio 44114-1306
Attn: Michael P. Szuba
Telecopy Number: (216) 689-4997
And a copy to:
McKenna Long & Aldridge LLP
Suite 5300
303 Peachtree Street, N.E.
Atlanta, Georgia 30308
Attention: William F. Timmons, Esq.
Telecopy Number: (404) 527-4198
If to Trustee:
W. Allen Ames, Jr.
c/o McGuireWoods LLP
One James Center
901 East Cary Street
Richmond, Virginia 23219-4030
Telecopy Number: (804) 698-2005

25

or, subject to the requirements of Section 55-58.2 of the Code of Virginia, to such other address as any party may designate for itself by like notice.
     3.06 Conflict with Credit Agreement Provisions. Grantor hereby acknowledges and agrees that, in the event of any conflict between the terms hereof and the terms of the Credit Agreement, the terms of the Credit Agreement shall control.
     3.07 Assignment. This Instrument is assignable by Agent, and any assignment hereof by Agent shall operate to vest in the assignee all rights and powers herein conferred upon and granted to Agent.
     3.08 Time of the Essence. Time is of the essence with respect to each and every covenant, agreement and obligation of Grantor under this Instrument, and any and all other instruments now or hereafter evidencing, securing or otherwise relating to the Secured Obligations.
     3.09 Credit Agreement. Notwithstanding anything contained herein to the contrary, Grantor agrees to be bound to all of the terms and conditions of the Credit Agreement that (i) apply to the Property or Grantor, including without limitation, Sections 7.7 and 7.13 of the Credit Agreement relating to insurance, casualty and condemnation and leasing, and (ii) relate to grace or notice and cure periods, notices of default and acceleration of the Secured Obligations, including without limitation, Sections 4.12 7.5(f), 12.1 and 12.2 of the Credit Agreement. Additionally, Grantor does hereby make and reaffirm each and every warranty and representation set forth in the Credit Agreement concerning the Property as if the Property were Real Estate under the Credit Agreement.
     3.10 Grantor. Unless the context clearly indicates otherwise, as used in this Security Instrument, “Grantor” means the grantors named in recitals hereof or any of them. The obligations of Grantor hereunder shall be joint and several. If any Grantor, or any signatory who signs on behalf of any Grantor, is a corporation, partnership or other legal entity, Grantor and any such signatory, and the person or persons signing for it, represent and warrant to Agent that this instrument is executed, acknowledged and delivered by Grantor’s duly authorized representatives.
ARTICLE 4
     4.01 Any Trustee May Act; Substitution Permitted. If the Trustee at any time consists of more than one Person, the powers of the Trustee may be exercised by either Trustee or by any successor Trustee with the same effect as if exercised jointly by both of them. Grantor hereby grants to the Agent, in Agent’s sole discretion, the right and power to appoint a substitute trustee or trustees for any reason whatsoever. Such substitution shall be made by an instrument duly executed and acknowledged and recorded where this Instrument is recorded.
     4.02 Compensation and Expenses. Grantor shall pay the Trustee just compensation for any and all services performed and all Trustee’s expenses, charges, reasonable attorneys’ fees and other obligations incurred in the administration and execution of the trust hereby created and

26

the performance of Trustee’s duties and powers hereunder, which compensation, expenses, fees and disbursements shall constitute a part of the Secured Obligations.
     4.03 Performance of Duties; Liability. Trustee shall perform and fulfill faithfully Trustee’s obligations hereunder but shall be under no duty to act until Trustee receives notice of the occurrence of an Event of Default from Agent and arrangements have been made which are satisfactory to Trustee for the indemnification to which Trustee is entitled, the payment of Trustee’s compensation and the reimbursement of any expenses Trustee may incur in the performance of Trustee’s duties. Trustee shall have no liability for Trustee’s acts unless Trustee is guilty of willful misconduct or gross negligence.
[SIGNATURES ON NEXT PAGE]

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     IN WITNESS WHEREOF, Grantor has executed this Instrument as of the day and year first above written.

RKB DULLES TECH LLC, a Delaware limited liability
company

By:

Name:

Title:

STATE OF
CITY/COUNTY OF
     The foregoing instrument was acknowledged before me this ___ day of                                         , 2006 by                                          as                                          of RKB Dulles Tech LLC, a Delaware limited liability company, on behalf of the company.

My commission expires:

[Notarial Seal]	Notary Public

28

PRESIDENTS PARK I LLC, a Delaware limited liability
company

By:

Name:

Title:

STATE OF
CITY/COUNTY OF
     The foregoing instrument was acknowledged before me this ___day of                                         , 2006 by                                          as                                          of Presidents Park I LLC, a Delaware limited liability company.

My commission expires:

[Notarial Seal]	Notary Public

29

PRESIDENTS PARK II LLC, a Delaware limited liability
company

By:

Name:

Title:

STATE OF
CITY/COUNTY OF
     The foregoing instrument was acknowledged before me this ___day of                                         , 2006 by                                          as                                          of Presidents Park II LLC, a Delaware limited liability company.

My commission expires:

[Notarial Seal]	Notary Public

30

PRESIDENTS PARK III LLC, a Delaware limited liability
company

By:

Name:

Title:

STATE OF
CITY/COUNTY OF
     The foregoing instrument was acknowledged before me this ___day of                                         , 2006 by                                          as                                          of Presidents Park III LLC, a Delaware limited liability company.

My commission expires:

[Notarial Seal]	Notary Public

31

EXHIBIT “A”

EXHIBIT “A” - PAGE 1

EXHIBIT “B”
Permitted Encumbrances
     Permitted encumbrances are such matters as are shown on Schedule B, Part I to the Pro-Forma Title Insurance Policy No. G47-0906658 issued by Lawyers Title Insurance Corporation to the Agent in connection with this Instrument and attached to that certain escrow instruction letter dated on or about the date hereof between Tri-State Commercial Closings, Inc. and Agent.

EXHIBIT “B” - PAGE 1

EXHIBIT “C”
Schedule 1
(Description of “Debtor” and “Secured Party”)
A.	Debtor:
1.	RKB DULLES TECH LLC, a Delaware limited liability company organized under the laws of the State of Delaware. Debtor has been using or operating under said name and identity or corporate structure without change since November, 2003.

Names and Tradenames used within last five years: None.

Location of all chief executive offices over last five years: 1280 Maryland Avenue, S.W., Washington, DC 20024.

Organizational Number: 3730640

Federal Tax Identification Number: 20-3241959 (RPLP’S No.)

2.	PRESIDENTS PARK I LLC, a Delaware limited liability company organized under the laws of the State of Delaware. Debtor has been using or operating under said name and identity or corporate structure without change since December, 2004.

Names and Tradenames used within last five years: None.

Location of all chief executive offices over last five years: 1280 Maryland Avenue, S.W., Washington, DC 20024.

Organizational Number: 3889302

Federal Tax Identification Number: 20-3241959 (RPLP’S No.)

3.	PRESIDENTS PARK II LLC, a Delaware limited liability company organized under the laws of the State of Delaware. Debtor has been using or operating under said name and identity or corporate structure without change since December, 2004.

Names and Tradenames used within last five years: None.

Location of all chief executive offices over last five years: 1280 Maryland Avenue, S.W., Washington, DC 20024.

Organizational Number: 3889304

Federal Tax Identification Number: 20-3241959 (RPLP’S No.)

EXHIBIT “C” - PAGE 1

4.	PRESIDENTS PARK III LLC, a Delaware limited liability company organized under the laws of the State of Delaware. Debtor has been using or operating under said name and identity or corporate structure without change since December, 2004.

Names and Tradenames used within last five years: None.

Location of all chief executive offices over last five years: 1280 Maryland Avenue, S.W., Washington, DC 20024.

Organizational Number: 3889305

Federal Tax Identification Number: 20-3241959 (RPLP’S No.)
B.	Secured Party:

KEYBANK NATIONAL ASSOCIATION, a national banking association, as Agent.
Schedule 2
(Notice Mailing Addresses of “Debtor” and “Secured Party”)
A.	The mailing address of Debtor is:

c/o Republic Property Limited Partnership 1280 Maryland Avenue, S.W. Suite 280 Washington, D.C. 20024

B.	The mailing address of Secured Party is:

KeyBank National Association, as Agent 127 Public Square 8th Floor OH-01-27-0839 Cleveland, Ohio 44114-1306

EXHIBIT “C” - PAGE 2

EXHIBIT G
FORM OF REQUEST FOR REVOLVING CREDIT LOAN
KeyBank National Association, as Agent
127 Public Square
Cleveland, Ohio 44114-1306
Attn: Vicky Heineck
Ladies and Gentlemen:
          Pursuant to the provisions of §2.6 of the Senior Secured Revolving Credit Agreement dated as of May 1, 2006 (as the same may hereafter be amended, the “Credit Agreement”), among Republic Property Limited Partnership (the “Borrower”), Republic Property Trust, KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto, the undersigned Borrower hereby requests and certifies as follows:
          1.      Revolving Credit Loan. The undersigned Borrower hereby requests a [Revolving Credit Loan under §2.1] [Swing Loan under §2.4] of the Credit Agreement:
Principal Amount: $
Type (LIBOR Rate, Base Rate):
Drawdown Date:
Interest Period for Revolving Credit LIBOR Rate Loans:
by credit to the general account of the Borrower with the Agent at the Agent’s Head Office.
     [If the requested Loan is a Swing Loan and the Borrower desires for such Loan to be a LIBOR Rate Loan following its conversion as provided in §2.4(d), specify the Interest Period following conversion:                                        ]
          2.      Use of Proceeds. Such Loan shall be used for purposes permitted by §2.8 of the Credit Agreement.
          3.      No Default. The undersigned chief financial officer or chief accounting officer of RPB certifies that the Borrower and the Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of the Loan requested hereby and no Default or Event of Default has occurred and is continuing. Attached hereto is a Borrowing Base Certificate setting forth a calculation of the Borrowing Base after giving effect to the Loan requested hereby. No condemnation proceedings are pending or, to the undersigned knowledge, threatened against any Mortgaged Property.
          4.      Representations True. The undersigned chief financial officer or chief accounting officer of Borrower certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made and, is true in all material respects as of the

G-1

date hereof and shall also be true at and as of the Drawdown Date for the Loan requested hereby, with the same effect as if made at and as of such Drawdown Date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).
          5.      Other Conditions. The undersigned chief financial officer or chief accounting officer of RPB certifies, represents and agrees that all other conditions to the making of the Loan requested hereby set forth in the Credit Agreement have been satisfied.
          6.      Definitions. Terms defined in the Credit Agreement are used herein with the meanings so defined.
          IN WITNESS WHEREOF, the undersigned has duly executed this request this ___day of                                         , 200___.

REPUBLIC PROPERTY LIMITED PARTNERSHIP, a
Delaware limited partnership

By:	Republic Property Trust, a Maryland real estate investment trust, its sole general partner

By:

Name:

Title:

G-2

EXHIBIT H
FORM OF LETTER OF CREDIT REQUEST
[DATE]
KeyBank National Association, as Agent
1675 Broadway, Suite 400
Denver, Colorado 80202
Attn: Cheryl Van Klompenberg

Re:	Letter of Credit Request under Senior Secured Revolving Credit Agreement dated as of May 1, 2006
Ladies and Gentlemen:
          Pursuant to §2.9 of the Senior Secured Revolving Credit Agreement dated as of May 1, 2006, among you, certain other Lenders, Republic Property Trust and us (the “Credit Agreement”), we hereby request that you issue a Letter of Credit as follows:
(i)	Name and address of beneficiary:

(ii)	Face amount: $

(iii)	Proposed Issuance Date:

(iv)	Proposed Expiration Date:

(v)	Other terms and conditions as set forth in the proposed form of Letter of Credit attached hereto.

(vi)	Purpose of Letter of Credit:
          This Letter of Credit Request is submitted pursuant to, and shall be governed by, and subject to satisfaction of, the terms, conditions and provisions set forth in §2.9 of the Credit Agreement.
          The undersigned chief financial officer or chief accounting officer of RPB certifies that the Borrower and the Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of the Letter of Credit requested hereby and no Default or Event of Default has occurred and is continuing. Attached hereto is a Borrowing Base Certificate setting forth a calculation of the Borrowing Base after giving effect to the Letter of Credit requested hereby. No condemnation proceedings are pending or, to the undersigned knowledge, threatened against any Mortgaged Property.
          We also understand that if you grant this request this request obligates us to accept the requested Letter of Credit and pay the issuance fee and Letter of Credit fee as required by

H-1

§2.9(e). All capitalized terms defined in the Credit Agreement and used herein without definition shall have the meanings set forth in §1.1 of the Credit Agreement.
          The undersigned chief financial officer or chief accounting officer of RPB certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made, is true as of the date hereof and shall also be true at and as of the proposed issuance date of the Letter of Credit requested hereby, with the same effect as if made at and as of the proposed issuance date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

Very truly yours,

REPUBLIC PROPERTY LIMITED PARTNERSHIP, a
Delaware limited partnership

By:	Republic Property Trust, a Maryland real estate investment trust, its sole general partner

By:

Name:

Title:

H-2

EXHIBIT I
FORM OF BORROWING BASE CERTIFICATE
BORROWING BASE WORKSHEET

A.	Mortgaged Property Appraised Value Test: Aggregate	$
Amount of Appraised Value of each Mortgaged Property

[See attached spreadsheet listing values]

B.	Borrowing Base: 65% of Mortgaged Property Aggregate	$
Appraised Value

I-1

EXHIBIT J
FORM OF COMPLIANCE CERTIFICATE
KeyBank National Association, as Agent
127 Public Square
Cleveland, Ohio 44114-1306
Attn: Michael Szuba
Ladies and Gentlemen:
          Reference is made to the Senior Secured Revolving Credit Agreement dated as of May 1, 2006 (as the same may hereafter be amended, the “Credit Agreement”) by and among Republic Property Limited Partnership (the “Borrower”), Republic Property Trust (“RPB”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.
          Pursuant to the Credit Agreement, RPB is furnishing to you herewith (or have most recently furnished to you) the consolidated financial statements of Borrower and RPB, respectively, for the fiscal period ended                                          (the “Balance Sheet Date”). Such financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position of Borrower and RPB, respectively, at the date thereof and the results of its operations for the periods covered thereby.
          This certificate is submitted in compliance with requirements of §2.10(d), §5.4(b), §7.4(c), §7.5(e), §8.8(g), §10.12 or §11.3 of the Credit Agreement. If this certificate is provided under a provision other than §7.4(c), the calculations provided below are made using the consolidated financial statements of Borrower and RPB, respectively, as of the Balance Sheet Date adjusted in the best good faith estimate of Borrower to give effect to the making of a Loan, issuance of a Letter of Credit, acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the estimate of Borrower of its effects are set forth in reasonable detail in an attachment hereto. The undersigned officer is the chief financial officer or chief accounting officer of RPB.
          The undersigned representatives have caused the provisions of the Loan Documents to be reviewed and have no knowledge of any Default or Event of Default. (Note: If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by the Borrower with respect thereto.)
          The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto.

          IN WITNESS WHEREOF, the undersigned have duly executed this Compliance Certificate this ___ day of ___, 200___.

REPUBLIC PROPERTY TRUST, a Maryland real estate
investment trust

By:

Name:

Title:

APPENDIX TO COMPLIANCE CERTIFICATE

WORKSHEET
GROSS ASSET VALUE

A.	Net Operating Income for Real Estate owned by Borrower or Subsidiaries as of the Closing Date

	1.	Net Operating Income attributable to such Real Estate for immediately preceding two (2) consecutive calendar quarters:	$

	2.	Amount of A.1 multiplied by 2:	$

	3.	Amount on A.2 divided by the applicable Capitalization Rate:	$

B.	Net Operating Income for Real Estate acquired by Borrower or Subsidiaries after the Closing Date		$

	1.	Acquisition Cost of such Real Estate:	$

	2.	Net Operating Income attributable to such Real Estate for immediately preceding two (2) consecutive calendar quarters:	$

	3.	Amount of A.1 multiplied by 2:	$

	4.	Amount on A.2 divided by 0.065:	$

	5.	The lesser of B.1 and B.4:	$

C.	Construction in Progress, until the earlier of (x) the 1 year anniversary of the date of issuance of a certificate of occupancy for such Real Estate and (y) the last day of the calendar quarter during which such Real Estate first achieves 85% occupancy:		$

D.	Aggregate of Unrestricted Cash and Cash Equivalents:		$

E.	Acquisition Cost of Land Assets:		$

F.	Pro rata share of Gross Asset Value attributable to Real Estate owned by Unconsolidated Affiliates:

	Gross Assets Value equals sum of A.3 plus B.5 plus C plus D plus E plus F		$

EXHIBIT K
FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
     THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated                                         , by and between                                                              (“Assignor”), and                                                              (“Assignee”).
W I T N E S S E T H:
          WHEREAS, Assignor is a party to that certain Senior Secured Revolving Credit Agreement, dated May 1, 2006, by and among REPUBLIC PROPERTY LIMITED PARTNERSHIP, a Delaware limited partnership (“Borrower”), Republic Property Trust, the other lenders that are or may become a party thereto, and KEYBANK NATIONAL ASSOCIATION, individually and as Agent (the “Loan Agreement”); and
          WHEREAS, Assignor desires to transfer to Assignee [Describe assigned Commitment] under the Loan Agreement and its rights with respect to the Commitment assigned and its Outstanding Loans with respect thereto;
          NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:
          1. Definitions. Terms defined in the Loan Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Loan Agreement.
          2. Assignment.
          (a) Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the “Assignment Date” (as defined in Paragraph 7 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, a portion of its Revolving Credit Note in the amount of $                     representing a $                     Commitment, and a                                          percent (___%) Commitment Percentage, and a corresponding interest in and to all of the other rights and obligations under the Loan Agreement and the other Loan Documents relating thereto (the assigned interests being hereinafter referred to as the “Assigned Interests”), including Assignor’s share of all outstanding Revolving Credit Loans with respect to the Assigned Interests and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interests, all from and after the Assignment Date, all as if Assignee were an original Lender under and signatory to the Loan Agreement having a Commitment Percentage equal to the amount of the respective Assigned Interests.
          (b) Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment Date as if Assignee were an original Lender under and signatory to the Loan Agreement and the “Intercreditor Agreement” (as hereinafter defined), which obligations shall include, but shall not be limited to, the obligation to make Loans to the Borrower with respect to the Assigned Interests and to indemnify the Agent as provided therein (such obligations, together with all other obligations set forth in the Loan Agreement and the other Loan Documents are hereinafter collectively referred to as the “Assigned Obligations”). Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.
          3. Representations and Requests of Assignor.
          (a) Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby the principal face amount of Assignor’s Revolving Credit Note is $                     and the aggregate outstanding principal balance of the Revolving Credit Loans made by it equals $                    , and (iii) that it has forwarded to the Agent the Revolving Credit Note held by Assignor. Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loans, the continued solvency of the Borrower or the Guarantors or the continued existence, sufficiency or value of the Collateral or any assets of the Borrower or the Guarantors which may be realized upon for the repayment of the Loans, or the performance or observance by the Borrower or the Guarantors of any of their respective obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.
          (b) Assignor requests that the Agent obtain replacement notes for each of Assignor and Assignee as provided in the Loan Agreement.
          4. Representations of Assignee. Assignee makes and confirms to the Agent, Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under Articles 14 and 18 of the Loan Agreement. Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Lender or the Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of the Borrower and the Guarantors and the value of the assets of the Borrower and the Guarantors, and taking or not taking action under the Loan Documents and any intercreditor agreement among the Lenders and the Agent (the “Intercreditor Agreement”); (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents and the Intercreditor Agreement;

(e) agrees that, by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents and the Intercreditor Agreement are required to be performed by it as a Lender; (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, the Borrower or any Guarantor, (g) represents and warrants that Assignee is subject to control, regulation or examination by a state or federal regulatory agency, (h) agrees that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to Borrower and Agent certification as to its exemption (or lack thereof) from deduction or withholding of any United States federal income taxes and (i) Assignee has a net worth as of the date hereof of not less than $100,000,000.00 unless waived in writing by Borrower and Agent as required by the Credit Agreement. Assignee agrees that Borrower may rely on the representation contained in Section 4(i).
          5. Payments to Assignor. In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $                     representing the aggregate principal amount outstanding of the Revolving Credit Loans owing to Assignor under the Loan Agreement and the other Loan Documents with respect to the Assigned Interests.
          6. Payments by Assignor. Assignor agrees to pay the Agent on the Assignment Date the registration fee required by §18.2 of the Loan Agreement.
          7. Effectiveness.
          (a) The effective date for this Agreement shall be                                          (the “Assignment Date”). Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.
          (b) Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Loan Agreement and the Intercreditor Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder, and (ii) Assignor shall, with respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Loan Agreement and the Intercreditor Agreement.
          (c) Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.
          (d) All outstanding Revolving Credit LIBOR Rate Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each Revolving Credit LIBOR Rate Loan.

          8. Notices. Assignee specifies as its address for notices and its Lending Office for all assigned Loans, the offices set forth below:

Notice Address:

Attn:

Facsimile:

Domestic Lending Office:	Same as above

Eurodollar Lending Office:	Same as above
          9. Payment Instructions. All payments to Assignee under the Loan Agreement shall be made as provided in the Loan Agreement in accordance with the separate instructions delivered to Agent.
          10. Governing Law. THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT FOR ALL PURPOSES AND TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CONFLICT OF LAWS).
          11. Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.
          12. Amendments. This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by Agent.
          13. Successors. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Loan Agreement and the Intercreditor Agreement.
[signatures on following page]

          IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:

Title:

ASSIGNEE:

By:

Title:

RECEIPT ACKNOWLEDGED AND
ASSIGNMENT CONSENTED TO BY:
KEYBANK NATIONAL ASSOCIATION, as Agent

By:

Title:

CONSENTED TO BY:1
REPUBLIC PROPERTY LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	Republic Property Trust, a Maryland real estate investment trust, its sole general partner

By:

Name:
Title:

[1]	Insert to extent required by Credit Agreement.

EXHIBIT L
FORM OF LETTER OF CREDIT APPLICATION

L - 1

          KeyBank National Association
Application and Agreement for Irrevocable Standby Letter of Credit

To:	International Standby Services Group	Date:
4910 Tiedeman, 4th floor
Brooklyn, Ohio 44144
Mailcode: OH-01-51-0435
Fax Number: (216) 813-3719
Please issue your Irrevocable Letter of Credit and notify the Beneficiary by:
☐ Mail     ☐ Swift/Telex     ☐ Courier

Beneficiary: (show full name & complete street address)	Applicant: (show full name & complete street address)

Expiration Date: ___		Dollar Amount (USD): $

(Amount in words):
☐ Automatic Extension Clause	Days Notice: ___

☐ Ultimate Expiration Bate: ___

Available by Drafts at sight drawn on you and accompanied by the following documents:
☐	1.	Beneficiary’s statement purportedly signed by an authorized individual of (Beneficiary) certifying “The Principal, (Applicant), has not performed or fulfilled all the undertakings, covenants and conditions in accordance with the terms of the agreement dated ___ between (Applicant) and (Beneficiary)”.

☐	2.	Beneficiary’s statement purportedly signed by an authorized individual or (Beneficiary) certifying “We hereby certify that invoices under sales agreement between (Applicant) and (Beneficiary) have been submitted for payment and said invoices are past due and payable”.

☐	3.	Beneficiary’s statement purportedly signed by an authorized individual of (Beneficiary) certifying “We hereby certify that (Applicant) has failed to honor their contractual agreement dated ___ between (Applicant) and (Beneficiary) and that payment has not been made and is ___past due.

☐	4.	Beneficiary’s statement purportedly signed by one of its authorized individuals certifying that ___(Applicant) was the successful bidder under the Tender No. ___dated ___for supply of ___and that
		___(Applicant) has withdrawn their bid or failed to enter into contract.

☐	5.	Beneficiary’s statement, purportedly signed by an authorized individual reading: (Please indicate below the wording which is to appear in the statement to be presented.)

☐	6.	No statement or document by the beneficiary other than a draft is required to be presented under this L/C.

Partial Drawings:	☐ Permitted	☐ Not Permitted	Charges for:	☐ Beneficiary	☐ Applicant

Special instructions or conditions:

The opening of this credit is governed by the terms and conditions as set forth in the credit agreement. Furthermore, the applicant shall include revisions of the terminology set forth above as you deem necessary. I/we hereby agree to the terms and conditions, convenants, and agreements above.
This application and agreement are subject to the current uniform customs and practice for documentary credits fixed the International Chamber of Commerce and to the terms and conditions set forth in the Reimbursement Agreement.

___	___	Date: ___
(Customer’s Signature)	(Customer’s Bank Sign Here —
if other than KeyBank National Association)

SCHEDULE 1
LENDERS AND COMMITMENTS

		Revolving Credit
Name and Address	Commitment	Commitment Percentage
KeyBank National Association 127 Public Square Cleveland, Ohio 44114-1306 Attention: Michael P. Szuba Facsimile: 216/689-4997	$25,000,000.00	16.6667%

LIBOR Lending Office Same as above

SunTrust Bank 8330 Boone Boulevard, 8th Floor Vienna, VA 22182 Attention: Nancy B. Richards Facsimile: 703-442-1570	$25,000,000.00	16.6667%

LIBOR Lending Office Same as above

Charter One Bank, N.A. 1215 Superior Avenue Cleveland, Ohio 44114 Attention: Michele Jawyn Facsimile: 216-277-4607	$25,000,000.00	16.6667%

LIBOR Lending Office Same as above

Raymond James Bank, FSB 710 Carillon Parkway St. Petersburg, FL 33716 Attention: Steven F. Paley Facsimile: 727-567-8830	$20,000,000.00	13.3333%

LIBOR Lending Office Same as above
Schedule 1 — Page 1

		Revolving Credit
Name and Address	Commitment	Commitment Percentage
PNC Bank, National Association PNC Real Estate Finance 808 17th Street, N.W. Washington, DC 20006 Attention: Timothy Gleeson Facsimile: 202-835-5982	$15,000,000.00	10%

LIBOR Lending Office Same as above

Sovereign Bank 75 State Street MA 1 SST 0411 Boston, MA 02109 Attention: T. Gregory Donohue Facsimile: 617-757-5652	$15,000,000.00	10%

LIBOR Lending Office Same as above

Wachovia Bank, National Association 301 S. College Street Mailcode NC0172 Charlotte, NC 28288 Attention: Karen Berka Facsimile: 704-383-6205	$15,000,000.00	10%

LIBOR Lending Office Same as above

Emigrant Bank 6 East 43rd Street, 22nd Floor New York, NY 10017 Attention: Eileen Healy Facsimile: 212-850-4608	$10,000,000.00	6.6667%
Schedule 1 — Page 2

SCHEDULE 1.2
ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS
With respect to any parcel of Real Estate of the Borrower or a Subsidiary Guarantor proposed to be included in the Collateral, each of the following:
          (a) Security Documents. Such Security Documents relating to such Real Estate as the Agent shall in good faith require, duly executed and delivered by the respective parties thereto.
          (b) Enforceability Opinion. If required by the Agent, the favorable legal opinion of counsel to Borrower or such Subsidiary Guarantor, from counsel reasonably acceptable to the Agent and qualified to practice in the State in which such Real Estate is located, addressed to the Lenders and the Agent covering the enforceability of such Security Documents and such other matters as the Agent shall reasonably request.
          (c) Perfection of Liens. Evidence reasonably satisfactory to the Agent that the Security Documents are effective to create in favor of the Agent a legal, valid and enforceable first lien or security title and security interest in such Real Estate and that all filings, recordings, deliveries of instruments and other actions necessary or desirable to protect and preserve such liens or security title or security interests have been duly effected.
          (d) Survey and Taxes. The Survey of such Real Estate, together with the Surveyor Certification and evidence of payment of all real estate taxes, assessments and municipal charges on such Real Estate which on the date of determination are required to have been paid under §7.8.
          (e) Title Insurance; Title Exception Documents. The Title Policy (or “marked” commitment/pro forma policy for a Title Policy) covering such Real Estate, including all endorsements thereto, and together with proof of payment of all fees and premiums for such policy, and true and accurate copies of all documents listed as exceptions under such policy.
          (f) UCC Certification. A certification from the Title Insurance Company, records search firm, or counsel satisfactory to the Agent that a search of the appropriate public records disclosed no conditional sales contracts, security agreements, chattel mortgages, leases of personalty, financing statements or title retention agreements which affect any property, rights or interests of the Borrower or such Subsidiary Guarantor that are or are intended to be subject to the security interest, security title, assignments, and mortgage liens created by the Security Documents relating to such Real Estate except to the extent that the same are discharged and removed prior to or simultaneously with the inclusion of the Real Estate in the Collateral.
          (g) Management Agreement. A true copy of the Management Agreement, if any, relating to such Real Estate, which shall be in form and substance reasonably satisfactory to the Agent.
          (h) Leases. True copies of all Major Tenant Leases relating to such Real Estate together with Lease Summaries for all such Leases if available, together with true copies of such
Schedule 1.2 — Page 1

other Leases (and Lease Summaries with respect thereto, if available) as the Agent or the Required Lenders may request and a Rent Roll for such Real Estate certified by the Borrower or Subsidiary Guarantor as accurate and complete as of a recent date, each of which shall be in form and substance reasonably satisfactory to the Required Lenders.
          (i) Lease Form. The form of Lease, if any, to be used by the Borrower or such Subsidiary Guarantor in connection with future leasing of such Mortgaged Property, which shall be in form and substance reasonably satisfactory to the Agent.
          (j) Subordination Agreements. A Subordination, Attornment and Non-Disturbance Agreement from tenants of such Real Estate as required by the Agent.
          (k) Estoppel Certificates. Estoppel certificates from tenants of such Real Estate as required by Agent, such certificates to be dated not more than thirty (30) days prior to the inclusion of such Real Estate in the Collateral, each such estoppel certificate to be in form and substance reasonably satisfactory to the Agent.
          (l) Certificates of Insurance. Each of (i) a current certificate of insurance as to the insurance maintained by the Borrower or such Subsidiary Guarantor on such Real Estate (including flood insurance if necessary) from the insurer or an independent insurance broker dated as of the date of determination, identifying insurers, types of insurance, insurance limits, and policy terms; (ii) certified copies of all policies evidencing such insurance (or certificates therefor signed by the insurer or an agent authorized to bind the insurer); and (iii) such further information and certificates from the Borrower or such Subsidiary Guarantor, its insurers and insurance brokers as the Agent may reasonably request, all of which shall be in compliance with the requirements of this Agreement.
          (m) Property Condition Report. A property condition report from a firm of professional engineers or architects selected by Borrower and reasonably acceptable to Agent (the “Inspector”) satisfactory in form and content to the Agent and the Required Lenders, dated not more than sixty (60) days prior to the inclusion of such Real Estate in the Collateral, addressing such matters as the Agent and the Required Lenders may reasonably require.
          (n) Hazardous Substance Assessments. A hazardous waste site assessment report addressed to the Agent (or the subject of a reliance letter addressed to, and in a form reasonably satisfactory to, the Agent) concerning Hazardous Substances and asbestos on such Real Estate dated or updated not more than sixty (60) days prior to the inclusion of such Real Estate in the Collateral, from the Environmental Engineer, such report to contain no qualifications except those that are acceptable to the Required Lenders in their reasonable discretion and to otherwise be in form and substance reasonably satisfactory to the Agent in its sole discretion.
          (o) Zoning and Land Use Compliance. Such evidence regarding zoning and land use compliance as the Agent may require and approve in its reasonable discretion.
          (p) Certificate of Occupancy. A copy of the certificate(s) of occupancy issued to the Borrower or any Subsidiary for such parcel of Real Estate permitting the use and occupancy of the Building thereon (or a copy of the certificates of occupancy issued for such parcel of Real Estate and evidence satisfactory to the Agent that any previously issued certificate(s) of
Schedule 1.2 — Page 2

occupancy is not required to be reissued to the Borrower or any Subsidiary), or a legal opinion or certificate from the appropriate authority reasonably satisfactory to the Agent that no certificates of occupancy are necessary to the use and occupancy thereof.
     (q) Appraisal. An Appraisal of such Real Estate, in form and substance satisfactory to the Agent and the Required Lenders as provided in §5.2 and dated not more than sixty (60) days prior to the inclusion of such Real Estate in the Collateral.
     (r) Budget. An operating and capital expenditure budget for such Real Estate in form and substance reasonably satisfactory to the Required Lenders. The capital expenditure budget for the Real Estate must show adequate reserves or cash flow to cover capital expenditure needs of the Real Estate.
     (s) Operating Statements. Operating statements for such Real Estate in the form of such statements delivered to the Lenders under §7.4(e) covering each of the four fiscal quarters ending immediately prior to the addition of such Real Estate to the Collateral, to the extent available.
     (t) Environmental Disclosure. Such evidence regarding compliance with §6.20(d) as Agent may reasonably require.
     (u) Subsidiary Guarantor Documents. With respect to Real Estate owned by a Subsidiary, the Joinder Agreement and such other documents, instruments, reports, assurances, or opinions as the Agent may reasonably require.
     (v) Additional Documents. Such other agreements, documents, certificates, reports or assurances as the Agent may reasonably require.
Schedule 1.2 — Page 3